     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              STARMET CORPORATION
             (Exact name of registrant as specified in its charter)

             MASSACHUSETTS                                  3350                                   04-2506761
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBERS)                 IDENTIFICATION NUMBER)

                            ------------------------

                 2229 MAIN STREET, CONCORD, MASSACHUSETTS 01742
                                 (978) 369-5410
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                           ROBERT E. QUINN, PRESIDENT
                              STARMET CORPORATION
                                2229 MAIN STREET
                          CONCORD, MASSACHUSETTS 01742
                                 (978) 369-5410
(Name and address, including zip code and telephone number, including area code, of agent for service)
                            ------------------------

Copies to:

         THOMAS A. WOOTERS, ESQ.                     JAMES C. SCOVILLE, ESQ.
          GREGORY L. WHITE, ESQ.                       Debevoise & Plimpton
           Peabody & Arnold LLP                          875 Third Avenue
              50 Rowes Wharf                         New York, New York 10022
       Boston, Massachusetts 02110

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                      CALCULATION OF REGISTRATION FEE (1)

                                 TITLE OF EACH
                              CLASS OF SECURITIES                                 PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
                                TO BE REGISTERED                                     OFFERING PRICE (1)(2)      REGISTRATION FEE
Common Stock, $0.10 par value per share                                                  $ 80,000,000               $ 23,600

(1) Includes up to 750,000 shares previously issued to Selling Stockholders, and detailed as provided in the Registration Statement, and includes shares of Common Stock which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                              DATED APRIL 8, 1998

PROSPECTUS

                                         SHARES

                              [STARMET NAME/LOGO]

                                  COMMON STOCK
                                ----------------

    Of the         shares of common stock, $0.10 par value per share (the
"Common Stock"), offered hereby,         shares are being offered by Starmet
Corporation, a Massachusetts corporation (the "Company" or "Starmet"), and 750,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

    The Common Stock is quoted on the Nasdaq National Market under the symbol "STMT." On April 3, 1998, the last reported sale price of the Common Stock was $36.50 per share. See "Price Range of Common Stock."
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY          REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             UNDERWRITING                            PROCEEDS TO
                                            PRICE           DISCOUNTS AND        PROCEEDS TO           SELLING
                                          TO PUBLIC        COMMISSIONS (1)       COMPANY (2)         STOCKHOLDERS
Per Share...........................          $                   $                   $                   $
Total (3)...........................          $                   $                   $                   $

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $         .

(3) The Company has granted the Underwriters a 30-day option to purchase up to
    an additional       shares of Common Stock on the same terms and conditions
    set forth above solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting
    Discounts and Commissions, and Proceeds to Company will be $         ,
    $         and       , respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery of the shares of Common Stock will be made on or about       , 1998, at
the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                            ------------------------
BEAR, STEARNS & CO. INC.                                             FURMAN SELZ

                THE DATE OF THIS PROSPECTUS IS            , 1998

[Appear in a circle (listed clockwise from top center):]

[Picture of disk drive components representing the market for Beralcast disk drive armsets.]

[Picture of Comanche helicopter in flight representing military applications of the Company's products.]

[Picture of a satellite representing the aerospace applications of the Company's products.]

[Picture of Beralcast heat sink castings for electronic applications.]

[Picture of UF(6) gas by-products cylinder being brought in for recycling representing the Company's recycling technologies.]

[Picture of U.S. Army's M1-A2 Main Battle Tank representing the Company's depleted uranium penetrator business.]

[Picture of complex Beralcast casting.]

[Picture of golfer swinging a golf club representing the market for Beralcast golf clubs.]

[Appears in Center of page:]

[Starmet logo]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING."

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ALSO ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

[Appears on upper left:]
RIGID DISK DRIVE ASSEMBLY
[Picture of disk drive assembly and components. There are two arrows pointing to the picture.]

[Appears on upper right:]
MACHINED BERALCAST - Registered Trademark - ARMSET
[Picture of finished Beralcast disk drive armset. There is an arrow pointing to the left.]

[Appears on middle right:]
BERALCAST - Registered Trademark - ARMSET CASTINGS
[Picture of pre-finished Beralcast disk drive armsets. There is an arrow pointing to the left.]

[Appears on lower left:]
HIP JOINT REPLACEMENT
[Picture of artificial hip joint replacement. There is an arrow pointing to the picture.]

[Appears on lower center:]
BIO-COMPATIBLE METAL POWDERS FOR POROUS COATINGS
[Picture of porous metal powders. There is an arrow pointing up and to the left.]

[Appears on lower right:]
PROTOTYPE BERALCAST - Registered Trademark - GOLF PRODUCTS
[Picture of various Beralcast golf club heads.]

[Appears on upper left:]
BERALCAST - Registered Trademark - OPTICAL PLATFORM
[Picture of Beralcast optical platform. There is an arrow that points to the right.]

[Appears on upper right:]
U.S. ARMY RAH-66 COMANCHE
[Picture of Comanche helicopter in flight. There is an arrow pointing to the picture.]

[Appears on middle left:]
SATELLITE BUS STRUCTURE
[Picture of partially assembled satellite. There is an arrow pointing to the right.]

[Appears on lower left:]
SEAMLESS BERYLLIUM TUBING
[Picture of beryllium tubing. There is an arrow pointing to the right.]

[Appears on lower right:]
[Picture of satellite. There are two arrows pointing to the picture.] COMMUNICATION SATELLITE

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA INCLUDING THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO (THE "CONSOLIDATED FINANCIAL STATEMENTS") APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR PURPOSES OF THIS PROSPECTUS, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "STARMET" AND THE "COMPANY" REFER TO STARMET CORPORATION AND ITS SUBSIDIARIES. REFERENCES HEREIN TO A "FISCAL YEAR" REFER TO THE COMPANY'S FISCAL YEAR WHICH ENDS ON SEPTEMBER 30 (E.G., FISCAL 1997 MEANS THE COMPANY'S FISCAL YEAR ENDED SEPTEMBER 30, 1997).
BERALCAST-REGISTERED TRADEMARK-, REP-REGISTERED TRADEMARK- AND
PREP-REGISTERED TRADEMARK- ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS ALSO CONTAINS TRADEMARKS AND TRADE NAMES OF PERSONS OTHER THAN THE COMPANY WHICH ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. SEE "UNDERWRITING."

                                  THE COMPANY

    Starmet is an innovator in the design, development and processing of specialty metals, a precision manufacturer of technologically sophisticated metal components and products, and a leader in certain advanced materials conversion and recycling technologies. A central aspect of the Company's strategy is to continue to capitalize on its metallurgical, materials science and manufacturing expertise, developed primarily for military applications, in order to introduce new products for what the Company believes are high-growth opportunities in large commercial markets.

    In its specialty metals business, Starmet produces a wide range of products and components from advanced metals and alloys. Key among these materials is Beralcast, the Company's family of beryllium aluminum alloys, which is being commercially introduced for use in certain advanced applications. Based upon initial responses by the Company's customers and testing by independent laboratories, the Company believes that Beralcast is a cutting edge material with advanced properties which is ideally suited for certain demanding commercial and aerospace applications. Among its superior performance characteristics are its light weight, dimensional stability, stiffness, vibration damping qualities and workability. In its advanced recycling technologies and uranium services businesses, Starmet is a fully integrated processor of depleted uranium ("DU"), converting uranium hexafluoride ("UF(6)") to uranium tetrafluoride ("UF(4)") and DU metal which it manufactures into DU products such as feedstock used in the manufacture of nuclear reactor fuel by a third party, radiation shielding, anti-armor tank penetrator munitions and billets for conversion into tank armor.

    Starmet focuses its research and business development efforts on markets it has identified as offering significant opportunities for growth, including computer data storage, military and commercial aerospace and premium golf products, among others. For example, the Company has produced prototype and pre-production quantities of high-end disk drive arm sets, precision devices used in rigid computer disk drives, for evaluation by leading disk drive manufacturers in their high-speed, high-capacity disk drives. Among its customers in this market, Quinta Corporation, a subsidiary of Seagate Technologies, Inc., has informed the Company that is has selected Beralcast disk drive arm sets for use in its high-end disk drives utilizing Quinta's next generation laser-optical technology and that it anticipates purchasing production levels of Beralcast disk drive arm sets. Beralcast's low density, high stiffness to weight ratio and enhanced vibration damping qualities when compared to competing materials results in significantly increased data storage capacity and reduced data access time in high-end disk drives equipped with Beralcast disk drive arm sets, according to certain customers of the Company. For military applications, the Company has received contracts from Lockheed Martin Corporation ("Lockheed Martin") for 58 separate Beralcast components to be used in its most advanced electro-optical and target acquisition systems that will be fitted on the RAH-66 Comanche ("Comanche"), the U.S. Army's next generation advanced reconnaissance and attack helicopter. According to the U.S. Army, Beralcast is the only known material capable of meeting critical Comanche requirements without significant costly redesigns. In addition, U.S. and other military forces have identified opportunities for the use of Beralcast components for other advanced military programs, such as the F-22 advanced tactical fighter, the updated Patriot missile, LANTIRN (a low altitude navigation and targeting system) and the French Rafael advanced fighter aircraft. The Company has delivered prototype parts pursuant to contracts for these applications and is awaiting follow-on funding for the next phases of development. The Company believes that further significant opportunities exist for the use of Beralcast products and components beyond these currently identified applications in commercial and military markets.

    The Company is expanding its manufacturing capacity and plans to invest a substantial portion of the proceeds of the offering in order to meet anticipated demand for Beralcast materials. One of the goals of the Company's planned capital expenditure program is to further reduce product costs, which the Company believes is essential to the commercialization of Beralcast. Since the introduction of its Beralcast alloys, the Company has realized significant reductions in manufacturing costs primarily as a result of its Comanche development work and anticipates that its manufacturing expansion program and ongoing experience with Beralcast will result in continued cost reductions. In addition, the Company is committed to maintaining its high quality manufacturing standards. The Company was recently certified under ISO 9002 at its Concord, Massachusetts facility and is the first small business and one of only fourteen companies nationwide to qualify for the U.S. Army's highest quality manufacturing certification. Furthermore, the Company holds regulatory facilities licenses for the processing of low-level radioactive materials, which management believes represent a competitive advantage and a significant barrier to entry to potential new competitors. The Company believes that it operates the only licensed U.S. production facility capable of offering a broad spectrum of processing, conversion, recycling, manufacturing and shielding services for DU and other low-level radioactive materials.

    Since its origins as a metallurgical laboratory affiliated with the Massachusetts Institute of Technology ("MIT") in 1942, the Company has developed a strong platform in the research and development of various materials science technologies. Throughout its history, the Company has maintained close relationships with MIT and several of the principal research laboratories affiliated with the United States government, including those at Los Alamos, Oak Ridge, Lawrence Livermore and Idaho Falls. The Company believes that these relationships, together with the Company's internal and customer funded research and development efforts, position Starmet at the forefront of the development and commercialization of various materials science technologies. Over the course of its history, the Company has undergone several transitions in response to fundamental changes in its markets and to take advantage of new business opportunities. From its focus on high-volume commercial production of specialty metal powders during the 1970s and the precision manufacture of DU penetrators used in anti-armor munitions during the 1980s and 1990s, to the recent introduction of Beralcast, the Company has a history of developing and bringing to market products that are extensions of its strong foundation in materials science.

SPECIALTY METAL PRODUCTS

    Starmet develops and manufactures a wide range of advanced metal products and components for commercial and aerospace applications. These products are manufactured from various metals and alloys, including the Company's Beralcast alloys, pure beryllium, titanium, steel and zirconium. Beralcast is an investment-castable family of beryllium aluminum alloys designed for use in secondary structural and electronic applications. The Company believes that it is the technological leader in the development and production of beryllium aluminum alloys. The Company's patented Beralcast alloys are more than 3 times stiffer than aluminum with 22 percent less weight and can be precision cast to simple and complex configurations. For many applications, product requirements demand lightweight, dimensionally stable, high stiffness and workable materials such as Beralcast. In such applications, certain customers have reported achieving up to 50% weight savings using Beralcast in place of aluminum. Certain disk drive manufacturers for which the Company has produced prototype and pre-production quantities of disk drive arm sets have advised the Company that Beralcast provides distinct performance advantages compared with competing materials for high-end disk drives. The Company believes that there is significant potential to penetrate the market for high-end disk drives. Shipments of rigid disk drives are expected to grow from an estimated 126 million units in 1997 to 201 million units in 2000 according to Disk/Trend, Inc. The Company estimates that high-end disk drives represent between 5% and 10% of this market. The Company also believes that Beralcast's light weight, dimensional stability, workability and other performance characteristics make it an ideal material for a number of other commercial applications including commercial satellite components and premium golf club heads and shafts. The Company expects that Beralcast's advantageous characteristics will generally offset the higher costs of Beralcast products. In addition to Beralcast products and components, the Company manufactures high-quality spherical metal powders which are used in porous adhesion coatings on medical prostheses and in other products. Management believes the Company's metal powders offer performance advantages over competing powders in these markets since they are cleaner, more uniformly spherical and have a higher percentage of particles within a desired size range from a given amount of raw material.

ADVANCED RECYCLING TECHNOLOGIES AND URANIUM SERVICES

    Starmet develops and provides a variety of products and services based upon its longstanding metallurgical, radiological and chemical know-how, including, in particular, its expertise in processing and converting UF(6) and its derivative UF(4) into materials and products that can be utilized in a variety of specialized applications. Starmet owns and operates the only production facility in North America capable of converting natural UF(6) and depleted UF(6) into UF(4). Depleted UF(6) is a low-level radioactive by-product of the enrichment of uranium. From UF(4), the Company produces DU and natural uranium ("NU") metal which it manufactures into various uranium metal products. The Company's uranium metal products include DU penetrators used as anti-armor munitions, DU billets for conversion into tank armor, NU and DU feedstock supplied to the United States Enrichment Corporation's ("USEC") Atomic Vapor Laser Isotope Separation ("AVLIS") program for laser-based enrichment into nuclear reactor fuel, and industrial and medical shielding devices. Starmet also owns and operates the only FAA-approved facility in the United States licensed to repair DU counterweights, which are used in various wide-body commercial and military aircraft and which are periodically required to be refurbished. Within its shielding technology business, the Company has received exclusive commercial production rights to a patented shielding product known as DUCRETE shielding, which uses a uranium oxide aggregate mixed with concrete to form an enhanced radiation shielding product. The Company is exploring with the Department of Energy ("DoE") and several commercial customers specific applications for the use of DUCRETE shielding, including as containment vessels for spent fuel and other high-level radioactive waste products. In addition, the Company has the capability to recycle radioactively contaminated steel into storage boxes for containment of various radioactive wastes. Due to anticipated reduced U.S. government procurement plans, the Company expects that no revenues will be derived from DU penetrator operations after the second quarter of fiscal 1999.

                                    STRATEGY

    The Company's strategy is to grow revenues and profits by exploiting its materials expertise to manufacture products for currently identified markets and develop new applications for its technologies. Specific components of the Company's strategy include:

    APPLY TECHNOLOGICAL EXPERTISE TO COMMERCIAL APPLICATIONS. The Company intends to continue to capitalize on its metallurgical, materials science and manufacturing expertise, developed primarily for military applications, in order to introduce new products for what the Company believes are high-growth opportunities in large commercial markets. In these efforts, the Company will apply its skills in materials development, investment casting difficult alloys, manipulating and forming complex components, and manufacturing, processing and recycling certain advanced materials. An example is the development of the

Company's Beralcast technology which the Company is applying to various applications in commercial and aerospace markets.

    DEVELOP NEW PRODUCTS AND MARKETS THROUGH CONTINUED RESEARCH AND
DEVELOPMENT. The Company intends to continue to focus its own and customer funded research and development efforts on technological innovation designed to yield sophisticated, high-performance commercial products, materials and services. The Company intends to pursue this strategy by maintaining a strong internal research and development team, continuing its longstanding research relationships with major government research centers and working closely with customers. The primary goal of the Company's research and development efforts is to accelerate commercialization of its materials science technologies by addressing customer identified applications with significant market potential.

    INCREASE MANUFACTURING CAPACITY AND REDUCE MANUFACTURING COSTS. The Company intends to leverage its manufacturing expertise by shifting from prototype to full-scale production in order to meet anticipated customer demands. A substantial portion of the proceeds of the offering will be used to purchase additional manufacturing equipment, including new furnaces and automated production equipment, principally for the Company's Beralcast products. Among the goals of the Company's planned capital expenditure program are to increase manufacturing capacity, improve manufacturing efficiencies, enhance product quality and further reduce manufacturing costs.

    MAINTAIN FOCUS ON CUSTOMER SATISFACTION. The Company seeks to continue providing the highest possible level of customer service and customer satisfaction. For example, the Company engages in concurrent engineering with its customers to create value-added, customized products that provide solutions to specific technical issues. The Company seeks to implement design-to-cost programs with its customers to lower overall product costs. In addition, the Company has technical field offices at certain customer sites so that the Company can cooperate in design optimization and provide technical and sales support. The Company at its Concord facility is the first small business and one of only fourteen companies nationwide to qualify for the U.S. Army's highest quality manufacturing certification, and this facility is also ISO 9002 certified. The Company intends to continue its commitment to high-quality manufacturing.

    PURSUE SELECTED COOPERATIVE RELATIONSHIPS. In order to penetrate new markets and accelerate its expansion, the Company intends to pursue selected teaming arrangements, licenses, joint ventures and other cooperative business relationships. This strategy is designed to leverage the Company's technological expertise by increasing production capacity for the Company's products without the Company having to fund all related capital expenditures. This strategy is further designed to allow Starmet to take advantage of the existing distribution channels of its current or potential partners. As part of this strategy and to facilitate such cooperative relationships, in October 1997 the Company completed an internal restructuring to organize the Company's subsidiaries along functional business lines. A recent example of this co-development strategy is Trio Star, LLC ("Trio Star"), a business venture formed by the Company with R-Cubed Composites, Inc. (a subsidiary of Perstorp AB) and Advanced Product Labs, to jointly market, develop and supply structural components to the commercial satellite and aerospace markets.

                                  THE OFFERING

Common Stock offered by the Company................           shares
Common Stock offered by the Selling Stockholders...   750,000 shares
Total Common Stock offered hereby (1)..............           shares
Common Stock to be outstanding after the offering
(1)(2).............................................           shares

Use of Proceeds....................................  The Company intends to use the net proceeds of the offering to fund
                                                     capital expenditures on fixed assets
                                                     and equipment to increase manufacturing
                                                     capacity, to repay all borrowings
                                                     outstanding under the Company's
                                                     Existing Credit Facility (as defined
                                                     herein), to repay certain indebtedness
                                                     owed to certain stockholders and for
                                                     working capital and general corporate
                                                     purposes. The Company will not receive
                                                     any of the proceeds from the sale of
                                                     shares of Common Stock offered by the
                                                     Selling Stockholders. See "Use of
                                                     Proceeds" and "Principal and Selling
                                                     Stockholders."

Nasdaq National Market symbol......................  STMT

------------------------

(1) Assumes that the Underwriters' over-allotment option is not exercised.

(2) Based on shares of Common Stock outstanding as of            , 1998. Does
    not include (i) an aggregate of 721,420 shares of Common Stock reserved for issuance upon the exercise of outstanding options or that may be granted under the Company's stock option plans (of which, options to purchase 594,920 shares were outstanding as of April 3, 1998), (ii) 126,044 shares of Common Stock reserved for issuance upon conversion of outstanding and immediately convertible subordinated debentures and (iii) 182,786 shares of Common Stock reserved for issuance upon exercise of outstanding and immediately exercisable warrants (not giving effect to anti-dilution provisions in the First Warrant (as defined herein) held by the Company's principal bank lender that will be triggered as a result of the offering). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Shares Eligible for Future Sale."

                                  RISK FACTORS

    See "Risk Factors" beginning on page 9 for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby.

                             SUMMARY FINANCIAL DATA

              (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)

    The summary statement of operations and other data set forth below for each of the years ended September 30, 1995, 1996 and 1997 have been derived from the Company's Consolidated Financial Statements included elsewhere herein and should be read in conjunction with such financial statements. The summary statement of operations and other data set forth below for each of the years ended September 30, 1993 and 1994 have been derived from audited financial statements of the Company that are not included herein. The summary statement of operations and other data for the three month periods ended December 31, 1996 and 1997 and the summary balance sheet data as of December 31, 1997 have been derived from the unaudited financial statements of the Company included elsewhere herein and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position of the Company for the periods and at the date presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                    THREE
                                                                                                                   MONTHS
                                                                                                                    ENDED
                                                                     FISCAL YEAR ENDING SEPTEMBER 30,             DEC. 31,
                                                           -----------------------------------------------------  ---------
                                                             1993       1994       1995       1996       1997       1996
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales and contract revenues........................  $  17,019  $  19,004  $  18,784  $  28,694  $  28,062     $7,271
  Operating income (loss)................................    (10,496)   (10,954)    (1,924)    (2,560)     1,811        566
  Interest expense, net..................................        953        550        350        387        296         55
  Net income (loss)......................................     (6,207)   (10,196)       510     (3,037)     1,482        509
  Basic net income (loss) per share (1)(2)...............      (1.35)     (2.22)      0.11      (0.64)      0.31       0.11
  Basic weighted average shares outstanding (1)..........      4,590      4,600      4,701      4,779      4,783      4,782
  Diluted net income (loss) per share (1)(2).............      (1.35)     (2.22)      0.11      (0.64)      0.30       0.10
  Diluted weighted average shares outstanding (1)........      4,590      4,600      4,706      4,779      4,959      4,883

OTHER DATA:
  Research & development expense.........................      1,031        575        439        876      1,309        247
  Customer funded research and development (3)...........        503        792        557      1,812        793        131
  Capital expenditures...................................      1,265        709        777      1,449      1,788        406
  Pro forma diluted net income (loss) per share before
    extraordinary item (1)(2)(4).........................
  Pro forma diluted weighted average shares outstanding
    (1)(2)(4)............................................

                                                             1997
                                                           ---------
STATEMENT OF OPERATIONS DATA:
  Net sales and contract revenues........................  $   8,079
  Operating income (loss)................................     (1,427)
  Interest expense, net..................................        135
  Net income (loss)......................................     (1,561)
  Basic net income (loss) per share (1)(2)...............      (0.33)
  Basic weighted average shares outstanding (1)..........      4,784
  Diluted net income (loss) per share (1)(2).............      (0.33)
  Diluted weighted average shares outstanding (1)........      4,784
OTHER DATA:
  Research & development expense.........................        158
  Customer funded research and development (3)...........        291
  Capital expenditures...................................        797
  Pro forma diluted net income (loss) per share before
    extraordinary item (1)(2)(4).........................
  Pro forma diluted weighted average shares outstanding
    (1)(2)(4)............................................

                                                                                                    DEC. 31, 1997
                                                                                              --------------------------
                                                                                               ACTUAL    AS ADJUSTED (4)
                                                                                              ---------  ---------------
                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
  Working capital...........................................................................  $  11,726     $
  Total assets..............................................................................     36,816
  Total liabilities.........................................................................     11,954
  Stockholders' equity......................................................................     24,862

------------------------------

(1) Adjusted to reflect the two-for-one stock dividend issued on April 7, 1997.

(2) Effective December 15, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE. Basic net income
    (loss) per share was computed by dividing net income (loss) by the weighted average shares outstanding. Diluted net income per share was computed by dividing net income (loss) by the weighted average number of shares and dilutive potential shares outstanding during the relevant period. In loss periods, dilutive potential shares are excluded as they would be anti-dilutive.

(3) Such amounts are included in net sales and contract revenues.

(4) Adjusted to give effect to (i) the sale of         shares of Common Stock by
    the Company at an assumed price of $      per share after deducting
    underwriting discounts and estimated expenses of $      and the application
    of the estimated net proceeds therefrom and (ii)         additional shares
    issuable under the First Warrant held by the Company's principal bank lender pursuant to anti-dilution provisions that will be triggered as a result of the offering. Pro forma data do not include an extraordinary loss of
    $        ($     per share) associated with early extinguishment of
    indebtedness expected to occur upon the closing of the offering. Balance sheet data are also adjusted to reflect (a) an extraordinary loss of
    $        associated with early extinguishment of indebtedness, (b) the anticipated payment by the Company of a fee of approximately $235 under the Facility Restructuring Agreement (as defined herein) to eliminate certain anti-dilution provisions of warrants held by its principal bank lender and
    (c) the assumed conversion of approximately $1,401 in principal amount of outstanding and immediately convertible subordinated debentures held by certain stockholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                  RISK FACTORS

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY. CERTAIN STATEMENTS IN THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS CONCERNING THE COMPANY'S OPERATIONS, ECONOMIC PERFORMANCE AND FINANCIAL CONDITION. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

HISTORY OF LOSSES; RISK OF FUTURE LOSSES

    The Company has experienced significant financial difficulties and liquidity problems in recent years due primarily to the sharp decline in sales of DU penetrators and a lack of orders for certain other DU products. As a result, the Company has had to seek financing from stockholders, waivers of non-compliance with certain covenants in its debt instruments (including a waiver under the Existing Credit Facility in February 1998) and additional borrowings under the Existing Credit Facility. Historically, a substantial portion of the Company's revenues have been derived from the sale of products for defense munitions and tank armor programs; however, revenues from these applications have declined sharply in recent years due primarily to the general decline in defense spending. In fiscal 1997, the Company derived 37% of its revenues from the sale of products for defense munitions and tank armor. The Company expects that no revenues will be derived from sales of penetrator defense munitions after the second quarter of fiscal 1999, and only limited revenue will be derived from sales of billets for conversion into tank armor thereafter. The Company incurred operating losses in four of its last five fiscal years and during the first quarter of fiscal 1998. In addition, the Company's accountants, in their report to the Board of Directors and stockholders of the Company for fiscal 1995, stated that there was substantial doubt at that time about the Company's ability to continue as a going concern. Although the Company was profitable in fiscal 1997, reserve reversals and other non-recurring income items accounted for the profitability. Excluding these items, the Company would have reported a net loss in fiscal 1997. There can be no assurance that the Company will not incur losses in fiscal 1998 or in subsequent fiscal periods.

    The Company expects to expend substantial resources on commercial growth opportunities, in many cases before it can be certain of market acceptance of its current and planned products and services. The Company's ability to realize the objectives of its business strategy and to achieve its plans for commercial growth and profitability are subject to a number of business, industry, economic and other factors, many of which are beyond the control of the Company, such as the Company's ability to successfully market its products and services, particularly in new applications for its materials and technologies, the Company's ability to manage planned expansion and large-scale commercial production of new products, customer demand, competition in the industries which the Company serves and general economic conditions. The failure of the Company to realize the objectives of its business strategy, in particular, the full-scale commercialization of Beralcast disk drive arm sets, would have a material adverse effect on the Company's business, financial condition and results of operations. Ongoing losses would hinder the Company's ability to respond effectively to market conditions, to make capital expenditures and to take advantage of business opportunities, the failure to perform any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PENDING BERALCAST PATENT LITIGATION; PATENTS AND OTHER INTELLECTUAL PROPERTY

    On December 9, 1997, Brush Wellman, Inc. ("Brush Wellman") filed a patent infringement suit against the Company in the United States District Court for the District of Massachusetts (the "Massachusetts District Court") alleging that the Company is infringing on a process patent (the "Brush Wellman Patent") awarded to Brush Wellman for the investment casting of beryllium aluminum alloys. Brush Wellman is seeking an injunction against the Company's alleged patent infringement, monetary damages

(including treble damages) and attorney fees. On March 28, 1998 the U.S. Patent and Trademark Office (the "PTO") granted the Company's request (filed January 22, 1998) for re-examination (the "Request") of the Brush Wellman Patent. In the Request, the Company contended, among other things, that there was sufficient "prior art" in the field of investment castings and castings of beryllium aluminum alloys such that the Brush Wellman Patent should not have been issued. In granting the Request, the patent examiner agreed that the Company's cited examples of prior art raised substantial new issues of patentability which were not decided in the prior examination which led to granting the Brush Wellman Patent. The PTO will undertake a process of re-examination of the validity of the Brush Wellman Patent that, the Company anticipates, could last for an extended period. There can be no assurance that the PTO will find the Brush Wellman Patent to be invalid. On January 27, 1998, the Company filed in the Massachusetts District Court a motion to stay the court case pending the outcome of the re-examination proceeding. If the Massachusetts District Court were to grant the motion to stay, the court case would not proceed until the conclusion of the PTO's re-examination of the Brush Wellman Patent. Although the Company believes that its motion to stay has merit, no assurance can be given that the Massachusetts District Court will grant the motion.

    Even though the Company has been advised by patent counsel that Brush Wellman's claims are without merit because the Brush Wellman Patent is invalid as a matter of law due to "prior art" and due to the Company's sales of investment cast beryllium aluminum products more than one year prior to the Brush Wellman Patent application, no assurance can be given as to the ultimate outcome of the lawsuit. Even if the lawsuit were not to proceed to trial, the litigation could result in substantial costs to the Company, and an unfavorable settlement of the lawsuit could place the Company at a competitive disadvantage. An adverse judgment or settlement could subject the Company to significant liabilities and expenses (E.G., reasonable royalties, lost profits, attorneys' fees and trebling of damages for willfulness). An adverse outcome also could cause the Company to incur substantial costs in redesigning the investment casting process for its Beralcast products and components. Moreover, there can be no assurance that redesign alternatives would be available to the Company, and if available, that any redesign alternative would not place the Company at a competitive disadvantage. The Company could be required to license the disputed patent rights from Brush Wellman or to cease using the patented technology. Any such license, if required, may not be available on terms acceptable or favorable to the Company, or at all. Any of these results could have a material adverse effect on the Company's business, financial condition and results of operations. Even in the event of a successful outcome, the Company may incur significant legal expenses in its defense.

    The Company's success depends in substantial part on its proprietary technology, in particular, Beralcast, the Company's family of beryllium aluminum alloys. Although the Company protects and intends to continue to protect its intellectual property rights through patents, copyrights, trade secrets, license agreements and other measures, there can be no assurance that the Company will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries in which the Company's products may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. If the Company were unable to maintain the proprietary nature of its intellectual property with respect to its significant current or proposed products, the Company's business, financial condition and results of operation could be materially adversely affected. There can be no assurance that the Company will be able to obtain patent protection for products or processes discovered using the Company's technologies. Furthermore, there can be no assurance that any patents issued to the Company will not be challenged, invalidated, narrowed or circumvented, or that the rights granted thereunder will provide significant proprietary protection or competitive advantages to the Company. Although the Company believes that its products, patents and other proprietary rights do not infringe upon the proprietary rights of third parties, as discussed above, the Company has been sued by Brush Wellman with respect to the process of investment casting of beryllium aluminum alloys, and there can be no assurance that other third parties will not assert other infringement claims against the Company.

RISKS RELATED TO MANAGEMENT OF PLANNED GROWTH

    The Company's anticipated growth could place a significant strain on its management, operations, financial and other resources. The Company's ability to manage its growth will require it to continue to invest in its operational, financial and management information systems, procedures and controls and to attract, retain, motivate and effectively manage its employees. The Company intends to use a substantial portion of the proceeds of the offering to expand its Beralcast manufacturing capacity. The Company may experience design and start-up difficulties, such as cost overruns, manufacturing and operational difficulties and significant delays. Moreover, there can be no assurance that the Company will realize the goals of the planned capital expenditure program, such as reductions in product costs and enhanced product quality. If the Company is successful in achieving its growth plans, such growth is likely to place a significant burden on the Company's operating and financial systems, resulting in increased responsibility for senior management and other personnel within the Company. There can be no assurance that the Company's existing management or any new members of management will be able to augment or improve existing systems and controls or implement new systems and controls in response to anticipated future growth. The Company's failure to manage its growth could have a material adverse effect on the Company's business, financial condition and results of operation.

    The Company may from time to time pursue selected teaming arrangements, licenses, joint ventures and other cooperative relationships to increase its production capacity or to complement or expand its existing businesses. Any of these relationships may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, reductions of existing cash balances, and charges to operations, any of which could have a material adverse effect on the Company's business, results of operation and financial condition. Selected teaming arrangements, licenses, joint ventures and other cooperative relationships involve a number of risks that could adversely affect the Company's operating results including the diversion of management's attention, the entry into markets in which the Company has little or no direct prior experience and the disruption of the Company's business. No assurance can be given that any such relationship will not materially and adversely affect the Company or that any such relationship will enhance the Company's business.

COMPETITION

    The Company faces significant competition from established companies in certain of its product lines. In addition, the Company's Beralcast alloys and other products face competition from alternative or competing materials, products and technologies, some of which are better established than those of the Company. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than the Company, and, as a result, may be able to respond more quickly to new or emerging technologies or standards and to changes in customer requirements, devote greater resources to the development, promotion and sale of products, or deliver competitive products at lower prices. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operation and financial condition. Although the Company believes that it has certain technological and other advantages over its competitors, realizing and maintaining these advantages will require continued investment in manufacturing capacity, research and development, sales and marketing, and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages. The Company believes that its ability to compete successfully depends on a number of factors both within and outside of its control, including price, product quality, success in developing and introducing new products, and general market and economic conditions. There can be no assurance that the Company will be able to compete as to these or other factors or that competitive pressures faced by the Company will not materially adversely affect its business, results of operation and financial condition. See "Business--Competition."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

    Expansion of the Company's operations, including anticipated growth in its Beralcast business, the planned increase in manufacturing capacity and the continued financing of research and development, will require the Company to make significant expenditures. In particular, due to planned new product and process introductions, principally to support anticipated large volume Beralcast production, the Company anticipates spending up to approximately $90 million over the next four years, subject to various factors, to increase the capacity at the Company's facilities. Of this amount, the Company expects to spend approximately $60 million on the expansion of its Beralcast business. The Company intends to fund such capital expenditures with the proceeds of the offering and cash expected to be generated from operations. If additional funds in excess of the proceeds of the offering and the amount of cash available from operations are required to permit future expansion, the Company may be required to seek additional financing, including the issuance of additional debt and equity securities, or curtail its expansion activities. There can be no assurance that such funds will be sufficient to support the Company's business strategy or that if additional financing is required it will be available in amounts and on terms satisfactory to the Company, if at all. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Manufacturing and Operations."

RISKS RELATED TO NEW PRODUCT INTRODUCTIONS, RAPID TECHNOLOGICAL CHANGE AND
  INDUSTRY CONDITIONS

    The success of new product introductions is dependent on several factors, including timely completion and introduction of new products, quality of new products, market acceptance and timeliness of market acceptance, production efficiency, costs, competition, the availability of substitute products and customer service. Although the Company attempts to determine the specific needs of new markets, there can be no assurance that the identified markets will in fact materialize or that the Company's products designed for these markets will achieve any significant degree of market acceptance or that any such acceptance will be sustained for any significant period. In particular, the Company's Beralcast materials, which are central to its strategy, are generally more expensive than other materials currently employed in the markets in which the Company intends to compete. There can be no assurance that the performance characteristics of Beralcast alloys will outweigh the greater expense of Beralcast compared to competing materials. The Company's Beralcast products and components currently are in the development stage and have not been brought to market, and there can be no assurance that significant commercial business will develop as anticipated by the Company or that these products will gain acceptance in commercial markets. While the Company believes that there are additional commercial applications for its Beralcast alloys, there can be no assurances that any of its products or services will be successful or produce revenue for the Company. Failure of new products to achieve or sustain market acceptance could have a material adverse effect on the Company's business, results of operation and financial condition. New product introductions will also require substantial expenditures, and there can be no assurance that constraints on the Company's financial resources will not adversely affect its ability to develop and market new products. In addition, the anticipated commercial markets for the Company's principal new products are characterized by rapid technological change, changing customer needs, frequent new product introduction, evolving industry standards and short product lifecycles. Failure to successfully keep pace with technological developments could have a material adverse affect on the Company's business, results of operation and financial condition.

    The Company plans to focus its efforts on sales of its specialty metal products to the commercial markets and military aerospace industries. The Company currently is developing, among other things, prototypes and pre-production quantities of disk drive arm sets, prototype parts for military and commercial aerospace applications and prototypes of premium golf club products. The market for computer storage devices historically has grown rapidly but at varying rates, and there can be no assurance that this market will continue to grow at historical rates. The markets for aerospace products and sporting goods have fluctuated historically. There can be no assurance that factors relative to general economic conditions or particular industries will not materially adversely affect orders for the Company's products. While certain disk drive manufacturers have provided estimates of future demand, industry practice generally is to place only short-term orders, accompanied by projections of demand for future operations. Accordingly, the Company expects to commit to the cost of expanding its production capacity without firm orders for products. Failure of markets for the Company's products to develop, cancellation of orders or deferrals of scheduled delivery dates all could materially adversely affect the Company's business, results of operation and financial condition.

AVAILABILITY AND COST OF BERYLLIUM AND OTHER RAW MATERIALS

    Raw materials used by the Company include a number of metals and minerals used to produce the alloys included in its products and castings, including beryllium, titanium, aluminum, nickel, cobalt, chromium and molybdenum, among others. Prices of these materials can be volatile due to a number of factors beyond the control of the Company, including domestic and international economic conditions and competition. This volatility could significantly effect the availability and prices of raw materials used by the Company. There can be no assurance that the Company will be able to pass price fluctuations through to customers, and price moves may adversely affect sales, operating margins and net income. Depending upon certain market conditions, the Company may engage in forward purchases of some of these materials. However, the Company ordinarily does not attempt to hedge the price risk of its raw materials and has no long-term, fixed price contracts or arrangements for the raw materials it purchases. Commercial deposits of certain metals, such as beryllium, cobalt, nickel, titanium, chromium and molybdenum, that are required for the alloys used in the Company's precision castings and specialty metal powders, are found in only a few parts of the world. The availability and prices of these metals may be influenced by private or governmental cartels, changes in world politics, unstable governments in exporting nations and inflation. In particular, the Company currently purchases beryllium, a metal which is used to form its Beralcast alloys, principally from a producer-supplier located in Kazakhstan and from multiple distributors located in Estonia, Kazakhstan, Sweden, the United States, China and Russia. The Company also purchases scrap beryllium from domestic and foreign distributors. The only three producers of beryllium worldwide are located in Kazakhstan, the United States and China. For competitive reasons, the Company does not procure significant quantities of beryllium raw materials from Brush Wellman, the sole U.S. producer of beryllium, which is the Company's principal competitor for beryllium aluminum products and the plaintiff in the pending patent lawsuit. The Company believes that a sufficient supply of beryllium remains available for its current demand. However, if its Beralcast products receive broad commercial acceptance, the Company's demand for beryllium will increase. The cost of beryllium could increase as a result of the Company's increased demand, and supplies of beryllium could also be affected. Although the Company has not experienced shortages of raw materials in the past, there can be no assurance that such shortages will not occur in the future. Any substantial increase in raw material prices or a continued interruption in supply of raw materials, in particular of beryllium from the Company's producer-supplier located in Kazakhstan, could have a material adverse effect on the Company's business, results of operation and financial condition. See "Business--Sources of Raw Materials."

ENVIRONMENTAL, HEALTH AND REGULATORY MATTERS

    The Company is subject to comprehensive and changing federal, state, local and international laws, regulations and ordinances (together, "Environmental Laws") that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances and materials, including liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA," the federal "Superfund" statute), and similar state statutes for the investigation and remediation of environmental contamination at properties owned and/or operated by it and at off-site locations where it has arranged for the disposal of hazardous substances. Furthermore, depleted uranium, a material regularly processed by the Company, is a low-level radioactive material and the Company is subject to governmental licensing and regulation.

    If it is determined that the Company is not in compliance with current Environmental Laws, the Company could be subject to fines and penalties. The amount of any such fines and penalties could be material. In addition, the Company uses depleted uranium, beryllium and other hazardous substances, and as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or from an off-site disposal facility, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

    The Company has made, and expects to continue to make, expenditures to comply with current and future Environmental Laws. The Company anticipates that it could incur additional capital and operating costs in the future to comply with existing Environmental Laws and new requirements arising from new or amended statutes and regulations. In addition, because the applicable regulatory agencies have not yet promulgated final standards for some existing environmental programs, the Company cannot at this time reasonably estimate the cost for compliance with these additional requirements. The amount of any such compliance costs could be material. The Company cannot predict the impact that future regulations will impose upon the Company's business. The Company is currently remediating the holding basin site at its Concord facility and may incur costs in excess of its fixed price contract with the United States Army for remediation of the holding basin. The Company believes that any additional remediation costs would not be material in part because the United States Army has agreed to recognize additional costs to remediate the holding basin as allowable and recoverable costs through the Company's overhead structure on government contracts. See "Business--Environmental, Safety and Regulatory Matters" and "Business-- Concord Site Remediation and Decommissioning Planning Requirements."

    DU and beryllium, materials regularly processed by the Company, have characteristics considered to be health or safety hazards by various federal, state and local regulatory agencies. The processing of these materials requires a high level of safety consciousness, personnel monitoring devices and special equipment. DU in a finely divided state, such as grinding dust or machine turnings, is combustible at room temperature and requires special handling for safe operations and disposal of process wastes. Airborne beryllium in respirable form, such as powder, dusts or mists generated in some manufacturing processes can represent a hazard to the lungs in certain susceptible individuals. Processing this material requires use of extensive ventilation and dust collecting systems. All of these operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration ("OSHA") and the Environmental Protection Agency ("EPA") regulations for pure beryllium. There can be no assurance that the Company will be able to control all health and safety problems. The Company may be held liable and may be required to pay the costs of remedying any such problems. The amount of any such liability and costs could be material. See "Business--Environmental, Safety and Regulatory Matters."

DEPENDENCE ON SALES TO PUBLIC SECTOR AND GOVERNMENT CONTRACTORS

    The Company derives, and plans to continue to derive, substantial revenues from public sector customers or contractors for such customers, including the United States military. There are significant risks inherent in sales to such customers which may cause material fluctuations in the Company's operating results. For each contract with a public sector customer, the Company typically is subject to a protracted procurement process which includes sealed competitive bids, systems demonstrations and the integration of Company and third-party products. The process also can include political influences, award protests initiated by unsuccessful bidders and changes in budgets or appropriations which are beyond the Company's control. Contracts of public sector customers typically are subject to procurement policies which may be onerous and may include profit limitations and rights on the part of the government to terminate for convenience. Sales to the United States Department of Defense (the "DOD") are subject to a number of significant uncertainties, including timing and availability of funding, unforeseen changes in the timing and quantity of government orders and the competitive nature of government contracting generally. Furthermore, the DOD has been reducing total expenditures, and there can be no assurance that funding will not be reduced in the future. A significant loss of sales to the U.S. government or contractors for the U.S. government could have a material adverse effect on the Company's business, results of operation and financial condition.

    The Company is directly and indirectly subject to various rules, regulations and orders applicable to government contractors. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds. Similarly, changes in the regulations or other requirements relating to parts manufactured by the Company could materially adversely affect the Company.

CONCENTRATION OF CUSTOMERS

    A substantial portion of the Company's business currently is conducted with a relatively small number of large customers. The Company's ten largest customers accounted for approximately 78% and 83% of the Company's net sales in the fiscal years ended September 30, 1997 and September 30, 1996, respectively. While the Company's planned expansion into new commercial markets may result in a substantial portion of its revenues being derived from new customers, the dominance of a few companies in certain of these targeted markets is likely to continue to result in a substantial portion of the Company's revenues being derived from a small number of significant customers. The loss of one of its key customers or any significant portion of orders from any such customers could have a material adverse effect on the Company's business, results of operation and financial condition. In addition, the Company also could be materially adversely affected by any substantial work stoppage or interruption of production at any of its major customers or if one or more of its key customers were to reduce or cease conducting operations. See "Business--Significant Customers."

UNCERTAINTIES RELATING TO USEC AND UF(6) CONVERSION

    USEC, a government-owned global energy company created by the U.S. Congress in 1992 to operate the DoE's uranium enrichment program, is the only customer for the Company's AVLIS feedstock material. USEC is in the process of privatizing, and the Company is unable to predict the impact of the privatization process and resulting change of ownership on the Company's business. There can be no assurance that USEC, or any successor to USEC as a result of privatization or otherwise, will not abandon the AVLIS program or reduce resources directed to the program or that the Company will continue to receive contracts from USEC. In addition, USEC's privatization process may delay the awarding of contracts to the Company. There can be no assurance that USEC, or any successor to as a result of privatization or otherwise, will provide the Company with business which is sufficient to sustain the profitability of the Company's South Carolina facility. Failure of the Company to be awarded such contracts could have a material adverse effect on the Company's business, results of operation and financial condition. Furthermore, following privatization, USEC will own all the new depleted UF(6) produced by its enrichment plants and will not be allowed to store depleted UF(6) as has been done by DoE, thereby necessitating that USEC develop a method for disposing of depleted UF(6). The Company also intends to pursue opportunities with DoE for the conversion of its depleted UF(6) stockpile. Although the Company owns and operates the only production facility in North America capable of converting natural UF(6) and depleted UF(6) into UF(4), there can be no assurance that USEC or DoE will award contracts to the

Company for the conversion of depleted UF(6). See "Business--Industries and Markets--AVLIS and UF(6) Conversion."

DEPENDENCE ON KEY PERSONNEL

    The Company's performance depends to a significant extent upon a number of senior management and technical personnel. The loss of the services of one or more key employees could have a material adverse effect on the Company. The Company does not maintain key person life insurance on any of its employees. The Company's future financial results will depend in large part on its ability to continue to attract and retain highly skilled, technical, managerial and marketing personnel and the ability of its officers and key employees to manage growth successfully, to implement appropriate management information systems and controls, and to continue successful development of new products and services and enhancements to existing products and services. Competition for such personnel is intense and there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel required to successfully develop new and enhanced products.

RISK OF BUSINESS INTERRUPTION

    The Company's specialty metal products (including Beralcast) business is concentrated at its Concord facility and its advanced recycling technologies and uranium services business is concentrated at its South Carolina facility. Any prolonged disruption at any of the Company's production facilities due to equipment failure, destruction of or material damage to such facility, labor difficulties, or other reasons, could have a material adverse effect on the Company's business, results of operations and financial condition. Although the Company maintains property and business interruption insurance to protect against any such disruptions (other than for labor-related disruptions), there can be no assurance that the proceeds from such insurance would be adequate to compensate the Company for losses, including the loss of customers, incurred during the period of any such disruption or thereafter.

YEAR 2000 COMPLIANCE

    The Company has implemented a Year 2000 compliance program designed to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that adequate resources have been allocated for this purpose and expects the Company's Year 2000 date conversion programs to be completed on a timely basis. The Company does not expect to incur significant expenditures to address this issue. However, there can be no assurance that the Company will identify all Year 2000 problems in its computer and other systems in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues and operating profitability.

FLUCTUATION OF STOCK PRICE; ABSENCE OF ACTIVE TRADING

    In recent periods there has been relatively little trading in the Company's Common Stock and the market price per share of the Company's Common Stock has fluctuated significantly. Although both the number of shares of the Common Stock outstanding in the public float and the number of the Company's stockholders are expected to increase significantly following the offering, there can be no assurance that a more active trading market for the Common Stock will develop or be sustained following the offering. Factors such as quarterly variations in the Company's result of operations, changes in the Company's industry and market conditions generally, the presence of a limited number of market makers for the Company's Common Stock, the lack of availability of institutional market research concerning the

Company, and the limited and sporadic trading volume of the Company's Common Stock have caused and may continue to cause the market price of the Company's Common Stock to fluctuate significantly. In addition, future announcements concerning the Company or its competitors, including quarterly results, innovations, new product introductions, government regulations or proceedings, or litigation may cause the market price of the Common Stock to fluctuate significantly. Furthermore, the stock markets have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock for reasons unrelated to the Company's operating performance. Accordingly, the price at which shares are offered hereby should not be considered an indication of any price at which the Common Stock may trade in the future.

EFFECTS OF MASSACHUSETTS CONTROL SHARE ACQUISITION ACT

    The Company is subject to Chapter 110D of the Massachusetts General Laws which governs "control share acquisitions," which are certain acquisitions of beneficial ownership of shares which raise the voting power of the acquiring person (which can be a group of persons or entities sharing beneficial ownership) above any one of three thresholds: one-fifth, one-third or one-half of the total voting power. Each time one of these thresholds is crossed, all shares acquired by the person making the control share acquisition within the period beginning 90 days before and ending 90 days after such threshold is crossed ("Affected Shares") obtain voting rights only (i) upon authorization by a majority of the stockholders other than the holder of the Affected Shares, officers of the Company and directors of the Company who also are employees of the Company or (ii) when disposed of in non-control share acquisitions. Chapter 110D may have the effect of delaying or preventing a change of control of the Company at a premium price. In addition, because the number of shares of Common Stock currently entitled to vote is substantially less than the total number of outstanding shares of Common Stock, holders of shares of Common Stock purchased in transactions which are not control share acquisitions, and which occur at a time when there are Affected Shares outstanding, will obtain voting rights which are disproportionate to the number of shares held as a percentage of all outstanding shares (including Affected Shares), which may facilitate the acquisition of shareholdings which may permit the exercise of a controlling influence on the management or policies of the Company. See "-- Substantial Influence of Principal Stockholders" and "Description of Capital Stock."

SUBSTANTIAL INFLUENCE OF PRINCIPAL STOCKHOLDERS

    The Company believes that certain control share acquisitions have occurred and that members of the group which effected such control share acquisitions, namely Wiaf Investors Co., Charles Alpert, Joseph Alpert, Melvin B. Chrein, Meryl J. Chrein and Marshall J. Chrein (collectively, the "Investor Group"), as of April 3, 1998 were the beneficial owners of 2,495,537 shares of Common Stock (assuming full conversion of debentures and exercise of all warrants held by certain members of the Investor Group), or approximately 50% of the Company's outstanding shares of Common Stock. Of these shares, 1,759,255 are Affected Shares (and thus not entitled to vote). The remaining 736,282 shares (assuming full conversion of debentures and exercise of all warrants held by certain members of the Investor Group) represent approximately 23% of the shares entitled to vote. Directors and executive officers of the Company beneficially own in the aggregate 1,012,918 shares of Common Stock (assuming full conversion of debentures and exercise of all currently exercisable options and warrants held by certain directors and executive officers), or approximately 31% of the shares entitled to vote. The shares to be sold in the offering by members of the Investor Group who are Selling Stockholders will become voting shares upon the closing of the offering. Following the closing of the offering, the Investor Group will beneficially own in the aggregate 2,045,537 shares of Common Stock (assuming full conversion of debentures and exercise of all warrants held by
certain members of the Investor Group), or approximately    % of the shares of
Common Stock (assuming no exercise of the Underwriters' over-allotment option). Of the shares to be beneficially owned by the Investor Group, not more than
      shares will be entitled to vote, or approximately    % of the shares
entitled to vote (assuming no exercise of the Underwriters' over-
allotment option). Following the closing of the offering, directors and executive officers of the Company, in the aggregate, will beneficially own 717,918 of the outstanding shares of Common Stock (assuming full conversion of debentures and exercise of all currently exercisable options and warrants held
by certain directors and executive officers), or approximately    % of the
shares entitled to vote (assuming no exercise of the Underwriters' over-allotment option). As a result, the Investor Group and/or the Company's directors and executive officers could have substantial influence on matters requiring approval of stockholders of the Company, including the election of directors or the approval of significant corporate matters. This concentration of ownership by existing stockholders may also have the effect of delaying or preventing a change of control of the Company. See "Principal and Selling Stockholders."

SHARES AVAILABLE FOR FUTURE SALE

    Upon the completion of the offering, the Company will have         shares of
Common Stock outstanding (        if the Underwriters' over-allotment option is
exercised in full). Of these shares, approximately         shares (including the
        shares to be sold in the offering, assuming no exercise of the Underwriters' over-allotment option) will be freely tradeable, without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, or persons who have been affiliates within the preceding three months. The remaining outstanding shares are owned by existing stockholders and are currently deemed "restricted securities" under Rule 144. In connection with the offering, the Company, and certain stockholders, including directors and
officers of the Company, holding in the aggregate       shares of Common Stock
after giving effect to the offering, are expected to enter into lock-up agreements providing that for a period of 180 days from the date of this Prospectus, the Company and each such stockholder will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc., issue, sell, offer or agree to sell, grant any option to purchase or otherwise transfer or dispose of any Common Stock or any securities substantially similar to the Common Stock. In addition, as of April 3, 1998, 721,420 shares of Common Stock have been reserved for issuance upon the exercise of stock options outstanding or which may be granted under the Company's stock option plans. Furthermore, the Company has reserved 126,044 shares of Common Stock for issuance upon conversion of the Company's convertible subordinated debentures
and 182,786 shares (      shares after the completion of offering, giving effect
to anti-dilution provisions in the First Warrant held by the Company's principal bank lender and assuming no exercise of the Underwriters' over-allotment option) of Common Stock for issuance upon exercise of outstanding and immediately exercisable warrants, all of which will be deemed "restricted securities" under Rule 144 upon issuance. It is possible that some or all of these shares issued or which could be issued could be available for future sales. Sales of substantial amounts of shares of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock. See "Use of Proceeds," "Shares Eligible for Future Sale" and "Underwriting."

ABSENCE OF DIVIDENDS

    The Company has not recently declared or paid cash dividends on its Common Stock and intends to retain all available funds for use in the operation and expansion of its business. The Company therefore does not anticipate that any cash dividends will be declared or paid in the foreseeable future. Any future decisions as to the payment of dividends will be at the discretion of the Company's Board of Directors, subject to applicable law and any restrictions contained in any bank loan or other debt agreements to which the Company may be subject from time to time. See "Dividend Policy."

                                  THE COMPANY

    The Company originated in 1942 at MIT as the metallurgical component of the Manhattan Project. In the late 1940s, the Company separated from MIT while remaining located on campus and operated as an independent business corporation known as Nuclear Metals, Inc. Work commenced during this period with zirconium and its alloys led to the development of a process, subsequently patented by the Company, for the production of metal powders. In 1958, the Company was acquired by Arthur D. Little, and was moved to its present headquarters in Concord, Massachusetts. After a period of operation as a division of Textron, the business of the Company was acquired by Whittaker Corporation and, in 1972, was sold by Whittaker Corporation to a newly-organized company led by George Matthews and Wilson Tuffin, who continue to serve the Company as Chairman and Vice-Chairman of its Board of Directors, respectively.

    In the 1970s and 1980s, a substantial portion of the Company's business involved the supply of metal powders to Xerox Corporation for use in photocopiers. During this period, the Company also developed expertise in the production of beryllium alloys, including powder metallurgy and investment casting, which eventually led to the development of the Company's family of Beralcast alloys and techniques for investment casting beryllium alloy products. In the late 1970s, the Company experienced a sharp decline in the sale of powders to Xerox due to technological and market changes which largely obviated the need for the Company's powders for these applications. As a result, the Company shifted its focus to military applications for its metallurgical expertise and began producing DU penetrators and billets for conversion into tank armor, successfully moving into the defense contracting business. In the late 1980s and the 1990s, the decline in U.S. defense spending resulted in sharply reduced revenues from the sale of the Company's defense-related DU products. The expectation that U.S. defense spending will continue at or below current levels has also resulted in the writedown of the Company's equipment and inventory related to its DU penetrators and tank armor businesses.

    On October 1, 1997, the Company changed its name from "Nuclear Metals, Inc." to "Starmet Corporation" and reorganized itself into a parent corporation with the following five principal wholly-owned subsidiaries: Starmet NMI Corporation; Starmet Powders, LLC; Starmet Commercial Castings, LLC; Starmet Aerocast, LLC; and Starmet CMI Corporation (formerly known as Carolina Metals Inc.). This reorganization was designed to allow management of the Company's operating subsidiaries to assume substantial responsibility for day-to-day operations, new business development, marketing and ultimately profitability. The Company's management believes that the reorganization will result in concentration of technical and human resources along functional business lines, which will allow the Company, through its operating subsidiaries, to develop specialized operational and marketing expertise, and to pursue selected teaming arrangements, licenses, joint ventures and other cooperative relationships. On October 1, 1997, the Company changed its Nasdaq National Market trading symbol to "STMT."

    The Company's principal executive offices are located at 2229 Main Street, Concord, Massachusetts 01742, and the Company's telephone number is (978) 369-5410.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the         shares of
Common Stock offered by the Company are estimated to be approximately
$         , based on an assumed offering price of $    per share, and after
deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

    The Company has embarked upon a multi-year capital expenditure program under which it plans to invest a substantial portion of the net proceeds of the offering to expand its commercial Beralcast manufacturing capabilities through fixed asset additions including the purchase of production equipment and facility upgrades. See "Business--Manufacturing and Operations."

    The Company intends to use a portion of the net proceeds of the offering to repay all amounts outstanding under the Existing Credit Facility. As of April 3, 1998, borrowings of approximately $5.0 million were outstanding under the Existing Credit Facility (excluding approximately $3.6 million in letters of credit outstanding thereunder). Borrowings under the Existing Credit Facililty bear interest, payable monthly in arrears, at a rate equal to the lender's prime rate plus one-half percent. Under the terms of the Existing Credit Facility, $1.5 million is due July 1, 1998, $1.5 million is due October 1, 1998 and the balance is due February 28, 1999.

    The Company has outstanding in the aggregate $2,250,500 in principal amount under debt instruments to certain of its principal stockholders, consisting of the following: $500,500 in principal amount of its 10% Convertible Subordinated Debentures due December 10, 1998, which are convertible at any time into Common Stock at $5.945 per share; $350,000 in principal amount of its 10% Subordinated Debentures due December 10, 1998, with three-year warrants to purchase 42,000 shares of Common Stock at an exercise price of $7.50 per share; $500,000 in principal amount of its 10% Subordinated Debentures due December 10, 2000, with three-year warrants to purchase 60,000 shares of Common Stock at an exercise price of $17.875 per share; and $900,000 in principal amount of its 10% Convertible Subordinated Debentures due December 31, 1999, the principal amount of which is convertible at any time into Common Stock at $21.50 per share. The Company intends to use a portion of the proceeds of the offering to repay all of the 10% Subordinated Debentures. The Company intends to offer to repay all of the 10% Convertible Subordinated Debentures but expects that the holders thereof will convert such debentures into shares of Common Stock instead of accepting repayment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    The amounts and timing of actual expenditures will depend upon numerous factors, including the timing and size of orders, the progress of the Company's research and development programs, product marketing strategies, cooperative business relationships and the competitive environment. Pending these uses, the net proceeds from the offering will be invested in short-term, investment grade securities.

                                DIVIDEND POLICY

    The Company anticipates that, for the foreseeable future, all earnings will be retained to support operations and finance expansion. The Company has not paid cash dividends in recent years, and does not intend to pay cash dividends on the Common Stock for the foreseeable future. The Company's ability to pay cash dividends is limited by its dependence upon the receipt of cash from its subsidiaries to make such dividend payments. The Company's Existing Credit Facility contains financial covenants and other restrictions that prohibit or restrict the payment of dividends and intercompany loans among Starmet and its subsidiaries and by the Company to its stockholders. Upon completion of the offering, the Company expects to enter into the Proposed Credit Facility (as defined herein) which it anticipates will not so prohibit or restrict dividends. See "Risk Factors--Absence of Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol STMT. As reported by the Nasdaq National Market, the high and low bid prices for the two years ended September 30, 1996 and 1997, the first two quarters of fiscal 1998 and the third quarter of fiscal 1998 (through April 3, 1998) are reflected in the following table. This information reflects inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
Fiscal 1996:
  1st Quarter..................................................................................  $    7.00  $    5.25
  2nd Quarter..................................................................................      10.50       5.50
  3rd Quarter..................................................................................       9.25       6.75
  4th Quarter..................................................................................       9.38       6.00
Fiscal 1997:
  1st Quarter..................................................................................      10.75       7.25
  2nd Quarter..................................................................................      17.63       9.00
  3rd Quarter..................................................................................      18.50      14.00
  4th Quarter..................................................................................      19.00      14.50
Fiscal 1998:
  1st Quarter..................................................................................      31.00      14.25
  2nd Quarter..................................................................................      36.00      21.50
  3rd Quarter (through April 3, 1998)..........................................................      38.00      30.63

    The stock prices listed above for fiscal 1996 and the first three quarters of fiscal 1997 have been adjusted to reflect the Company's two-for-one stock dividend paid on April 7, 1997.

    On April 3, 1998 the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $36.50 per share. As of April 3, 1998, there were approximately 300 holders of record of the Company's Common Stock. The Company believes the actual number of beneficial owners of the Company's Common Stock is greater because a large number of shares are held in custodial or nominee accounts.

                                 CAPITALIZATION

                             (DOLLARS IN THOUSANDS)

    The following table sets forth the capitalization of the Company as of
December 31, 1997 and as adjusted to reflect the sale of         shares of
Common Stock offered by the Company hereby, at an assumed public offering price
of $    per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the application of the net proceeds therefrom and the further adjustments described below. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                                         AS OF DECEMBER 31, 1997
                                                                                        -------------------------
                                                                                         ACTUAL    AS ADJUSTED(2)
                                                                                        ---------  --------------
Short-term borrowings:
    Bank credit facility, net of unamortized discount of $327.........................  $     844    $
    Current portion of notes payable to stockholders and other long-term debt of
      $58.............................................................................      1,035
                                                                                        ---------  --------------
        Total short-term borrowings...................................................      1,879
                                                                                        ---------  --------------
                                                                                        ---------  --------------
Long-term debt:
    Bank credit facility..............................................................      3,000
    Notes payable to stockholders, net of unamortized discount of $211................  $   1,139    $
    Other long-term obligations.......................................................        322
                                                                                        ---------  --------------
        Total long-term debt..........................................................      4,461
                                                                                        ---------  --------------
Stockholders' equity:
Common Stock, $0.10 par value, 15,000,000 shares authorized, 4,790,274 shares issued
  and outstanding (         shares outstanding as adjusted)(1)........................        478
    Additional paid-in capital........................................................     14,033
    Warrants issued...................................................................        687
    Retained earnings.................................................................      9,664
                                                                                        ---------  --------------
        Total stockholders' equity....................................................     24,862
                                                                                        ---------  --------------
        Total capitalization..........................................................  $  29,323    $
                                                                                        ---------  --------------
                                                                                        ---------  --------------

------------------------

(1) Based on shares of Common Stock outstanding as of April 3, 1998. Does not include (i) an aggregate of 721,420 shares of Common Stock reserved for issuance upon the exercise of outstanding options or that may be granted under the Company's stock option plans (of which, options to purchase 594,920 shares were outstanding as of April 3, 1998), (ii) 126,044 shares of Common Stock reserved for issuance upon conversion of outstanding and immediately convertible subordinated debentures and (iii) 182,786 of Common Stock reserved for issuance upon exercise of outstanding and immediately exercisable warrants (not giving effect to anti-dilution provisions in the First Warrant held by the Company's principal bank lender that will be triggered as a result of the offering). See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources" and "Shares Eligible for Future Sale."

(2) Adjusted to reflect (i) the sale by the Company of Common Stock in the offering, (ii) the application of the proceeds therefrom, (iii) an
    extraordinary loss of $        associated with early extinguishment of
    indebtedness, (iv) the anticipated payment by the Company of a fee of approximately $235 under the Facility Restructuring Agreement to eliminate certain anti-dilution provisions of warrants held by the Company's principal bank lender and (v) the assumed conversion of approximately $1,401 in principal amount of outstanding and immediately convertible subordinated debentures held by certain stockholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

                            SELECTED FINANCIAL DATA

              (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)

    The selected statement of operations and other data set forth below for each of the years ended September 30, 1995, 1996 and 1997 have been derived from the Company's Consolidated Financial Statements included elsewhere herein and should be read in conjunction with such financial statements. The selected statement of operations and other data set forth below for each of the years ended September 30, 1993 and 1994 have been derived from audited financial statements of the Company that are not included herein. The selected statement of operations and other data for the three month periods ended December 31, 1996 and 1997 and the selected balance sheet data as of December 31, 1997 have been derived from the unaudited financial statements of the Company included elsewhere herein and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position of the Company for the period and at the date presented. The selected statement of operations and other data set forth below should be read in conjunction with the Consolidated Financial Statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The results of the Company's operations for the three months ended December 31, 1997 are not necessarily indicative of results to be expected for any future period or fiscal 1998.

                                                                                                              THREE MONTHS
                                                                                                           ENDED DECEMBER 31,
                                                             FISCAL YEAR ENDING SEPTEMBER 30,
                                                   -----------------------------------------------------  --------------------
                                                     1993       1994       1995       1996       1997       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales and contract revenues................  $  17,019  $  19,004  $  18,784  $  28,694  $  28,062  $   7,271  $   8,079
  Cost of Sales..................................     19,861     21,590     15,452     25,053     19,136      5,270      7,101
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit...................................     (2,842)    (2,586)     3,332      3,641      8,926      2,001        978
  Selling, general & administration..............      6,623      4,209      4,817      5,325      5,448      1,188      2,247
  Research and development                             1,031        575        439        876      1,309        247        158
  Loss on fixed asset writedown..................         --      3,584         --         --        358         --         --
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income (loss)........................    (10,496)   (10,954)    (1,924)    (2,560)     1,811        566     (1,427)
  Interest and other income (expense), net               396        120        232        (89)        (2)         9          1
  Interest expense, net..........................        953        550        350        387        296         55        135
  Income (loss) before taxes & extraordinary
    item.........................................    (11,053)   (11,384)    (2,042)    (3,036)     1,513        520     (1,561)
  Income tax provision (benefit).................     (3,746)    (1,188)    (1,967)         1         31         11         --
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) (1)..........................  $  (6,207) $ (10,196) $     510  $  (3,037) $   1,482  $     509  $  (1,561)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Basic net income (loss) per share (2)(3).......  $   (1.35) $   (2.22) $    0.11  $   (0.64) $    0.31  $    0.11  $   (0.33)
  Basic weighted average shares outstanding
    (2)..........................................      4,590      4,600      4,701      4,779      4,783      4,782      4,784
  Diluted net income (loss) per share (2)(3).....  $   (1.35) $   (2.22) $    0.11  $   (0.64) $    0.30  $    0.10  $   (0.33)
  Diluted weighted average shares outstanding
    (2)..........................................      4,590      4,600      4,706      4,779      4,959      4,883      4,784
OTHER DATA:
  Research & development expense.................      1,031        575        439        876      1,309        247        158
  Customer funded research and development (4)...        503        792        557      1,812        793        131        291
  Capital expenditures...........................      1,265        709        777      1,449      1,788        406        797

                                                                                                DEC. 31, 1997
                                                                                          --------------------------
                                                                                           ACTUAL    AS ADJUSTED (5)
                                                                                          ---------  ---------------
                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:

  Working capital.......................................................................  $  11,726
  Total assets..........................................................................     36,816
  Total liabilities.....................................................................     11,954
  Stockholders' equity..................................................................     24,862

------------------------------
(1) Net income for fiscal 1995 includes an extraordinary gain of $585 on the extinguishment of debt, net of taxes of $10.
(2) Adjusted to reflect the two-for-one stock dividend issued on April 7, 1997.
(3) Effective December 15, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE. Basic net income
    (loss) per share was computed by dividing net income (loss) by the weighted average shares outstanding. Diluted net income per share was computed by dividing net income (loss) by the weighted average number of shares and dilutive potential shares outstanding during the relevant period. In loss periods, dilutive potential shares are excluded as they would be anti-dilutive.
(4) Such amounts are included in net sales and contract revenues.
(5) Adjusted to give effect to (i) the sale of         shares of Common Stock by
    the Company at an assumed price of $      per share after deducting
    underwriting discounts and estimated expenses of $      and the application
    of the estimated net proceeds therefrom, (ii) an extraordinary loss of
    $        associated with early extinguishment of indebtedness, (iii) the anticipated payment by the Company of a fee of approximately $235 under the Facility Restructuring Agreement to eliminate certain anti-dilution provisions of warrants held by its principal bank lender, (iv) the assumed conversion of approximately $1,401 in principal amount of outstanding and immediately convertible subordinated debentures held by certain
    stockholders, and (v)         additional shares issuable under the First
    Warrant held by the Company's principal bank lender pursuant to anti-dilution provisions that will be triggered as a result of the offering. See "Use of Proceeds" and "Managements' Discussion and Analysis of Financial Condition and Results of OPerations--Liquidity and Capital Resources."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    The following discussion and analysis of the Company's financial condition and results of operations is based on the three business segments in which the Company currently reports its results, namely Specialty Metal Products, Depleted Uranium Penetrators and Uranium Services and Recycle. The Specialty Metal Products segment consists of the manufacture of the Company's Beralcast alloys, specialty metal powders, billets for tank armor, and industrial and medical shielding products. The Depleted Uranium Penetrators segment consists of the manufacture of DU penetrators for military munitions applications. The Uranium Services and Recycle segment consists of the manufacture of DU and NU metal for use as uranium feedstock supplied to USEC's AVLIS program, conversion of UF(6) to UF(4), recycling of various low-level radioactive metals, DUCRETE shielding capabilities and repair of counterweights for commercial and military aircraft.

    In the late 1980s and the 1990s, the decline in U.S. defense spending resulted in sharply reduced revenues from the sale of the Company's defense-related depleted uranium products, including DU penetrators and billets for conversion into tank armor. The Company expects that no revenue will be derived from sales of DU penetrators after the second quarter of fiscal 1999 and that only limited revenue will be derived from sales of billets for conversion into tank armor thereafter. As revenues from defense-related DU products decline overall and as a percentage of revenues, the Company may provide information on two business segments in future periods. In order to facilitate an understanding of the Company's business as currently anticipated to be conducted in future periods, the discussion of the Company's business elsewhere in this Prospectus combines the Company's Uranium Services and Recycle and Depleted Uranium Penetrators segments under the designation Advanced Recycling Technologies and Uranium Services. See "--Segment Information."

    A central aspect of the Company's strategy is to concentrate its efforts and resources on commercial applications for its technology. In particular, the Company intends to focus on the commercialization of its family of Beralcast alloys. To date, the Company's Beralcast business has received most of its orders and funding from military aerospace applications. In particular, the Company has received contracts from Lockheed Martin for Beralcast components to be used in its Electro Optic Sensor System ("EOSS"), the night vision and target acquisition system on the Comanche helicopter, which is scheduled for full-scale production commencing in 2003. The Company is applying its Beralcast technology to develop, among other things, disk drive arm sets for high-end disk drives as well as for satellite components, premium golf products and other products. These products currently are in the development and, for certain customers, the pre-production stages. The Company believes that as a result of the general practice of manufacturers in the disk drive industry and other targeted commercial industries of placing only short-term orders, the Company could experience substantial fluctuations in revenues and earnings from quarter to quarter. The Company is also developing additional commercial applications for its Beralcast alloys. See "Risk Factors--Risks Related to New Product Introductions, Rapid Technological Change and Industry Conditions."

    In the third quarter of fiscal 1996, the Company reduced its workforce at its South Carolina facility due to the completion of a contract for a foreign customer and lack of anticipated new orders. During most of fiscal 1996, the Company operated this facility at approximately 40% of capacity on a one-shift basis. In the fourth quarter of fiscal 1996, the Company took a $2,100,000 reserve for estimated fiscal 1997 losses associated with then current production contracts, which reserve was fully utilized during fiscal 1997.

Losses at the facility continued through the first quarter of fiscal 1998 due to underutilization. At the same time, the Company increased its workforce in preparation for the receipt of an AVLIS production contract. USEC recently exercised production options under its existing AVLIS contract with the Company, and the Company anticipates receiving additional contractual work from USEC in the summer of 1998. The Company's operations in South Carolina are currently substantially dependent on orders from USEC and are expected to remain so.

    Due primarily to the sharp decline in sales of DU penetrators and lack of orders in its uranium services and recycle business, the Company incurred losses in three of its last four previous fiscal years and in the first quarter of fiscal 1998. The Company's accountants, in their report to the Board of Directors and stockholders of the Company on the Company's financial statements for fiscal 1995, stated that there was substantial doubt at that time about the Company's ability to continue as a going concern. Although the Company was profitable in fiscal 1997, reserve reductions and other non-recurring income items accounted for the profitability. Excluding these items, the Company would have reported a net loss in fiscal 1997. See "Risk Factors--History of Losses; Risk of Future Losses" and "--Results of Operations." As a result, the Company has experienced significant financial difficulties and liquidity problems in recent years and has had to seek financing from stockholders, waivers of non-compliance with certain covenants in its debt instruments (including a waiver under the Existing Credit Facility in February 1998), additional borrowings under the Existing Credit Facility, and additional equipment financing from another bank for capital expenditures required at its South Carolina facility. See "--Liquidity and Capital Resources."

    In connection with additional borrowings under the Existing Credit Facility in December 1997, the Company issued the Second Warrant (as defined herein) to its principal bank lender, which has been recorded as a discount to the related debt at fair value. The fair value attributable to the Second Warrant, $327,000, will be amortized as interest expense for the period January 1, 1998 through October 1, 1998. On April 1, 1998, the Company and the lender entered into the Facility Restructuring Agreement under which the Company received an option to pay a fee of $235,313 to eliminate certain anti-dilution provisions of the lender's warrants upon the closing of the offering. See "--Liquidity and Capital Resources."

SEGMENT INFORMATION

    The following table sets forth certain information regarding the revenue, operating profit (loss) and identifiable assets attributable to the three business segments in which the Company currently operates.

                                                                       YEAR ENDED              THREE MONTHS ENDED
                                                                      SEPTEMBER 30,               DECEMBER 31,
                                                             -------------------------------  --------------------
                                                               1995       1996       1997       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS)               (UNAUDITED)
Net sales and contract revenues:
  Specialty Metal Products.................................  $  12,102  $  13,730  $  13,170  $   2,446  $   2,886
  Depleted Uranium Penetrators.............................      1,713      8,775      9,927      3,433      4,736
  Uranium Services & Recycle...............................      4,969      6,189      4,965      1,392        457

Operating profit (loss):
  Specialty Metal Products.................................       (341)     1,432     (2,085)      (505)      (358)
  Depleted Uranium Penetrators.............................       (237)      (942)      (415)       472     (1,021)
  Uranium Services & Recycle...............................       (996)    (2,700)     4,661        689         42

Identifiable assets:
  Specialty Metal Products.................................      5,140      6,195      6,155      3,678      5,649
  Depleted Uranium Penetrators.............................     12,158      8,441      7,965     11,744     10,288
  Uranium Services & Recycle...............................     16,609     13,749     14,849     14,429     14,706

    The following table sets forth segment information based on segmentation of the Company's business into two segments, namely Specialty Metal Products and Advanced Recycling Technologies and Uranium Services. See "--General."

                                                                       YEAR ENDED              THREE MONTHS ENDED
                                                                      SEPTEMBER 30,               DECEMBER 31,
                                                             -------------------------------  --------------------
                                                               1995       1996       1997       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Net sales and contract revenues:
  Specialty Metal Products (1).............................  $   9,184  $  11,744  $   9,884  $   2,108  $   2,339
  Advanced Recycling Technologies and Uranium Services
    (2)....................................................      9,600     16,950     18,178      5,163      5,740
Operating profit (loss):
  Specialty Metal Products.................................       (169)     1,415     (2,379)      (575)      (414)
  Advanced Recycling Technologies and Uranium Services.....     (1,405)    (3,625)     4,540      1,231       (923)
Identifiable assets:
  Specialty Metal Products.................................      4,097      5,565      5,315      3,170      5,214
  Advanced Recycling Technologies and Uranium Services.....     29,810     22,820     23,654     26,681     25,429

------------------------

(1) Specialty Metal Products excludes the production of DU billets for conversion into tank armor and DU industrial and medical shielding products.

(2) Advanced Recycling Technologies and Uranium Services includes the Company's current Depleted Uranium Penetrators and Uranium Services & Recycle segments, plus production of DU tank armor billets and shielding products.

RESULTS OF OPERATIONS

    The following table sets forth certain items in the consolidated statements of income as a percentage of net sales and contract revenues for the fiscal years 1995, 1996 and 1997 and the three months ended December 31, 1997.

                                                                        YEAR ENDED              THREE MONTHS ENDED
                                                                       SEPTEMBER 30,               DECEMBER 31,
                                                              -------------------------------  --------------------
                                                                1995       1996       1997       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------
Net sales and contract revenues.............................        100%       100%       100%       100%       100%
Costs and expenses:
  Cost of sales.............................................         82         87         68         72         88
  Selling, general and administrative expenses..............         26         19         19         16         28
  Research and development expenses.........................          2          3          5          3          2
  Loss on write-off of fixed asset..........................         --         --          1         --         --
Operating income (loss).....................................        (10)        (9)         6          8        (18)
Interest and other income (expense), net....................          1         --         --         --         --
Interest expense............................................          2          1          1          1          2
Income (loss) before income taxes and extraordinary item....        (11)       (11)         5          7        (19)
Provision (benefit) for income taxes........................        (10)        --         --         --         --
Income (loss) before extraordinary item.....................         --        (11)         5          7        (19)
Net income (loss)...........................................          3        (11)         5          7        (19)

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED WITH THREE MONTHS ENDED DECEMBER
  31, 1996

    Net sales increased by $808,000 or 11% to $8,079,000 in the first quarter of fiscal 1998 compared to the first quarter of fiscal 1997. Sales in the Uranium Services and Recycle segment decreased by $935,000 or 67%. Sales in the Specialty Metal Products segment increased by $440,000 or 18%. Sales in the Depleted Uranium Penetrator segment increased by $1,303,000 or 38%.

    The sales decrease in the Uranium Services and Recycle segment was due primarily to a delay in expected AVLIS feedstock production orders which were received in the first quarter of fiscal 1998 and which the Company expects will result in revenue recognition beginning in the second quarter of fiscal 1998. To be prepared for anticipated AVLIS production, the workforce at Starmet CMI Corporation was increased significantly during the first quarter of fiscal 1998. The sales increase in the Specialty Metal Products segment was due primarily to increased customer demand for medical powders. The sales increase in the Depleted Uranium Penetrator segment was primarily due to $2,025,000 in revenue recognized on the remediation of the holding basin at the Company's Concord facility pursuant to a U.S. Army contract, and such revenues generate nominal gross margin. This increase was partially offset by a reduction in foreign penetrator sales.

    Gross profit in the first quarter decreased by $1,023,000 to $978,000 or 51% in the first quarter of fiscal 1997 from $2,001,000 in the first quarter of fiscal 1996. The decrease in gross profit for the quarter is attributable in part to changes in product mix. As a percentage of sales, gross profit was 12% as compared to 28% for the first quarter of fiscal 1997.

    Selling, general and administrative expenses increased by $1,059,000 or 89% compared to the first quarter of fiscal 1997. This increase was primarily attributable to increased administrative expenses at the Company's South Carolina facility in anticipation of AVLIS feedstock production described above and to expenses associated with the reorganization of the Company in October 1997. As a percentage of sales, these expenses were 28% in the first quarter of fiscal 1998 as compared to 16% in the first quarter of fiscal 1997.

    Other income decreased by $8,000 to $1,000 for the first quarter of fiscal 1998 compared to the first quarter of fiscal 1997.

    Interest expense increased to $135,000 in the first quarter of fiscal 1998 from $55,000 for the first quarter of fiscal 1997. This increase was primarily attributable to interest expense associated with increased borrowings and the effect of the amortization of the value associated with warrants issued in conjunction with shareholder notes.

    Income taxes in the first quarter of fiscal 1998 and 1997 were at an effective rate of 0% and 2%, respectively. The Company has unrecognized net operating loss carryforwards resulting in a minimal effective tax rate.

FISCAL 1997 COMPARED WITH FISCAL 1996

    Net sales decreased by $632,000 or 2% to $28,062,000 in fiscal 1997 compared to $28,694,000 in fiscal 1996. Sales in the Uranium Services and Recycle segment decreased by $1,224,000 or 20%. Sales in the Specialty Metal Products segment decreased by $560,000 or 4%. Sales in the Depleted Uranium Penetrator segment increased by $1,152,000 or 13%.

    The sales decrease in the Uranium Services and Recycle segment was primarily due to lack of volume in depleted uranium products due to completion of a production contract for a foreign customer in fiscal 1996. This decrease was partially offset by increases in AVLIS feedstock production for USEC. The sales decrease in the Specialty Metal Products industry segment was a result of decreased volumes of beryllium products due to a delay in expected orders, partially offset by an increase in commercial depleted uranium products. The sales increase in the Depleted Uranium Penetrator segment was the result of higher production volume of penetrators for a foreign customer as a result of an order which was expected to receive government funding in fiscal 1996 but which was not funded until fiscal 1997 and the revenue recognized pursuant to the Company's contract with the United States Army to remediate the holding basin at the Company's Concord facility.

    Gross profit increased by $5,285,000 to $8,926,000 or 32% of sales in fiscal 1997 compared to $3,641,000 or 13% of sales in fiscal 1996. This increase in gross profit was primarily due to reduction of certain accruals in fiscal 1997 for site remediation and waste burial costs of $1,750,000 and a reduction of inventory reserves of $1,000,000. In addition, gross profit for fiscal 1996 was reduced by an accrual of a $2,100,000 reserve for anticipated fiscal 1997 operating losses associated with production contracts in the Uranium Services and Recycle segment. As of September 30, 1997, the accrual had been fully utilized.

    Selling, general and administrative expenses increased by $123,000 or 2% to $5,448,000 in fiscal 1997 compared to fiscal 1996. This increase was primarily due to additional employees required to support the forecasted growth in business. As a percentage of sales, these expenses remained at 19% in fiscal 1997 compared to fiscal 1996.

    Company-sponsored research and development expenses increased by 49% or $433,000 to $1,309,000 for fiscal 1997. As a percentage of sales, these expenses were 5% compared to 3% in fiscal 1996.

    Interest and other income decreased to ($2,000) in fiscal 1997 as compared to ($89,000) in fiscal 1996. This decrease was mainly due to the absence in fiscal 1997 of a restructuring fee associated with amendments to the Company's credit facility during the third quarter of fiscal 1996.

    Interest expense decreased by $91,000 to $296,000 in fiscal 1997 as compared to fiscal 1996. This decrease was primarily the result of higher interest rates and fees associated with outstanding debt during fiscal 1996.

    Income taxes provided during 1997 and 1996 were at effective rates of 2% and 0%, respectively. The 1997 effective rate of 2% differs from the statutory rate of 34% due to a reduction in the valuation allowance associated with to the benefit of net operating loss carryforwards.

FISCAL 1996 COMPARED WITH FISCAL 1995

    Net sales increased by $9,910,000 or 53% to $28,694,000 in fiscal 1996 compared to $18,784,000 in fiscal 1995. Sales in the Uranium Services and Recycle segment increased by $1,220,000 or 25%. Sales in the Specialty Metal Products segment increased by $1,628,000 or 13%. Sales in the Depleted Uranium Penetrator segment increased by $7,062,000 or 412%.

    The sales increase in the Uranium Services and Recycle segment was primarily due to increases in AVLIS feedstock production for USEC. The sales increase in the Specialty Metal Products segment was a result of higher sales of beryllium products and commercial depleted uranium. The sales increase in the Depleted Uranium Penetrator segment was the result of higher sales of large caliber penetrators.

    During the third quarter of fiscal 1996, the Company reduced its workforce from 55 to 24 employees at its South Carolina facility due to the completion of a multi-year contract for the manufacture of depleted uranium for a foreign customer and the lack of anticipated new orders. The Company had expected to obtain orders from USEC and the DoE in the second half of fiscal 1996. These orders did not materialize and as a result this facility operated at approximately 40% capacity on a one-shift basis through most of fiscal 1996. In the fourth quarter of fiscal 1996, the Company established a $2,100,000 reserve for estimated fiscal 1997 losses associated with then current production contracts.

    Gross profit increased by $309,000 to $3,641,000 or 13% of sales in fiscal 1996 compared to $3,332,000 or 18% of sales in fiscal 1995. This increase in gross profit was primarily due to increased sales volume during fiscal 1996. As a percentage of sales, the decrease in gross profit was primarily due to the establishment of a $2,100,000 reserve for estimated losses associated with CMI's production contracts.

    Selling, general and administrative expenses increased by $507,000 to $5,324,000 in fiscal 1996 compared to fiscal 1995. This increase was primarily due to additional employees required to support the growth in business. As a percentage of sales, these expenses decreased to 19% in fiscal 1996 compared to 26% in fiscal 1995, as a result of sales increasing at a higher rate than expenses.

    Company-sponsored research and development expenses increased by 100% or $437,000 to $876,000 in fiscal 1996 compared to fiscal 1995 due to increased research and development costs related to the use of the Company's Beralcast technology in certain military aerospace applications. As a percentage of sales, these expenses were 3% in fiscal 1996 compared to 2% in fiscal 1995.

    Interest and other income decreased to $89,000 of expense in fiscal 1996 compared to $232,000 of income for fiscal 1995. This decrease was mainly from a $150,000 restructuring fee associated with amendments to the Company's credit facility during the third quarter of fiscal 1996 and a gain of $175,000 recognized during the second quarter of fiscal 1995 on the sale of an office building.

    Interest expense increased by $37,000 to $387,000 in fiscal 1996 compared to fiscal 1995. This increase was primarily the result of higher interest rates and fees associated with outstanding debt during fiscal 1996.

    During fiscal 1995, the Company realized a $585,000 extraordinary gain net of taxes of $10,000 on the early extinguishment of debt.

    Income taxes provided during 1996 were at an effective rate of 0%. The 1996 effective rate of 0% differed from the statutory rate of 34% due to a reduction in the valuation allowance associated with to the benefit of net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

    In recent fiscal years, the Company's primary sources of liquidity have been borrowings under the Existing Credit Facility, borrowings from shareholders and, to a limited extent, cash from operations. The Company has experienced significant financial difficulties and liquidity problems in recent years due primarily to the sharp decline in sales of DU penetrators and a lack of orders for certain other DU products. As a result, the Company has had to seek financing from stockholders, waivers of non-compliance with certain covenants in its debt instruments (including a waiver under the Existing Credit Facility in February 1998) and additional borrowings under the Existing Credit Facility. Bank borrowings and borrowings from stockholders were effected to fund working capital requirements, capital expenditures and a number of expenses which were incurred in expectation of future business and revenues from the Company's Beralcast business and its South Carolina facility.

    The Company's future liquidity needs are expected to arise primarily from its capital expenditure program, which is designed primarily to increase manufacturing capacity to support its Beralcast business. In order to obtain and satisfy orders for large scale commercial production of its Beralcast products, the Company plans to significantly increase capital expenditures to expand its commercial Beralcast manufacturing capabilities through fixed asset additions including furnaces, automated production equipment and facility upgrades. The Company anticipates spending up to approximately $90 million over the next four years, subject to various factors, to increase the capacity at the Company's facilities. Of this amount, the Company expects to spend approximately $60 million on the expansion of its Beralcast business. The Company expects to fund such capital expenditures with the proceeds of the offering and cash expected to be generated from operations. See "Business--Manufacturing and Operations."

    Net cash provided (used) by operating activities in fiscal years 1997, 1996 and 1995 was ($921,000), $3,776,000 and ($278,000), respectively. Differences in cash flows from operating activities over this three-year period were primarily related to significant year-to-year changes in accounts receivable, inventories and accounts payable. The Company used net cash of $1,788,000, $1,107,000 and provided $36,000 in fiscal years 1997, 1996 and 1995, respectively, primarily to fund investing activities largely related to capital expenditures made in anticipation of future commercial business. Net cash flows from financing activities for fiscal years 1997, 1996 and 1995 were $1,676,000, ($2,444,000)
and $105,000, respectively. Net cash provided for financing activities in fiscal 1997 was primarily the result of an increase in bank borrowings of approximately $1,700,000 and $500,000 in borrowings from shareholders. Fiscal 1996 net cash used by financing activities was primarily the result of reduction of bank debt in accordance with credit terms. As a result of the foregoing, net cash increased (decreased) in fiscal years 1997, 1996 and 1995 by $(1,033,000), $225,000 and $(137,000), respectively.

    Net cash used by operating activities in the three months ending December 31, 1996 and 1997 was $920,000 and $2,484,000, respectively. Differences in cash flows from operating activities were primarily related to significant changes in accounts receivable, inventories and accounts payable. The Company used net cash of $406,000 and $797,000 for periods ended December 31, 1996 and 1997, respectively, primarily to fund investing activities largely related to capital expenditures made in anticipation of future commercial business. Net cash provided by financing activities for periods ending December 31, 1996 and 1997 was $572,000 and $3,272,000, respectively and resulted primarily from increases in bank borrowings and borrowings from stockholders. As a result of the foregoing, net cash decreased in the periods ended December 31, 1996 and 1997 by $754,000 and $9,000, respectively.

    At December 31, 1997, the Company had working capital of $11,726,000, an increase of $1,040,000 since the end of fiscal 1997. At December 31, 1997, the Company's accounts receivable and inventories increased by $1,416,000 and $170,000, respectively, compared to September 30, 1997. Cash (less restricted cash) at December 31, 1997 was $186,000.

    At December 31, 1997, current indebtedness decreased to $1,879,000, net of unamortized discount, from $1,885,000 as of September 30, 1997. At the end of the first quarter of fiscal 1998, notes payable to shareholders, net of unamortized discount, increased to $1,932,000 from $1,048,000 as of September 30, 1997. As of December 31, 1997, the Company had $4,349,000 outstanding under the Existing Credit Facility, with $1,651,000 available for borrowing thereunder, in addition to $3,550,000 in letters of credit issued thereunder. As of December 31, 1997, the Company was not in compliance with certain of its financial covenants pursuant to the Existing Credit Facility. On February 23, 1998, the Company received a waiver for this non-compliance. As of April 3, 1998, the Company had $4,975,000 outstanding under the Existing Credit Facility, $3,550,000 outstanding in letters of credit and $1,025,000 available for borrowing under the Existing Credit Facility.

    On October 1, 1997, the Company and its principal bank lender, State Street Bank & Trust Company, entered into an Amended and Restated Credit Agreement providing for a credit facility (as amended, the "Existing Credit Facility") of $6.6 million, including $3.6 million in letters of credit. Borrowings under the Existing Credit Facility bear interest, payable monthly in arrears, at a rate equal to the lender's prime rate plus one-half of one percent and the Company pays a fee of one-half of one percent of the unused portion of the facility. Borrowings are secured by a security interest in all of the Company's accounts, inventory and general intangibles. The Company and its lender entered into the First Amendment to Credit Agreement dated December 9, 1997 which provided for an increase in the Existing Credit Facility to $8.0 million. On December 29, 1997, the Company entered into the Second Amendment to the Credit Agreement which provided for the following: (i) an increase in the total amount of credit available to the Company from $8.0 million to $9.6 million consisting of a $6.0 million line of credit and $3.6 million letters of credit; (ii) a revised amortization schedule whereby $1.5 million is due July 1, 1998, $1.5 million is due October 1, 1998 and the balance, $3.0 million, is due on February 28, 1999; and (iii) waiver of non-compliance by the Company with certain covenants in the Existing Credit Facility and amendment of certain financial covenants. As a result of the loss in the first quarter of fiscal 1998, the Company sought and obtained a waiver of non-compliance with certain covenants in the Existing Credit Facility. The Company intends to use a portion of the proceeds of the offering to repay all amounts outstanding under the Existing Credit Facility.

    In September 1995, in connection with an increase of the Company's borrowing capacity under the Existing Credit Facility as then in effect, the Company issued to the lender a warrant (the "First Warrant") to purchase 55,786 shares of Common Stock (as adjusted for a two-for-one stock dividend paid on April 7, 1997 and certain subsequent anti-dilution adjustments) at an exercise price of $5.95, based on the market price of the Common Stock at that time. The First Warrant has a ten-year exercise period. In consideration of the Second Amendment to the Credit Agreement, the Company issued to the lender a warrant (the "Second Warrant" and, together with the First Warrant, the "Warrants") to purchase 25,000 shares of Common Stock at an exercise price of $23.58, based on the market price of the Common Stock at that time. The Second Warrant has a seven-year exercise period. The Second Warrant has been valued at approximately $327,000, which amount will be amortized as interest expense over the period ending October 1, 1998. Under the original terms of each of the Warrants, the holder of the Warrants would be entitled to receive, without further consideration, a number of shares of Common Stock which would permit the holder to maintain its percentage ownership in the Company, on a fully-diluted basis, upon any future issuances of Common Stock by the Company.

    On April 1, 1998, the Company entered into an agreement (the "Facility Restructuring Agreement") with its principal bank lender pursuant to which, contingent upon the closing of the offering, the Company received an option to make a payment of $235,313 to the lender whereupon no further adjustments for issuances of Common Stock by the Company will be made under the First Warrant (other than an adjustment related to the closing of the offering) and no adjustments for issuances of Common Stock by the Company will be made under the Second Warrant. After the completion of the offering, the number of shares
issuable upon exercise of the First Warrant will equal       shares (
shares assuming the Underwriters' over-allotment option is exercised in full). Upon the closing of the offering and the repayment of all amounts outstanding under the Company's Existing Credit Facility and certain stockholder subordinated indebtedness, the Company expects to record an extraordinary loss
on the early extinguishment of debt of $        ($   per share), as a result of
writing off all unamortized deferred financing costs and discounts. See "--General" and Notes 6 and 8 to the Consolidated Financial Statements.

    The Company has been notified by its principal bank lender that, effective upon the closing of the offering, the lender proposes to extend to the Company a $10,000,000 unsecured revolving credit facility maturing on February 28, 2000 (the "Proposed Credit Facility"). The Company expects that borrowings under the Proposed Credit Facility will bear interest, payable monthly in arrears, at the Company's option, at either a variable rate equal to the bank's prime rate or at a fixed rate equal to the London Inter-Bank Offered Rate ("LIBOR") plus 1.75%. Borrowings under the Proposed Credit Facility will be used for working capital and standby letters of credit and will be subject to the satisfaction of certain financial covenants. The Proposed Credit Facility terms provide that the Company will not pledge its assets to any third party.

    The Company's subsidiary, Starmet CMI Corporation, has a term loan obligation in the amount of $370,000 to Palmetto Federal Savings and Loan Association of South Carolina ("Palmetto"). On March 20, 1998, Starmet CMI Corporation, entered into a second loan with Palmetto and the Lower Savannah Regional Development Corporation in the aggregate principal amount of $995,000, which bears interest at a rate of 10% and matures in ten and one-half years with a rate adjustment at the end of five and one-half years. Both the first and second loans are guaranteed by the Company and secured by mortgages on CMI's South Carolina property. The second loan will be used to expand CMI's manufacturing capabilities at its South Carolina facility.

    The Company has outstanding in the aggregate $2,250,500 in principal amount under debt instruments issued to certain of its principal stockholders, consisting of the following: $500,500 in principal amount of its 10% Convertible Subordinated Debentures due December 10, 1998, which are convertible at any time into Common Stock at $5.945 per share; $350,000 in principal amount of its 10% Subordinated Debentures due December 10, 1998, with three-year warrants to purchase 42,000 shares of Common Stock at an exercise price of $7.50 per share; $500,000 in principal amount of its 10% Subordinated Debentures due December 10, 2000, with three-year warrants to purchase 60,000 shares of Common Stock at an exercise price of $17.875 per share; and $900,000 in principal amount of its 10% Convertible Subordinated Debentures due December 31, 1999, the principal amount of which is convertible at any time into Common Stock at $21.50 per share. The Company intends to use a portion of the proceeds of the offering to repay all of the 10% Subordinated Debentures. The Company intends to offer to repay all of the 10% Convertible Subordinated Debentures but expects that the holders thereof will convert such debt into Common Stock instead of accepting repayment.

    The Company believes, based on assumptions concerning backlog fulfillment and the expected timing of new orders, that the proceeds of the offering, cash from operations, and borrowings which it expects to be available under the Proposed Credit Facility will be sufficient to sustain operations for the foreseeable future and to fund anticipated capital expenditures.

    The Company anticipates that, for the foreseeable future, all earnings will be retained to support operations and finance expansion. The Company has not paid cash dividends in recent years, and does not intend to pay cash dividends on the Common Stock for the foreseeable future. The Company's ability to pay cash dividends is limited by its dependence upon the receipt of cash from its subsidiaries to make such dividend payments. The Company's Existing Credit Facility contains financial covenants and other restrictions that prohibit or restrict the payment of dividends and intercompany loans among Starmet and its subsidiaries and by the Company to its stockholders. The Company expects that the Proposed Credit Facility will not prohibit or restrict payment of dividends.

    The Company has not invested in derivative securities or any other financial instrument that involves a high level of complexity or risk. Management expects that, in the future, cash in excess of current requirements will be invested in investment-grade, interest-bearing securities.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

    The Company is subject to comprehensive and changing Environmental Laws that
(i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances and materials, including liability under CERCLA, and similar state statutes for the investigation and remediation of environmental contamination at properties owned and/or operated by it and at off-site locations where it has arranged for the disposal of hazardous substances. Furthermore, depleted uranium, a material regularly processed by the Company, is a low-level radioactive material and the Company is subject to governmental licensing and regulation.

    If it is determined that the Company is not in compliance with current Environmental Laws, the Company could be subject to fines and penalties. The amount of any such fines and penalties could be material. In addition, the Company uses depleted uranium, beryllium and other hazardous substances, and as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or from an off-site disposal facility, the Company may be held liable and may be required to pay the costs of remedying the condition. The amount of any such liability and costs could be material. See "Risk Factors--Environmental, Health and Regulatory Matters" "Business--Environmental, Safety and Regulatory Matters" and "Business--Concord Site Remediation and Decommissioning Planning Requirements."

LEGAL PROCEEDINGS

    On December 9, 1997, Brush Wellman filed a patent infringement suit against the Company in the Massachusetts District Court alleging that the Company is infringing on the Brush Wellman Patent for the process of investment casting of beryllium aluminum alloys. Brush Wellman is seeking an injunction against the Company's alleged patent infringement, monetary damages (including treble damages) and attorney fees. On March 28, 1998, the PTO granted the Company's request for re-examination (filed January 27, 1998). In the Request, the Company contended, among other things, that there was sufficient "prior art" in the field of investment castings and castings of beryllium aluminum alloys such that the Brush Wellman Patent should not have been issued. In granting the Request, the patent examiner agreed that the Company's cited examples of prior art raised substantial new issues of patentability which were not decided in the prior examination which led to granting the Brush Wellman Patent. The PTO will undertake a process of re-examination of the validity of the Brush Wellman patent that, the Company anticipates, could last for an extended period. There can be no assurance that the PTO will find the Brush Wellman Patent to be invalid. On January 27, 1998, the Company filed in the Massachusetts District Court a motion to stay the court case pending the outcome of the re-examination proceeding. If the Massachusetts District Court were to grant the motion to stay, the court case would not proceed until the conclusion of the PTO's re-examination of the Brush Wellman Patent. Although the Company believes that its motion to stay has merit, no assurance can be given that the Massachusetts District Court will grant the motion.

    Even though the Company has been advised by patent counsel that Brush Wellman's claims are without merit because the Brush Wellman Patent is invalid as a matter of law due to "prior art" and due to the Company's sales of investment cast beryllium aluminum products more than one year prior to the Brush Wellman Patent application, no assurance can be given as to the ultimate outcome of the lawsuit. Even if the lawsuit were not to proceed to trial, the litigation could result in substantial costs to the Company, and an unfavorable settlement of the lawsuit could place the Company at a competitive disadvantage. An adverse judgment or settlement could subject the Company to significant liabilities and expenses (e.g., reasonable royalties, lost profits, attorneys' fees or trebling of damages for willfulness). An adverse outcome also could cause the Company to incur substantial costs in redesigning the investment casting process for its Beralcast products and components. Moreover, there can be no assurance that redesign alternatives would be available to the Company, and if available, that any redesign alternative would not place the Company at a competitive disadvantage. The Company could be required to license the disputed patent rights from Brush Wellman or to cease using the patented technology. Any such license, if required, may not be available on terms acceptable or favorable to the Company, or at all. Any of these results could have a material adverse effect on the Company's business, financial condition and results of operations. Even in the event of a successful outcome, the Company may incur significant legal expenses in its defense. See "Risk Factors--Pending Beralcast Patent Litigation; Patents and Other Intellectual Property " and "Business--Legal Proceedings."

IMPACT OF YEAR 2000 ISSUE

    The Company is in the process of updating its accounting and information systems to ensure that its computer systems are Year 2000 compliant and to improve the Company's overall manufacturing, planning and inventory related systems. In fiscal 1997, the Company invested approximately $250,000 to ensure that the Company is Year 2000 compliant and will continue to make investments in its computer systems and applications to ensure that the Company is Year 2000 compliant. The Company believes that the Company's computer system is Year 2000 compliant. In addition, the Company maintains a Year 2000 expert on its staff. The financial impact to the Company of its Year 2000 compliance programs has not been and is not anticipated to be material to its financial position or results of operations in any given year. While the Company does not believe it will suffer any major effects from the Year 2000 issue, it is possible that such effects could materially impact future financial results, or cause reported financial information not to be necessarily indicative of future operating results or future financial condition. See "Risk Factors--Year 2000 Compliance."

INFLATION

    Inflation has not had a material impact on the Company's cost of doing business. Management attempts to protect the Company by adjusting prices where market conditions permit and by reviewing and improving production processes where possible. There can be no assurance that the Company's business will not be affected by inflation.

NEW ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets, information about the revenues derived from the enterprise's products or services, and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus, including, without limitation, those concerning (i) the Company's business and growth strategies, (ii) the Company's new business and expansion plans, (iii) the effects on the Company of certain legal proceedings and environmental matters, (iv) the effects on the Company of changes in the businesses in which it operates or in economic conditions generally, (v) the use of proceeds of the offering and (vi) the effect on the Company of actions taken or not taken by its customers, suppliers and competitors, contain certain forward-looking statements concerning the Company's operations, economic performance and financial condition. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed in "Risk Factors," elsewhere herein. The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. See "Risk Factors."

                                    BUSINESS

GENERAL

    Starmet is an innovator in the design, development and processing of specialty metals, a precision manufacturer of technologically sophisticated metal components and products, and a leader in certain advanced materials conversion and recycling technologies. A central aspect of the Company's strategy is to continue to capitalize on its metallurgical, materials science and manufacturing expertise, developed primarily for military applications, in order to introduce new products for what the Company believes are high-growth opportunities in large commercial markets.

    In its specialty metals business, Starmet produces a wide range of products and components from advanced metals and alloys. Key among these materials is Beralcast, the Company's family of beryllium aluminum alloys, which is being commercially introduced for use in certain advanced applications. Based upon initial responses by the Company's customers and testing by independent laboratories, the Company believes that Beralcast is a cutting edge material with advanced properties which is ideally suited for certain demanding commercial and aerospace applications. Among its superior performance characteristics are its light weight, dimensional stability, stiffness, vibration damping qualities and workability. In its advanced recycling technologies and uranium services businesses, Starmet is a fully integrated processor of DU, converting UF(6) to UF(4) and DU metal which it manufactures into DU products such as feedstock used in the manufacture of nuclear reactor fuel by a third party, radiation shielding, anti-armor tank penetrator munitions and billets for conversion into tank armor.

    Starmet focuses its research and business development efforts on markets it has identified as offering significant opportunities for growth, including computer data storage, military and commercial aerospace and premium golf products, among others. For example, the Company has produced prototype and pre-production quantities of high-end disk drive arm sets, precision devices used in rigid computer disk drives, for evaluation by leading disk drive manufacturers in their high-speed, high-capacity disk drives. Among its customers in this market, Quinta Corporation, a subsidiary of Seagate Technologies, Inc., has informed the Company that is has selected Beralcast disk drive arm sets for use in its high-end disk drives utilizing Quinta's next generation laser-optical technology and that it anticipates purchasing production levels of Beralcast disk drive arm sets. Beralcast's low density, high stiffness to weight ratio and enhanced vibration damping qualities when compared to competing materials results in significantly increased data storage capacity and reduced data access time in high-end disk drives equipped with Beralcast disk drive arm sets, according to certain customers of the Company. For military applications, the Company has received contracts from Lockheed Martin for 58 separate Beralcast components to be used in its most advanced electro-optical and target acquisition systems that will be fitted on the Comanche, the U.S. Army's next generation advanced reconnaissance and attack helicopter. According to the U.S. Army, Beralcast is the only known material capable of meeting critical Comanche requirements without significant costly redesigns. In addition, U.S. and other military forces have identified opportunities for the use of Beralcast components for other advanced military programs, such as the F-22 advanced tactical fighter, the updated Patriot missile, LANTIRN (a low altitude navigation and targeting system) and the French Rafael advanced fighter aircraft. The Company has delivered prototype parts pursuant to contracts for these applications and is awaiting follow-on funding for the next phases of development. The Company believes that further significant opportunities exist for the use of Beralcast products and components beyond these currently identified applications in commercial and military markets.

    The Company is expanding its manufacturing capacity and plans to invest a substantial portion of the proceeds of the offering in order to meet anticipated demand for Beralcast materials. One of the goals of the Company's planned capital expenditure program is to further reduce product costs, which the Company believes is essential to the commercialization of Beralcast. Since the introduction of its Beralcast alloys, the Company has realized significant reductions in manufacturing costs primarily as a result of its Comanche development work, and anticipates that its manufacturing expansion program and its ongoing experience with Beralcast will result in continued cost reductions. In addition, the Company is committed to maintaining its high quality manufacturing standards. The Company was recently certified under ISO 9002 at its Concord, Massachusetts facility and is the first small business and one of only fourteen companies nationwide to qualify for the U.S. Army's highest quality manufacturing certification. Furthermore, the Company holds regulatory facilities licenses for the processing of low-level radioactive materials, which management believes represent a competitive advantage and a significant barrier to entry to potential new competitors. The Company believes that it operates the only licensed U.S. production facility capable of offering a broad spectrum of processing, conversion, recycling, manufacturing and shielding services for DU and other low-level radioactive materials.

    Since its origins as a metallurgical laboratory affiliated with MIT in 1942, the Company has developed a strong platform in the research and development of various materials science technologies. Throughout its history, the Company has maintained close relationships with MIT and several of the principal research laboratories affiliated with the United States government, including those at Los Alamos, Oak Ridge, Lawrence Livermore and Idaho Falls. The Company believes that these relationships, together with the Company's internal and customer funded research and development efforts, position Starmet at the forefront of the development and commercialization of various materials science technologies. Over the course of its history, the Company has undergone several transitions in response to fundamental changes in its markets and to take advantage of new business opportunities. From its focus on high-volume commercial production of specialty metal powders during the 1970s and the precision manufacture of DU penetrators used in anti-armor munitions during the 1980s and 1990s, to the recent introduction of Beralcast, the Company has a history of developing and bringing to market products that are extensions of its strong foundation in materials science.

INDUSTRIES AND MARKETS

BERALCAST

    The Company's Beralcast products and components were initially developed for the military aerospace industry. To date, the Company has supplied prototype products and subassemblies made of Beralcast for several high-performance weapon systems including Comanche. Comanche is the U.S. Army's next generation advanced reconnaissance and attack helicopter. The U.S. government has appropriated $300 million for the Comanche helicopter program for fiscal 1998 and full-scale production is anticipated in 2003.

    In addition to use in military aerospace applications, the Company believes opportunities exist for Beralcast alloys in a number of commercial applications, such as computer disk drive arm sets. According to Disk/Trend, Inc., an industry source, sales of rigid disk drives are expected to grow from $34 billion in 1997 to over $75 billion in 2000. Approximately 105 million rigid disk drives were shipped in 1996, and shipments of rigid disk drives are expected to grow from an estimated 126 million units in 1997 to 201 million units in 2000, according to Disk/Trend, Inc. Within the computer disk drive market, the Company has identified high-end computer disk drives as the target for its Beralcast products, a market which the Company believes represents between 5% and 10% of the total rigid disk drive market. Disk drive manufacturers have historically increased storage capacity of their disk drives at a very rapid rate and anticipate that their next generation disk drives will double current storage capacity. According to International Business Machines Corporation ("IBM"), disk drive storage density has grown by 60% annually since 1991, while semiconductor density grew 47% to 50% each year. The four largest disk drive manufacturers, Quantum Corporation, Seagate Technology, Inc. (including its subsidiary Quinta Corporation), Western Digital Corporation and IBM, represent approximately 76% of the rigid disk drive market. Based upon input from certain disk drive manufacturers, Starmet believes that its Beralcast disk drive arm sets will be an instrumental part of enabling high-end disk drive manufacturers to develop and introduce their next generation disk drives.

    The Company is also seeking to apply its technology and expertise in the satellite and commercial aerospace industries. Trio Star was formed to develop structural components using Beralcast and other lightweight materials for commercial satellite and aerospace applications by combining the engineering and manufacturing talents of its partners. For these applications, customers seek components and subassemblies that are fabricated using a combination of lightweight metals and non-metallic composites. With the anticipated significant growth in low-Earth-orbit satellite applications, major aerospace corporations are focusing their internal manufacturing resources on the assembly of major component subsystems and outsourcing the manufacturing of the individual components and subassemblies. Teledesic LLC ("Teledesic"), in conjunction with its manufacturing partner, The Boeing Company ("Boeing"), has begun the development of a network of 300 low-Earth-orbit satellites to provide global, broadband, high-speed data and video communications worldwide. Trio Star has submitted a proposal to the Boeing/Teledesic team to manufacture certain structural components for these satellites. If the contract is awarded to Trio Star, pre-production would be expected to commence in 1999, with full-scale production expected in 2000. Trio Star also expects to bid on subassemblies for other commercial satellite programs.

    The Company believes that Beralcast's light weight, stiffness and design flexibility as compared to titanium and other competing materials also make it an ideal material for premium golf club heads and shafts. Beralcast club heads offer the potential of having a larger "sweet spot" and better mass distribution, thereby increasing performance, and the Company is exploring opportunities to introduce Beralcast alloys into extruded seamless tubing for premium golf shaft applications requiring increased stiffness.

AVLIS AND UF(6) CONVERSION

    The Company supplies DU and NU feedstock to USEC's AVLIS program for laser-enrichment into nuclear reactor fuel. USEC is a government-owned global energy company created by the U.S. Congress in 1992 to operate the DoE uranium enrichment program. Uranium enrichment is an essential step in transforming NU into nuclear fuel, which is used by nuclear power plants to produce electric power. Two technologies are currently used to enrich uranium for commercial nuclear power plants, gaseous diffusion and gas centrifuge. USEC currently uses gaseous diffusion as its primary method for enriching uranium and is investing in AVLIS, a next-generation, laser-based enrichment process. USEC expects that AVLIS will replace the current gaseous diffusion process beginning in 2005. The principal advantage of AVLIS over the current gaseous diffusion process is that it consumes significantly less electric power. Based upon engineering studies and demonstrated systems performance, USEC expects that a fully deployed AVLIS facility will use only about five percent of the electric power currently used by gaseous diffusion plants. According to USEC, electric power represents about 60 percent of the cost of operating gaseous diffusion plants.

    Current methods for enrichment of uranium for use as a nuclear fuel generate depleted UF(6). USEC's predecessors, including DoE, have been enriching uranium for defense and commercial nuclear fuel purposes since the 1940s. Over the years, DoE has stockpiled over 1 billion pounds of depleted UF(6) in steel cylinders at three uranium enrichment sites. Since USEC continues to enrich uranium for commercial nuclear power customers in the United States and abroad, approximately 2,500 cylinders are added to this inventory each year.

    The Company believes that the large stockpile of depleted UF(6) cylinders will have to be reprocessed and will not be allowed to continue to be stored. DoE is currently considering several alternatives for the long-term management of depleted UF(6). Of these alternatives, DoE's preferred solution is to convert its depleted UF(6) inventory into DU oxide and/or DU metal. DoE has estimated the cost for such disposition in the $3 billion range. USEC is in the process of privatizing, and following its privatization, USEC will no longer be permitted to store depleted UF(6) produced as a result of its uranium enrichment process as DoE has done. Rather, USEC will be required to dispose of it or use it.

    Starmet believes that USEC's privatization and the aging DoE depleted UF(6) stockpile will create opportunities for the Company's processing and conversion technology. Starmet has developed an expertise in processing and converting UF(6) and its derivative UF(4) into several uranium metal and uranium oxide products and owns and operates the only production facility in North America capable of this process. The Company believes its ability to convert UF(6) and UF(4) into useful products, such as AVLIS feedstock and DUCRETE shielding, will permit useful recycling of depleted UF(6). Conversion of depleted UF(6) can generate fluorine or fluorine compounds such as hydrogen fluoride which have economic uses, thus rendering the conversion process more economically attractive. The Company has filed applications for three patents on new processes which it believes can be advantageously employed in the conversion of UF(6) into performance fluorine products and a variety of other products. According to DoE, conversion of depleted UF(6) would begin as early as practicable and could begin as soon as 2005. The Company believes that its new processing and conversion technology could accelerate the DoE's conversion program due to the increased economic benefits which could result from the production of performance fluorine products.

STRATEGY

    The Company's strategy is to grow revenues and profits by exploiting its materials expertise to manufacture products for currently identified markets and develop new applications for its technologies. Specific components of the Company's strategy include:

    APPLY TECHNOLOGICAL EXPERTISE TO COMMERCIAL APPLICATIONS. The Company intends to continue to capitalize on its metallurgical, materials science and manufacturing expertise, developed primarily for military applications, in order to introduce new products for what the Company believes are high-growth opportunities in large commercial markets. In these efforts, the Company will apply its skills in materials development, investment casting difficult alloys, manipulating and forming complex components, and manufacturing, processing and recycling certain advanced materials. An example is the development of the Company's Beralcast technology which the Company is applying to various applications in commercial and aerospace markets.

    DEVELOP NEW PRODUCTS AND MARKETS THROUGH CONTINUED RESEARCH AND
DEVELOPMENT. The Company intends to continue to focus its own and customer funded research and development efforts on technological innovation designed to yield sophisticated, high-performance commercial products, materials and services. The Company intends to pursue this strategy by maintaining a strong internal research and development team, continuing its longstanding research relationships with major government research centers and working closely with customers. The primary goal of the Company's research and development efforts is to accelerate commercialization of its materials science technologies by addressing customer identified applications with significant market potential.

    INCREASE MANUFACTURING CAPACITY AND REDUCE MANUFACTURING COSTS. The Company intends to leverage its manufacturing expertise by shifting from prototype to full-scale production in order to meet anticipated customer demands. A substantial portion of the proceeds of the offering will be used to purchase additional manufacturing equipment, including new furnaces and automated production equipment, principally for the Company's Beralcast products. Among the goals of the Company's planned capital expenditure program are to increase manufacturing capacity, improve manufacturing efficiencies, enhance product quality and further reduce manufacturing costs.

    MAINTAIN FOCUS ON CUSTOMER SATISFACTION. The Company seeks to continue providing the highest possible level of customer service and customer satisfaction. For example, the Company engages in concurrent engineering with its customers to create value-added, customized products that provide solutions to specific technical issues. The Company seeks to implement design-to-cost programs with its customers to lower overall product costs. In addition, the Company has technical field offices at certain customer sites so that the Company can cooperate in design optimization and provide technical and sales support. The Company at its Concord facility is the first small business and one of only fourteen companies nationwide to qualify for the U.S. Army's highest quality manufacturing certification, and this facility is also ISO 9002 certified. The Company intends to continue its commitment to high-quality manufacturing.

    PURSUE SELECTED COOPERATIVE RELATIONSHIPS. In order to penetrate new markets and accelerate its expansion, the Company intends to pursue selected teaming arrangements, licenses, joint ventures and other cooperative business relationships. This strategy is designed to leverage the Company's technological expertise by increasing production capacity for the Company's products without the Company having to fund all related capital expenditures. This strategy is further designed to allow Starmet to take advantage of the existing distribution channels of its current or potential partners. As part of this strategy and to facilitate such cooperative relationships, in October 1997 the Company completed an internal restructuring to organize the Company's subsidiaries along functional business lines. A recent example of this co-development strategy is Trio Star, a business venture formed by the Company with R-Cubed Composites, Inc. (a subsidiary of Perstorp AB) and Advanced Product Labs, to jointly market, develop and supply structural components to the commercial satellite and aerospace markets.

CHARACTERISTICS OF BERALCAST

    The first beryllium aluminum material commercially produced (called "Lockalloy") was developed in the 1960s by Lockheed Corporation and NASA as a replacement for magnesium alloys in certain advanced aircraft structures. Starmet participated in the early development of Lockalloy as a subcontractor to Lockheed Corporation. Lockalloy was a light weight material with the equivalent stiffness of steel. However, Lockalloy was made from pre-alloyed powder, and was available only in wrought product forms (i.e., extrusions and sheet). Because of the complex processing and low yield inherent in the production of Lockalloy, the cost was high, even for a beryllium-based material. The cost and difficulties in producing the alloy limited it to special applications, and in the late 1970s Lockalloy was withdrawn from commercial production.

    Many of today's advanced systems for aerospace applications require materials with high stiffness and low weight that maintain dimensional stability. Traditional materials possessing the desired properties, like pure beryllium, are often difficult and expensive to fabricate. Common lightweight metal and composite investment castable materials such as aluminum, titanium, magnesium and aluminum silicon carbide composite alloys do not offer the stiffness and light weight which these applications require. Ceramics and ceramic-matrix composites are mostly restricted to specialized applications due to low ductility and machining difficulties. Beryllium and beryllium alloys produced through powder metallurgy meet the criteria of being lightweight and stiff but are inherently expensive and limited to configurations that can be machined or hot pressed.

    In an effort to eliminate the primary limitations of the powder metallurgy technology while retaining the benefits of the beryllium aluminum material, Starmet developed a family of castable beryllium aluminum alloys suited for production using a proprietary investment casting process. These new alloys, named Beralcast, yield a fine grain homogenous microstructure with attractive mechanical, physical and thermal properties, which permit economical precision machining. Beralcast incorporates the best attributes of its component materials and eliminates many individual shortcomings. Beralcast combines the high stiffness and low density characteristics of beryllium with the excellent processing capabilities of aluminum. Certain customers have reported that Beralcast's combination of properties have provided a weight savings of up to 50% in designs requiring high levels of stiffness by, in addition to straight density advantages, reducing casting section thickness requirements. Beralcast can be precision cast to comparable specifications of aluminum. In contrast, pure beryllium is not investment castable. Due to its homogenous fine grain microstructure, Beralcast can be fabricated using conventional processes, such as welding, joining, rolling, extrusion, machining, straightening, finishing and heat treatment. Until recently, such materials have been available only in a pre-alloyed powder metal wrought form. In aerospace applications, this limitation has typically resulted in "buy to fly" ratios of up to 20 to 1, where the majority of the material used for the part ends up as low value machined scrap, most of which is not economic to recycle.

    Beralcast is a metal matrix composite material. The Company's patented Beralcast alloys contain approximately 65 weight percent beryllium, 31 weight percent aluminum and the balance minor alloying additions, including silver, cobalt, germanium and silicon. These Beralcast compositions, developed for specific properties and applications, are as follows:

        BERALCAST 363: General, high-strength composition used primarily for precision cast structural applications.

        BERALCAST 191: Moderate strength composition used primarily for cast electronic and thermal packaging applications.

        BERALCAST 310: Composition used for cast and wrought products. Used primarily for select directional high-strength applications.

    The Company's patented Beralcast alloys have numerous advantages over other competing materials and particularly over its primary elemental component materials, aluminum and beryllium. Utilizing the synergistic effects of an alloyed metal matrix of the two primary components, Beralcast materials offer a combination of improvements as shown below, based on analyses by certain customers and independent testing laboratories.

          ADVANTAGES OVER ALUMINUM                     ADVANTAGES OVER BERYLLIUM
--------------------------------------------  --------------------------------------------
- 22% lower density with essentially          - Castable for complex and precise net shape
  equivalent strength of cast aluminum          configurations
- 3 times higher modulus (stiffness)          - 25% of the raw material input cost
- 6 to 10 times better in damping             - 3 times greater ductility than hot pressed
  coefficient for stability and jitter          beryllium
  reduction depending upon the resonant
  frequency
- 2 to 4 times more dimensionally stable      - Reduced scrap generation, machining and
                                                environmental process concerns
- 30% lower coefficient of thermal expansion  - Weldable for defect repair and structural joining

    In addition, the Company is producing other proprietary Beralcast alloys that are extensions of the Company's current Beralcast technologies. The Company is currently offering these and its patented Beralcast alloys to its customers.

    As shown in the table below, Beralcast has a high stiffness to weight ratio ("specific stiffness"), making it an ideal structural material for certain applications compared to conventional and certain other advanced materials such as aluminum silicon carbide composites and aluminum boron carbide composites (or Boralyn-Registered Trademark-).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  SPECIFIC STIFFNESS - SELECTED MATERIALS
(Ratio of stiffness to weight in 10(8)
inches)
Conventional Materials
Magnesium (AZ91)                                   0.98
Steel (4131Cr-Mo)                                  1.00
Titanium (6AL-4V)                                  1.01
Aluminum (6061)                                    1.04
Advanced Materials
AlSiC (F3S.ZOs)                                    1.43
Boralyn(Registered Trademark) (A1B4C) (H-15)       1.46
Beralcast(Registered Trademark) (363)              3.83

[Diagram comparing specific stiffness of selected materials to Beralcast -Registered Trademark-.]

PRODUCTS AND SERVICES

SPECIALTY METAL PRODUCTS

    Starmet develops and manufactures a range of advanced metal products and components for commercial and aerospace applications. These products are manufactured from various metals and alloys, including the Company's Beralcast beryllium aluminum alloys, pure beryllium, titanium, steel and zirconium. Beralcast is an investment-castable beryllium aluminum alloy designed for secondary structural and electronic applications. The Company believes that it is the technological leader in the development and production of beryllium aluminum alloys. The Company also manufactures high-quality spherical metal powders for niche markets which are used in porous adhesion coatings on medical prostheses and in other products.

    DISK DRIVES. Using Beralcast alloys, disk drive designers have reduced the thickness of individual arm sets in the disk stack and placed additional disks within the same volume. This arm set thickness reduction enables manufacturers to achieve increased storage capacity while maintaining current disk drive dimensional standards. In addition, the higher vibration damping properties of Beralcast, which certain customers have determined to be 6 to 10 times greater than aluminum, significantly increase data retrieval speeds compared to conventional materials by facilitating higher disk rotational speeds and reducing arm vibration. Furthermore, Beralcast has lower thermal expansion and is more dimensionally stable than aluminum, which is critical in certain next generation disk drive systems which are being developed to incorporate laser-optical technology. Based in part upon input from customers concerning performance and component requirements for doubling data storage capacity in future disk drive applications, the Company believes Beralcast will be a critical aspect of achieving these goals. The Company has produced prototype and pre-production Beralcast disk drive arm sets for evaluation by several of the leading disk drive manufacturers. Among its customers in this market, Quinta Corporation, a subsidiary of Seagate Technologies, Inc., has informed the Company that it has selected Beralcast disk drive arm sets for use in its high-end disk drives utilizing Quinta's next generation laser-optical technology, known as Optically Assisted Winchester Technology, and that it anticipates purchasing production levels of Beralcast disk drive arm sets. Leading disk drive manufacturers have funded research, development, prototype work and production tooling to support initial production plans. Certain customers have indicated, subject to various factors, that typical full-production requirements for their high-end disk drives may eventually require between 30,000 and 60,000 Beralcast arm sets per week.

    MILITARY AEROSPACE. Beralcast components have been specified for use on such high performance defense applications as the Comanche. In addition, the Company has manufactured prototype parts for the F-22, LANTIRN, the PAC-3, the French Rafael and a number of other advanced design programs. As compared to various competing materials, including other beryllium aluminum alloys, the Company has been advised by customers that the Company's Beralcast products uniquely meet performance requirements for certain demanding applications where stiffness, vibration damping, lightweight, workability and material uniformity are critical, including the Comanche program. The Company has developed defense applications for Beralcast primarily through its work with Lockheed Martin over the past seven years. The Company has received contracts from Lockheed Martin for 58 separate Beralcast components to be used in EOSS, the night vision and target acquisition system on the Comanche helicopter. The EOSS consists of the night vision, target acquisition, and accessory equipment giving Comanche its advanced night vision capabilities. The qualities of Beralcast make it optimal for use in this type of aerospace application because of its light weight, stiffness and vibration damping characteristics, which are required by the very sensitive operations of this night vision and laser acquisition system. The U.S. Army has stated that if it were required to design the EOSS without the benefits of Beralcast, it would increase costs of the Comanche project by approximately $300 million.

    In addition to its work on Comanche, Starmet was recently advised by Lockheed Martin that it has received funding to upgrade the night vision system of the Apache helicopter with its EOSS. The U.S.

Army has approved funding a development program, which is managed by the Sikorsky Aircraft Corp., to investigate building the Comanche main gear transmission housing with Beralcast. The Company has been advised that Beralcast is being considered by two aerospace engine manufacturers for applications in hydraulic and fuel system components for next generation high performance military engines. Although Starmet expects to provide Beralcast components to support these programs, it has not received related contracts.

    SATELLITES AND COMMERCIAL AEROSPACE. Since the early 1960s, the Company has produced bi-metallic transition joints and seamless beryllium tubes for satellite applications. In addition to continuing to produce these products, the Company recently formed Trio Star, a joint venture with R-Cubed Composites Inc. (a subsidiary of Perstorp AB) and Advanced Product Laboratories, to develop structural components using Beralcast and other lightweight materials for commercial satellite and aerospace applications. The Company holds an approximate 44% interest in Trio Star. Trio Star's target launch customer is Teledesic, which, together with Boeing, is developing a system of 300 low-Earth-orbit satellites to provide global, broadband, high-speed data and video communications worldwide. The program requirements call for the launch of satellites over a 3-year period beginning in the year 2000. If Trio Star is successful in obtaining orders from the Boeing/Teledesic team, revenue is anticipated to be recognized beginning in 1999. Trio Star is also marketing its capabilities to other commercial aerospace companies. Applications include Beralcast structural components and extruded heat pipes for heat dissipation requirements.

    GOLF PRODUCTS. The Company is pursuing the premium golf products market where it plans to market Beralcast as a high-end golf products material. Beralcast is 50% lighter than, and twice as stiff as, titanium and can be investment cast to a thinner wall thickness than titanium. With these qualities, engineers can design a lighter club head, permitting additional perimeter weighting which achieves a larger "sweet spot." The Company has delivered prototype Beralcast golf club heads to a leading golf club manufacturer that has completed initial testing and has concluded that the club heads meet performance requirements. The customer is now in the process of design optimization. The Company believes that if this design optimization is successful, production of these golf clubs could commence by 2001. Starmet is also exploring with a leading golf shaft manufacturer the introduction of extruded Beralcast alloys for seamless tubing in premium golf club shafts.

    POWDERS. The Company manufactures certain metal powders for niche markets through its proprietary processes called the Rotating Electrode Process ("REP") and the Plasma Rotating Electrode Process ("PREP"), which produce spherical metal particles within a relatively controllable size range, including steel, titanium alloy and several nickel and cobalt-based alloys generally known in the industry as specialty powders. Metal powders can be used effectively in a variety of applications where exacting sizes, shapes and cleanliness are important. For example, clean cobalt, chrome and titanium powders, made through PREP, are used in medical implants to effectively bond prosthetic devices to bone and tissue, and uniform steel powders made through PREP are used in photocopiers, sophisticated rapid prototyping applications, and magnetic paint for children's' books, wallpaper, and toys. Management believes the Company's metal powders offer performance advantages in these markets over competing powders since they are cleaner, more uniformly spherical and have a higher percentage of particles within a desired size range from a given amount of raw material.

ADVANCED RECYCLING TECHNOLOGIES AND URANIUM SERVICES

    Starmet develops and provides a variety of products and services based upon its longstanding metallurgical, radiological and chemical know-how, including, in particular, its expertise in processing and converting UF(6) and its derivative UF(4) into materials and products that can be utilized in a variety of specialized applications. Starmet owns and operates the only production facility in North America capable of converting natural UF(6) and depleted UF(6) into UF(4). Depleted UF(6) is a low-level radioactive by-product of the enrichment of uranium. From UF(4), the Company produces DU and NU metal which it manufactures into various uranium metal products. The Company's uranium metal products include DU penetrators used as anti-armor munitions, DU billets for conversion into tank armor, NU and DU feedstock supplied to USEC's AVLIS program for laser-based enrichment into nuclear reactor fuel, and industrial and medical shielding devices. Starmet also owns and operates the only FAA-approved facility in the United States licensed to repair DU counterweights, which are used in various wide-body commercial and military aircraft and which are periodically required to be refurbished. Within its shielding technology business, the Company has received exclusive commercial production rights to a patented shielding product known as DUCRETE shielding, which uses a uranium oxide aggregate mixed with concrete to form a radiation shielding product. The Company is exploring with DoE and several commercial customers specific applications for the use of DUCRETE shielding, including as containment vessels for spent fuel and other high-level radioactive wastes. In addition, the Company has the capability to recycle radioactively contaminated steel into storage boxes for containment of various radioactive wastes and other products.

    The following diagram depicts the processing of uranium supplied by DoE and USEC into various products offered by the Company.

                                   [DIAGRAM]

[Diagram showing conversion of UF(6) into UF(4) and UF(4) into DU Metal products (ALVIS Feedstock, Penetrators and Tank Armor, Industrial and Medical Shielding and Aircraft Counterweights) and DU Oxide products (DU Aggregate, DUCRETE Shielding and Performance Fluorine and Other Chemicals - underdevelopment).]

    PENETRATORS AND TANK ARMOR. DU is a dense, heavy metal that is 67% heavier than lead. Because of its density and workability, DU is an effective material for anti-armor munitions, or penetrators, and is used in numerous United States government and foreign government weapons systems. The U.S. government has funded and owns a portion of the manufacturing machinery and equipment used by the Company for producing penetrators. The Company continues to produce penetrators under a production contract with production scheduled through the second quarter of fiscal 1999. The Company plans to consolidate its DU operations at its South Carolina facility. Due to anticipated reduced U.S. government procurement plans, the Company expects that no revenues will be derived from DU penetrator operations in after the second quarter of fiscal 1999. The Company will continue, however, under a multi-year contract with Lockheed Martin Idaho Technologies Corporation ("LMITCO"), to produce DU billets in support of the Army's tank armor program, which contract is expected to run through 2001.

    AVLIS FEEDSTOCK. The Company supplies DU and NU alloy material to USEC for use as AVLIS feedstock. AVLIS, a laser based enrichment process, is expected to replace the current gaseous diffusion process for producing enriched fuel used in nuclear reactors, according to USEC. USEC expects full-scale AVLIS production to commence by 2005. The Company is currently supplying AVLIS feedstock to USEC under an existing contract and anticipates receiving additional contractual work from USEC in the summer of 1998. The Company is currently the primary supplier to USEC of AVLIS feedstock; however, other companies are expected to compete for future business. See "--Industries and Markets."

    COUNTERWEIGHTS. Starmet operates the only FAA-approved facility in the United States licensed to repair DU aircraft counterweights. Aircraft counterweights are used in wide body commercial and certain miliary aircraft, such as the Boeing 747, DC-10 and L-1011, and are periodically required to be refurbished. The Company refurbishes DU counterweights for many international and domestic carriers flying wide body aircraft, and has begun work on certain military aircraft as well. The Company also has the capability to produce replacement counterweights.

    UF(6) CONVERSION. Starmet owns and operates the only production facility in North America capable of converting natural UF(6) and depleted UF(6) into UF(4). DoE has stockpiled over 1 billion pounds of UF(6) which Starmet believes must eventually be dispositioned. Additionally, USEC will be generating new depleted UF(6) following its privatization which it will be required to dispose of or use. The Company also has patents pending on a new process to recover and convert the fluorine and related products from UF(4) which is the by-product of the UF(6) conversion step. The Company believes that such fluorine processing has the potential to produce a valuable by-product that can be readily sold in the open market. To date, the Company has not received contracts for UF(6) conversion from DoE or USEC, other than UF(6) conversion related to production of AVLIS feedstock for USEC. See "--Industries and Markets."

    DUCRETE SHIELDING. The Company has received exclusive commercial production rights to a patented shielding product known as DUCRETE shielding, which was developed by the DoE's Idaho National Engineering Laboratory. DUCRETE uses a uranium oxide aggregate mixed with concrete to form a stable and economical shielding for spent fuel and other high-level radioactive waste products. According to DoE studies, DUCRETE shielding has been shown to have two and one-half times the shielding capabilities of commercial grade concrete. DUCRETE shielding containers could serve as shielding for above ground storage of spent fuel and high-level wastes, providing an economical means of disposing of stockpiled depleted UF(6), the raw material for the DU oxide aggregate in DUCRETE shielding. A variety of shielding barriers and structures have been identified as potential applications for use of DUCRETE shielding. The Company installed pilot facilities during 1997 to convert DU oxide into high density DUCRETE shielding aggregate. The Company is actively pursuing a contract with the DoE for conversion of uranium oxide into DU aggregate for DUCRETE shielding production. To date, the Company has not received contracts for DUCRETE shielding products.

    RECYCLING AND RECOVERY. The Company has demonstrated the technical feasibility of recycling radioactively contaminated steel into storage boxes for containment of various radioactive wastes at DoE sites.

DoE facilities have millions of tons of radioactively contaminated steel in the form of structural components and various types of processing equipment. In addition to the DoE facilities, it is estimated that several million tons of low-level contaminated steel will be generated as a result of decommissioning the more than 100 currently operating commercial nuclear power plants over the next 30 years. The Company is exploring with the DoE funding of a potential contract to develop full-scale reprocessing of contaminated steel.

SOURCES OF RAW MATERIALS

    Raw materials used by the Company include a number of metals and minerals used to produce the alloys included in its products and castings, including beryllium, titanium, aluminum, nickel, cobalt, chromium and molybdenum, among others. The Company currently purchases beryllium, a metal which is used to form its Beralcast alloys, principally from a producer-supplier located in Kazakhstan and from multiple distributors located in Estonia, Kazakhstan, Sweden, the United States, China and Russia. The Company also purchases scrap beryllium from domestic and foreign distributors. The only three producers of beryllium worldwide are located in Kazakhstan, the United States and China. For competitive reasons, the Company does not procure significant quantities of beryllium raw materials from Brush Wellman, the sole U.S. producer of beryllium, which is the Company's principal competitor for beryllium aluminum products and the plaintiff in the pending Brush Wellman patent lawsuit. The Company believes that a sufficient supply of beryllium remains available for its current demand. However, if its Beralcast products receive broad commercial acceptance, the Company's demand for beryllium will increase. The cost of beryllium could increase as a result of the Company's increased demand, and supplies of beryllium could also be affected. Prices of raw materials used by the Company can be volatile, which could significantly effect their availability and price. The Company has no long-term, fixed price contracts or arrangements for the raw materials it purchases. Commercial deposits of certain metals, such as beryllium, cobalt, nickel, titanium, chromium and molybdenum, that are required for the alloys used in the Company's precision castings and specialty metal powders, are found in only a few parts of the world. See "Risk Factors-- Availability and Cost of Beryllium and Other Raw Materials."

    The principal raw material for the Company's steel powders is cold-rolled steel bars, which are readily available. Other metal powders are manufactured to customer specifications, and the metals for these powders are generally available for purchase in job lots from specialty metal suppliers.

    UF(6), the raw material for DU products, is currently available in abundant supply from DoE's inventory and from USEC's ongoing operations.

RESEARCH AND DEVELOPMENT ACTIVITIES

    The Company intends to continue to focus its own and customer funded research and development efforts on technological innovation designed to yield sophisticated, high-performance commercial products, materials and services. The Company intends to pursue this strategy by maintaining a strong internal research and development team, continuing its longstanding research relationships with major government research centers and working closely with customers. The primary goal of the Company's research and development efforts is to accelerate commercialization of its materials science technology by addressing customer identified applications with significant market potential.

    The Company is involved in research covering a variety of product areas for applications of Beralcast castings, metal powders, and uranium processing technologies. Research and development activities in the Company's specialty metals products business are focused on Beralcast technology. New development efforts include new casting processes and technologies, extrusion and rolling of wrought materials, alternate alloy compositions to meet specialized applications, processes to convert beryllium ore to metal economically, advanced beryllium and beryllium aluminum recycling technologies, and casting simulation and solidification modeling to improve product quality and reduce product development lead times. The focus of research and development activities in the Company's advanced recycling technologies and uranium services businesses is on advanced casting technologies for AVLIS feed material, the development of fluorine recovery from UF(6) conversion, the manufacture of DUCRETE as a means of incorporating depleted uranium oxide aggregate in a cement matrix to make shielded concrete structures and recycling processes for radioactively contaminated steel scrap.

    The Company participates in certain cooperative research and development activities through arrangements with selected customers and government agencies where there is potential for utilizing proprietary technology or specialized resources not directly available to the Company. Such research and development activities are funded both by the Company and through customer sponsored programs. During the past fiscal year, funded research and development has been sponsored by the DOD, DoE, and various aerospace and commercial customers. This includes research and development of the use of Beralcast products for the Comanche program, disk drive applications and other applications. The Company employs a staff of six Ph.D. technologists with backgrounds in chemistry, mechanical and metallurgical engineering to conduct research and new product development. The cost for Company-sponsored research and development activities was $1,309,000 in fiscal 1997, $876,000 in fiscal 1996, and $439,000 in fiscal
1995. Total revenues from customer-funded research and development were $793,000 in fiscal 1997, $1,812,000 in fiscal 1996 and $557,000 in fiscal 1995.

MANUFACTURING AND OPERATIONS

    Beralcast is produced using a proprietary investment casting technology. The alloys are vacuum-induction melted and cast into pre-heated ceramic shells. Vacuum melting is not required but is preferred because it prevents oxidation and also serves to de-gas the melt. A typical casting cycle begins with preparation of the elemental charge materials and alloy additions. The charge is loaded into the crucible, the furnace chamber is evacuated and power is applied to melt the charge. The charge is heated and stirred to ensure complete melting and homogenization. A separate preheated mold chamber is evacuated for the investment shells. Once the optimal temperatures for the cast alloy and mold have been achieved, the melting chamber and mold chamber interlocks are opened and the metal is poured into the ceramic mold. Following the metal pouring, the chambers are isolated and the mold is control cooled to optimize the alloy microstructure. Residual material inside the crucible is reheated and poured into additional ceramic molds once the metal and mold temperatures have been achieved. Once the casting has cooled sufficiently, the ceramic mold is removed and the casting is cut from the gating and feed network. The residual gating and feed materials are recycled back into the casting process. The casting is subsequently finished by grinding, deburring, straightening, welding and sandblasting for final inspection. Following inspection, the castings are delivered to machining facilities for finish machining into the final configuration.

    The investment molds used in the process are produced from a formulation developed specifically for Beralcast. These molds are fabricated using either conventional wax patterns or rapid prototype patterns. Pursuant to a teaming agreement between Starmet and Nu-Cast Inc., a producer of thin-walled, lightweight aluminum castings, the molds are fabricated in accordance with Starmet's specifications at Nu-Cast Inc. using a dedicated mold fabrication line which was installed to support the manufacture of Beralcast investment molds. To support the future growth of Beralcast, the Company intends to establish ceramic mold manufacturing capabilities at its Concord facility.

    The majority of the Company's activities are conducted at a Company-owned site in Concord, Massachusetts which comprises approximately 46 acres and includes a 180,000 square feet building used for manufacturing activities, offices and warehousing. Beralcast investment castings are currently produced at the Company's Concord, Massachusetts facility. The Company's current facilities in Concord, Massachusetts may not be adequate depending upon the demand for Beralcast products, and possible alternatives sites for additional production facilities are being explored. The Company plans to consolidate its DU operations at its South Carolina facility.

    The Company owns and operates a facility in Barnwell, South Carolina located on over 300 acres of land which includes a 109,000 square foot facility housing two manufacturing units (one unit provides the capability of converting UF(6) to UF(4) and a second unit houses a reduction process to convert UF(4) to metallic depleted uranium), a 70,000 square foot facility adjacent to the manufacturing facility to provide recovery and recycle of DU and other materials, and a full-scale analytical laboratory.

    Due to planned new product and process introductions, principally to support anticipated large volume Beralcast production, the Company anticipates spending up to approximately $90 million over the next four years, subject to various factors, to increase the capacity at the Company's facilities. Specifically, the Company has embarked upon a multi-year capital expenditure program, under which it plans to invest approximately $60 million in five phases to expand its commercial Beralcast manufacturing capabilities to meet anticipated customer demand through fixed asset additions, including production equipment, such as casting furnaces, shell lines, wax mold lines, de-waxing lines and finishing lines, and facility upgrades. The Company intends to fund such capital expenditures with the proceeds of the offering and cash expected to be generated from operations. Depending upon the demand for Beralcast products, this program may be accelerated, delayed or otherwise adjusted. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

    The Company at its Concord facility is the first small business and one of only fourteen companies nationwide to qualify for the U.S. Army's highest quality manufacturing certification, and this facility is ISO 9002 certified. The Company intends to continue its commitment to high quality manufacturing.

SALES AND MARKETING

    The Company relies on a variety of marketing strategies, including advertising and direct sales. Technical papers given at industry symposia, presented by Starmet and in conjunction with customers, are also used as marketing vehicles for the Company's advanced metal products and services. In addition, the Company has developed concurrent engineering procedures between customers, suppliers and Starmet. The benefit of concurrent engineering is to provide customers cost-effective solutions to product designs which mitigate technical and scheduling risks. Furthermore, understanding the importance of design-to-cost principles especially those of a major aerospace firm such as Lockheed Martin, is essential to supporting the Company's Beralcast customers. The Company expects concentrated efforts on cost reduction in the form of concurrent engineering, low cost beryllium metal production, facility expansion, and other efforts, to enhance its competitive position.

    Sales of Beralcast products at present are made directly to manufacturers of assemblies and systems. In addition, the Company markets its products through a multi-step process consisting of initial discussions of the products, highlighting the advantages of beryllium aluminum, an engineering and marketing evaluation by the prospective customer of sample material and demonstration products, appropriate agreements allowing the customer to use and market Beralcast in the relevant application and market and, finally, a production program where appropriate expenditures are made on tooling, equipment and quality control necessary to fulfill market requirements. The Company intends to continue to sell primarily to OEM customers, with distribution from the Company's manufacturing site to customer facilities.

    The Company's sales and marketing organization consists of sales offices in Concord, Massachusetts, San Jose, California, Washington, DC, Oak Ridge, Tennessee, Idaho Falls, Idaho, Aiken, South Carolina, Barnwell, South Carolina and sales representatives in Europe and Japan. The Company's marketing activities also include the use of applications engineering support professionals to assist in the development of products for specific customers and markets, evaluations by institutions that specialize in technology and/or markets of this type, development of appropriate sales materials such as specification sheets and corporate brochures, and promotion through appearances at selected trade shows and selective advertising in journals and the trade press.

    In order to penetrate new markets and accelerate its expansion, the Company intends to pursue selected teaming arrangements, licenses, joint ventures and other cooperative relationships. This strategy is designed to leverage the Company's technological expertise by increasing production capacity for the Company's products without the Company having to fund all related capital expenditures and to leverage the existing distribution channels of partners.

PATENTS, TRADEMARKS AND LICENSES

    The Company's future success depends in substantial part on its proprietary technology, in particular, Beralcast, the Company's family of beryllium aluminum alloys. It seeks to protect its interests and competitive position through a combination of patent protection, confidentiality agreements with key employees, and restricted access to certain of the Company's critical information.

    The Company pursues a diligent patent application program in the United States and abroad. The Company's holds three U.S. patents on the alloy compositions for Beralcast materials, which provide patent rights through the year 2012 and certain Beralcast process details are trade secrets.

    The Company holds a U.S. patent relating to developments in REP production equipment for metal powders, which provide patent rights through the year 2001. The Company has also filed and effected this patent in certain European countries, Canada, Israel and Japan.

    In addition, the Company has also filed applications for three patents on new processes which it believes can be advantageously employed in the processing and conversion of UF(6) into a variety of products, including performance fluorine chemicals.

    The Company has received exclusive commercial production rights to a patented shielding product known as DUCRETE shielding, which uses a uranium oxide aggregate mixed with concrete to form a stable radiation shielding product. DUCRETE shielding was developed and patented by DoE's Idaho National Engineering Laboratory.

    The Company believes that its current and anticipated businesses do not infringe on any patent owned by others; however, the Company has been sued by Brush Wellman for alleged infringement of Brush Wellman's investment casting process patent. There can also be no assurance that the Company's products will not infringe upon the patent rights of others or that it will not be forced to expend substantial funds to defend against infringement claims of, or to obtain licenses from, third parties. See "Risk Factors-- Pending Beralcast Patent Litigation; Patents and Other Intellectual Property."

COMPETITION

    The Company faces significant competition from established companies in certain of its product lines. In addition, the Company's Beralcast alloys and other products and services face competition from alternative or competing materials, products, services and technologies. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than the Company, and, as a result, may be able to respond more quickly to new or emerging technologies or standards and to changes in customer requirements, or may be able to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at lower prices. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operation and financial condition. Although the Company believes that it has certain technological and other advantages over its competitors, realizing and maintaining these advantages will require continued investment in research and development, sales and marketing, and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages. The Company believes that its ability to compete successfully depends on a number of factors both within and outside of its control including price, product quality, success in developing or otherwise introducing new products, and general market and economic conditions. See "Risk Factors--Competition."

    The Company competes with Brush Wellman in the production of beryllium products, specifically beryllium aluminum alloys. Historically, Brush Wellman, the current sole U.S. producer of beryllium metal, was the dominant supplier of beryllium and beryllium alloys. With the development of Starmet's Beralcast alloys, the Company has become the leading producer of investment cast beryllium aluminum alloys in direct competition with Brush Wellman. The Company and several of its customers believe that the Company's Beralcast products offer mechanical and other benefits superior to Brush Wellman's materials. Brush Wellman has attempted to enter into cross-licensing arrangements with the Company related to the Company's patented Beralcast alloys, but the Company has not licensed any of its Beralcast patents to Brush Wellman or any other companies. See "--Legal Proceedings."

    Beralcast investment castings compete directly with aluminum, magnesium, titanium, aluminum silicon carbide and aluminum boron carbide castings. Use of Beralcast depends largely on the customer's weight, stiffness, and vibration damping needs, in combination with a willingness to pay a premium for the materials' performance benefits.

    Key competitive factors in the metal powders market are price and the ability to meet exact dimensional, metallurgical and other specifications. The steel powder marketed by the Company for photocopy applications competes with less expensive powders produced by larger manufacturers.

    The Company has historically competed with Aerojet Ordnance, a division of GenCorp Inc., as one of two domestic DU penetrator manufacturers. Since the requirements for DU penetrator munitions have declined, the Company believes that Aerojet Ordnance will attempt to compete with Starmet in the production of AVLIS feedstock. Although the Company has been the primary supplier of AVLIS feedstock to USEC, it expects other companies to compete for future USEC business.

SIGNIFICANT CUSTOMERS

    A substantial portion of the Company's business is currently conducted with a relatively small number of large customers. The Company's ten largest customers accounted for approximately 78% and 83% of the Company's sales in the fiscal years 1997 and 1996, respectively. While the Company's planned expansion into new commercial markets may result in a substantial portion of its revenues being derived from new customers, the dominance of a few companies in certain of these targeted markets is likely to continue to result in a substantial portion of the Company's revenues being derived from a small number of significant customers. The loss of one of its key customers or any significant portion of orders from any such customers could have a material adverse affect on the Company's business, results of operation and financial condition. See "Risk Factors--Concentration of Customers," "Risk Factors--Uncertainties Relating to USEC" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    Royal Ordnance, a U.K. defense contractor, is a significant customer of the Company's DU penetrator business. In fiscal 1997, sales to Royal Ordnance accounted for 19% of sales. The Company currently is under contract to manufacture penetrator blanks for Royal Ordnance with a completion date of December 1998. USEC is the only customer of the Company's AVLIS feedstock material. In fiscal 1997, sales to USEC accounted for 14% of sales. Primex Technologies is also a significant customer of the Company's DU penetrator business. In fiscal 1997, sales to Primex Technologies accounted for 12% of sales. The Company currently is under contract to provide Primex Technologies with 120mm penetrators for the U.S. Army's ABRAMS Tank program through the second quarter of fiscal 1999. Lockheed Martin is a significant customer of the Company's specialty metal products business. In fiscal 1997, sales to

Lockheed Martin accounted for 7% of sales. The Company currently is under several contracts with Lockheed Martin to provide Beralcast hardware for the Comanche helicopter program.

BACKLOG

    The following table sets forth certain information with respect to the Company's backlog at September 30, 1997, 1996 and 1995, and at December 31, 1997 and December 31, 1996 including the portions thereof represented by orders from the Company's principal customers, Lockheed Martin, LMITCO, Primex Technologies and USEC. The backlog for the Company is affected by the timing of orders from these customers. The Company believes all orders in backlog are firm. The following information is based on the Company's anticipated future business segments.

                                                                    AT SEPTEMBER 30,            AT DECEMBER 31,
                                                             -------------------------------  --------------------
                                                               1995       1996       1997       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                (IN THOUSANDS)
Specialty Metal Products...................................  $   9,749  $  10,532  $   8,098  $  11,072  $   8,898
Advanced Recycling Technologies and Uranium Services.......     20,960     12,712     19,556     16,510     15,749
                                                             ---------  ---------  ---------  ---------  ---------
  Total....................................................     30,709     23,244     27,654     27,582     24,647
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

ENVIRONMENTAL, SAFETY AND REGULATORY MATTERS

    Two of the materials regularly processed by the Company, depleted uranium and beryllium, have characteristics considered to be health or safety hazards by various federal, state and local regulatory agencies. The processing of these materials requires a high level of safety consciousness, personnel monitoring devices and special equipment. Depleted uranium is a low-level radioactive material, and the Company is subject to government licensing and regulation. Depleted uranium in the finely divided state, such as grinding dust or machine turnings, is combustible at room temperature and requires special handling for safe operations and disposal of process wastes. Airborne beryllium in respirable form, such as powder, dusts or mists generated in some manufacturing processes can represent a hazard to the lungs in certain, susceptible individuals. Processing this material requires use of extensive ventilation and dust collecting systems. All of these operations are performed under strict environmental and health safety controls consistent with OSHA and EPA regulations for pure beryllium. Management believes that the experience gained in its many years of working with these metals has resulted in capabilities for dealing effectively with the health and safety concerns associated with these materials.

    The Company is subject to Environmental Laws that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances and materials, including liability under CERCLA and similar state statutes for the investigation and remediation of environmental contamination at properties owned and/or operated by it and at off-site locations where it has arranged for the disposal of hazardous substances. In 1997, the Company's licenses at its Concord and South Carolina facilities were renewed for a period of five years.

    If it is determined that the Company is not in compliance with current Environmental Laws, the Company could be subject to fines and penalties. The amount of any such fines and penalties could be material. In addition, the Company uses depleted uranium, beryllium and other hazardous substances, and as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or from an off-site disposal facility, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

    The Company's facilities have made, and will continue to make, expenditures to comply with current and future Environmental Laws. The Company anticipates that it could incur additional capital and operating costs in the future to comply with existing Environmental Laws and new requirements arising from new or amended statutes and regulations. In addition, because the applicable regulatory agencies have not yet promulgated final standards for some existing environmental programs, the Company cannot at this time reasonably estimate the cost for compliance with these additional requirements. The amount of any such compliance costs could be material. The Company cannot predict the impact that future regulations will impose upon the Company's business.

    In the process of manufacturing depleted uranium products, the Company generates low-level radioactive waste materials that must be disposed of at sites licensed by federal, state, and local governments. The operation of these disposal sites is at the discretion of these regulatory entities, which may at times result in temporary closures and limited access. For this reason, the Company does not rely upon any one disposal site for its waste, but, rather, seeks to use all sites available on the basis of user rates and contract terms. The Company has benefitted recently from a resurgence of competition in the waste disposal industry where rates are again being driven by market forces. New disposal sites and options are becoming available to the Company while at the same time the Company has made significant progress in developing and instituting technical alternatives to the generation and disposal of its waste. The Company intends to continue the development of technologies and processes aimed at the reduction and elimination of waste materials associated with its manufacturing processes.

    For a number of years, ending in 1985, the Company deposited spent acid and associated depleted uranium waste and other residual materials by neutralizing them with lime and discharging the neutralized mixture to a holding basin on its premises in Concord. In 1986, the holding basin was covered with Hypalon, an impervious material used to prevent rain and surface run-off water from leaching through the holding basin. The Company now uses a proprietary "closed loop" process that it developed to discontinue such discharges. The Company believes that both practices were and are in compliance with all applicable regulations. The Company is now near completion of the process of removing and disposing of material in the holding basin. For a discussion of the status of remediation of the holding basin at the Company's Concord facility, see "--Concord Site Remediation and Decommissioning Planning Requirements."

CONCORD SITE REMEDIATION AND DECOMMISSIONING PLANNING REQUIREMENTS

    The Company is required to maintain certain licenses issued by the Massachusetts Department of Public Health ("DPH") and the South Carolina Department of Health and Environmental Control ("DHEC") in order to possess and process depleted uranium materials at its facilities in Concord and South Carolina, respectively. Under applicable licensing regulations pertaining to decommissioning and disposal of certain hazardous materials ("D&D") at licensed sites, the Company submitted to the Nuclear Regulatory Commission ("NRC") (the predecessor of DPH, in this regard) and the applicable state agencies a Decommissioning Funding Plan ("DFP") to provide for possible future decommissioning of its facilities. The Concord facility DFP estimated cost is $11.7 million and the South Carolina Facility DFP estimate is $2.9 million. The Company is required to provide financial assurance for such decommissioning pursuant to applicable regulations. The Company has satisfied these requirements, and as a result, the site licenses for both locations have been renewed.

    Substantially all of the depleted uranium materials to which the DFP requirements apply were processed by the Company for the United States government. Based on the terms of certain contracts that the Company entered into with the United States government to process such depleted uranium materials, the Company believes that such materials continue to be owned by the United States government and that the United States government is obligated, under applicable law, to pay for its percentage of eventual D&D. The Company's DFP's reflect its position that it is obligated to provide financial assurance only with respect to the portion of the materials which are attributable to the Company's commercial production for parties other than the United States government and that this obligation has been satisfied by a letter of credit to each geographic location's regulatory agency.

    The United States Army, in a Memorandum of Decision dated September 13, 1996 (the "Memorandum of Decision"), pursuant to Public Law 85-804, agreed that it would fund remediation of the Company's Concord holding basin site as well as D&D related to that facility, based in part on the Army's determination that the Company's activities are essential to the national defense. The United States Army has issued to the Company a fixed price subcontract for remediation of the holding basin and the Company entered into a fixed price subcontract with a contractor to perform this remediation. The Company's contract with the contractor is fixed price based on a specified volume of waste to be removed from the basin and delivered to a disposal site. If the volume of the material removed exceeds the specified level, then the Company is obligated to pay an additional fee per cubic yard of excess material removed. Based on currently available information, management believes that the costs to complete remediaton of the holding basin may exceed the fixed price contract with the United States Army. The Company believes that any additional remediation costs would not be material in part because the United States Army has agreed to recognize additional costs to remediate the holding basin as allowable and recoverable costs through the Company's overhead structure on government contracts. Subject to funding appropriations, the Army has provided written assurances of its intention to provide funding for D&D costs at the Concord facility under future contracts or under an existing contract in the event that no future contracts are awarded. D&D costs for the Company's South Carolina facility are covered by the existing letter of credit. The Company has no assurance that the Army will accept responsibility for the share of the estimated cost of D&D at its South Carolina facility which directly resulted from production work under U.S. government contracts on government supplied materials. However, management believes that the Army is responsible for its estimated share of D&D.

LEGAL PROCEEDINGS

    On December 9, 1997, Brush Wellman filed a patent infringement suit against the Company in the Massachusetts District Court alleging that the Company is infringing on the Brush Wellman Patent for the process of investment casting of beryllium aluminum alloys. Brush Wellman is seeking an injunction against the Company's alleged patent infringement, monetary damages (including treble damages) and attorney fees. On March 28, 1998, the PTO granted the Company's request for re-examination (filed January 22, 1998). In the Request, the Company contended, among other things, that there was sufficient "prior art" in the field of investment castings and castings of beryllium aluminum alloys such that the Brush Wellman Patent should not have been issued. In granting the Request, the patent examiner agreed that the Company's cited examples of prior art raised substantial new issues of patentability which were not decided in the prior examination which led to granting the Brush Wellman Patent. The PTO will undertake a process of re-examination of the validity of the Brush Wellman patent that, the Company anticipates, could last for an extended period. There can be no assurance that the PTO will find the Brush Wellman Patent to be invalid. On January 27, 1998, the Company filed in the Massachusetts District Court a motion to stay the court case pending the outcome of the re-examination proceeding. If the Massachusetts District Court were to grant the motion to stay, the court case would not proceed until the conclusion of the PTO's re-examination of the Brush Wellman Patent. Although the Company believes that its motion to stay has merit, no assurance can be given that the Massachusetts District Court will grant the motion.

    Even though the Company has been advised by patent counsel that Brush Wellman's claims are without merit because the Brush Wellman Patent is invalid as a matter of law due to "prior art" and due to the Company's sales of investment cast beryllium aluminum products more than one year prior to the Brush Wellman Patent application, no assurance can be given as to the ultimate outcome of the lawsuit. Even if the lawsuit were not to proceed to trial, the litigation could result in substantial costs to the Company, and an unfavorable settlement of the lawsuit could place the Company at a competitive disadvantage. An adverse judgment or settlement could subject the Company to significant liabilities and expenses (e.g., reasonable royalties, lost profits, attorneys' fees or trebling of damages for willfulness). An adverse outcome also could cause the Company to incur substantial costs in redesigning the investment casting process for its Beralcast products and components. Moreover, there can be no assurance that redesign alternatives would be available to the Company, and if available, that any redesign alternative would not place the Company at a competitive disadvantage. The Company could be required to license the disputed patent rights from Brush Wellman or to cease using the patented technology. Any such license, if required, may not be available on terms acceptable or favorable to the Company, or at all. Any of these results could have a material adverse effect on the Company's business, financial condition and results of operations. Even in the event of a successful outcome, the Company may incur significant legal expenses in its defense. See "Risk Factors--Pending Beralcast Patent Litigation; Patents and Other Intellectual Property " and "Business--Legal Proceedings."

    The Company is named as a Potentially Responsible Party ("PRP") in regard to the Maxey Flats, Kentucky, Superfund Site. This site was used until 1977 as a licensed and approved low level radioactive waste disposal site. A committee of PRP's, including the Company, has submitted a remedial investigation and feasibility study report to the Environmental Protection Agency. The agreement signed by the settling parties in July 1995 outlines the responsibilities of all PRPs and states that the PRPs will undertake the initial remedial phase ("IRP") of the site remediation at an estimated cost of $60 million. Based upon the percentage of responsibility allocated to the Company, its liability at this site is expected to be approximately $80,000 over 10 years.

EMPLOYEES

    As of March 31, 1998, the Company employed 272 employees. Of these employees, 136 were involved in manufacturing, 36 in health and safety, 34 in engineering, 32 in administration, 18 in finance and 16 in sales. No employees are covered by any collective bargaining agreements. The Company believes that its relationships with its employees are good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company as of April 3, 1998 are as follows:

NAME                                                      AGE                     POSITION WITH COMPANY
----------------------------------------------------     -----     ----------------------------------------------------
Robert E. Quinn (1).................................          44   President, Chief Executive Officer, Treasurer and
                                                                     Director
George J. Matthews (1)..............................          68   Chairman of the Board of Directors
Wilson B. Tuffin (1)................................          66   Vice Chairman of the Board of Directors
Kenneth A. Smith (2)................................          61   Director
Frank H. Brenton (2)................................          72   Director
William J. Shea (2).................................          50   Director
Kevin R. Raftery....................................          39   President, Starmet Commercial Castings, LLC and
                                                                     Starmet Aerocast, LLC
Douglas F. Grotheer.................................          39   President, Starmet CMI Corporation
William T. Nachtrab.................................          44   Vice President, Engineering & Technology
James M. Spiezio....................................          50   Vice President, Finance & Administration
James H. Scarboro...................................          58   Vice President, Marketing
Frank J. Vumbaco....................................          44   Vice President, Health/Safety & Corporate
                                                                     Communications
Bruce E. Zukauskas..................................          47   Vice President, Operations

------------------------

(1) Member of Stock Option Committee

(2) Member of Audit Committee.

    The term of office for each director and executive officer of the Company is the earlier of one year or until a successor is chosen and qualified. The executive officers are elected by the directors at their first meeting following the annual meeting of stockholders. There are no family relationships among the directors and executive officers.

    ROBERT E. QUINN was elected President of the Company on November 30, 1994 and Chief Executive Officer and Treasurer on January 20, 1998. Prior to November 30, 1994, he held the position of Vice President, Sales with the Company for six years. Mr. Quinn is also a director of the Company. Upon graduation from college, Mr. Quinn joined the Company as a sales administrator. At age 34, he became the youngest Vice President in the Company's history. Mr. Quinn is a graduate of Tufts University and has a Masters of Business Administration from Babson College. Mr. Quinn is a member of the Massachusetts High Technology Council, National Defense Industrial Association, Tufts University Alumni Admissions and sits on the Board of Governors of the Concord Museum.

    GEORGE J. MATTHEWS has been Chairman of the Board of Directors since 1972, when he and his partner, Mr. Wilson B. Tuffin, purchased the Company from Whittaker Corporation. From November 1994 to January 1998, Mr. Matthews held the positions of Chief Executive Officer and Treasurer of the Company. Mr. Matthews currently is Chairman of the Board of Trustees of Northeastern University, Chairman of the Gorbachev Institute of North America, and Chairman, Globalview Associates Limited. He is a graduate of Northeastern University's DDA Management Program majoring in Electrical Engineering. He received his M.S. in Business Administration at Suffolk University. Mr. Matthews has received honorary degrees from Ricker College and Northeastern University. He is also the recipient of several educational, civic and philanthropic honors and awards.

    WILSON B. TUFFIN has been Vice Chairman of the Board of Directors since November 1994. From 1972 when he and his partner, Mr. Matthews, purchased the Company from Whittaker Corporation, to

November 1994, Mr. Tuffin held the positions of President, Chief Executive Officer and Treasurer of the Company. Mr. Tuffin is an alumnus of the Tufts University School of Engineering.

    KENNETH A. SMITH was elected a member of the Company's Board of Directors in 1985. Dr. Smith has been an Edwin R. Gilliland Professor of Chemical Engineering at Massachusetts Institute of Technology since 1989 and was the Associate Provost at MIT from 1980 to 1991. Dr. Smith has done extensive consulting for major international petroleum and chemical companies and other companies including E.I. DuPont de Nemours & Co., Inc., Air Products and Chemicals, Inc., Qatar General Petroleum Corporation, Arthur D. Little, Inc., Cabot Corporation, and Stone and Webster Engineering Corp. Dr. Smith received his S.B., S.M., and ScD. in Chemical Engineering from MIT. He has written over 100 articles in journals on fluid mechanics, heat and mass transfer, polymer characterization, desalination, liquified natural gas and biomedical engineering.

    FRANK H. BRENTON was elected a member of the Company's Board of Directors in 1986. Mr. Brenton is also a principal of Frank H. Brenton Associates, a business consulting firm. From 1984 to 1986, Mr. Brenton was Chairman of the board of directors of Marshall's Incorporated, an off-price retailer and division of Melville, Inc. He also served as Vice President of Melville Corporation during that period. Mr. Brenton served as CFO of Mammoth Mart from 1962 to 1975.

    WILLIAM J. SHEA was elected a member of the Company's Board of Directors in February 1998. From 1992 to 1997, Mr. Shea served as Vice-Chairman, Chief Financial Officer and Treasurer of BankBoston, NA. Prior to joining BankBoston, NA in 1992, Mr. Shea spent 19 years with Coopers & Lybrand, where he was a Senior Partner and a member of the Firm Council, the partnership's governing body. Mr. Shea is currently Chairman of the board of directors of Centennial Technologies, Inc. and serves on the boards of directors of View Tech, Inc. and Miros, Inc. Mr. Shea received his B.A. and M.A. in Economics from Northeastern University.

    KEVIN R. RAFTERY became President of Starmet Commercial Castings, LLC and Starmet Aerocast, LLC (both subsidiaries of the Company) in October 1997. Prior to that he was the Manager of the Company's Beralcast business unit. Mr. Raftery joined the Company in 1976 as a technician working for several project engineers. He quickly advanced into project engineering becoming the lead project engineer for several demanding aerospace programs. Mr. Raftery was promoted to Program Manager in 1994 and Business Unit Manager in 1996. Mr. Raftery is a recognized expert in casting, extrusion, heat treating, coating, welding and joining technologies for aerospace specialty metals. During his twenty year tenure with the Company, Mr. Raftery has authored and co-authored several technical publications and is a co-inventor of two Beralcast patents. Mr. Raftery received his B.S. in Mechanical Engineering Technology from the University of Massachusetts.

    DOUGLAS F. GROTHEER became President of Starmet CMI Corporation (a subsidiary of the Company) in 1997. Prior to this promotion, Mr. Grotheer was Vice President of Engineering, Programs and Quality for the Company since 1994. Mr. Grotheer joined the Company as a project engineer directly after graduating from college in 1980. He was promoted to Manager of Ordnance Programs. Mr. Grotheer is a recognized expert in uranium metallurgy and processing, as well as ISO 9002 Quality Systems. Mr. Grotheer received his degree in Materials Engineering from Rensselaer Polytechnic Institute.

    WILLIAM T. NACHTRAB, PH.D. has held the position of Vice President, Engineering and Technology with the Company since 1997 and Vice President of Technology since 1994. Dr. Nachtrab is the Company's senior technologist. Dr. Nachtrab, who joined the Company in 1988, is the author and co-author of numerous technical and scientific publications and an inventor of four of the Company's patents. He is a recognized expert in beryllium, titanium, alloy steels, uranium metallurgy and extrusion and powder metal processing. Before joining the Company, Dr. Nachtrab was a Senior Member of the Technical Staff of the GE/RCA Corporation. Prior to that he was a Division Research Engineer for Lukens Steel Company, a Research Engineer for Lehigh University, and a Metallurgist for LTV Steel Company. Dr. Nachtrab has a Ph.D. in Metallurgical and Materials Engineering from Lehigh University.

    JAMES M. SPIEZIO has been Vice President, Finance and Administration since October 1993. Prior to October 1993, he held the position of Corporate Controller and prior to April 1989, he served as Manager of Business Planning and Financial Analysis for four years. Before joining the Company, Mr. Spiezio held positions of increasing responsibility in finance at Pratt & Whitney Company, United Technologies Inc., and the General Electric Company. Mr. Spiezio also held the position of President of Starmet CMI Corporation from October 1993 to July 1997. Mr. Spiezio is a graduate of Indiana University School of Business.

    JAMES H. SCARBORO became Vice President in December 1997 and is responsible for government relations and strategic business development for the Company. Mr. Scarboro has been with the Company for over five years. Mr. Scarboro was Assistant Program Manager for the U.S. Army's Tank Main Armament Systems and Program Manager for the Abrams Tank. Mr. Scarboro is a graduate of Rawlins College, Ball State University, the U.S. Army Command and General Staff College and the DOD Systems Management College and retired from the U.S. Army with the rank of Lieutenant Colonel.

    FRANK J. VUMBACO has held the position of Vice President, Health/Safety and Corporate Communications with the Company since November 1995. Prior to November 1995, he held the position of Vice President, Health/Safety since November 1993. Prior to November 1993, he was Manager of Health/Safety for over five years. Before joining the Company in 1980, Mr. Vumbaco served as the Manager of Health, Safety & Security for National Lead Industries, Albany, NY. He is a director of the New England Consortium of Radioactive Material Users (NELRAD) and a member of the Massachusetts Nuclear Incident Advisory Team. Mr. Vumbaco is a graduate of Siena College and has a Masters in Applied Business Management from Lesley College.

    BRUCE E. ZUKAUSKAS has held the position of Vice President, Operations since October 1994. Prior to October 1994, he was Quality Manager for over five years. Before joining the Company, Mr. Zukauskas served as Operations Engineer for Babcock and Wilcox Tubular Products Group. Mr. Zukauskas is a graduate of the U.S. Military Academy at West Point and the U.S. Army Command and General Staff College and received his Masters in Industrial Engineering from the University of Pittsburgh. Mr. Zukauskas is a Colonel in the U.S. Army, Reserves.

DIRECTOR COMPENSATION

    Each outside director of the Company receives an annual fee of $15,000 and is eligible to receive options under the Company's 1995 Directors Option Plan (the "1995 Directors Plan"). Messrs. Brenton and Smith, the Company's two non-employee directors during fiscal 1997, were each granted options to purchase 3,000 shares of Common Stock at an exercise price of $15.56 per share in fiscal 1997. During the second fiscal quarter of fiscal 1998, the Company granted to each of Messrs. Matthews, Tuffin, Smith, Brenton and Shea options to purchase 7,500 shares of Common Stock at an exercise price of $23.67 per share, based on the market price of the Common Stock at that time. At the same time, the Company also granted Mr. Quinn (in his capacity as President of the Company) an incentive stock option to purchase 15,000 shares of Common Stock at the same exercise price under the Company's 1998 Stock Option Plan.

    The Company has entered into a management agreement with Matthews Associates Limited, a Massachusetts corporation ("MAL"), of which George J. Matthews, Director and Chairman of the Board of Directors of the Company, is sole owner. The management agreement is described in the section titled "Employment Agreements with Certain Officers."

    The Company entered into an employment and consulting agreement with Mr. Tuffin in November 1994, which shall continue in force until February 1999. Pursuant to such agreement, Mr. Tuffin receives annual compensation of $105,000 for his services as a consultant to the Company. Mr. Tuffin's duties include his service as a director and Vice Chairman of the Board of Directors of the Company. During the term of the agreement and for a period of two years after its expiration, Mr. Tuffin may not compete directly or indirectly with the Company within the continental United States.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has an Audit Committee which is reconstituted at the first meeting of the Board following the annual meeting of stockholders. The Audit Committee, which met two times during fiscal 1997, meets with the Company's independent auditors and principal financial personnel to review the scope and results of the annual audit and the Company's financial reports. The Audit Committee also reviews the scope of audit and non-audit services performed by the independent public accountants, and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Brenton, Smith and Shea.

    The Board of Directors has a Stock Option Committee which was formed during fiscal 1997. The Stock Option Committee, which met once during fiscal 1997, recommends to the Board of Directors for its approval the terms, amounts and recipients of stock options under the Company's stock option plans. The present members of the Stock Option Committee are Messrs. Matthews, Tuffin and Quinn.

    The Board of Directors does not have standing committees on compensation or nominations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1997, the Board of Directors of the Company was responsible for establishing executive compensation (other than stock option compensation). Messrs. Quinn and Matthews participated in deliberations of the Company's Board of Directors concerning executive officer compensation. Neither participated in setting his own compensation. No executive officer of the Company served as a director or member of a compensation committee, or its equivalent, of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

    The following table and notes present the compensation provided by the Company during the last three fiscal years for its Chief Executive Officer and for the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose total compensation exceeded $100,000 for fiscal 1997 (collectively, the "Named Executive Officers"):

                                                                                                   LONG TERM COMPENSATION
                                                                                           ---------------------------------------
                                                            ANNUAL COMPENSATION                      AWARDS
                                                  ---------------------------------------  --------------------------    PAYOUTS
                                                                                OTHER      RESTRICTED    SECURITIES    -----------
                                                                               ANNUAL         STOCK      UNDERLYING       LTIP
             NAME AND                                                          COMPEN-      AWARD(S)      OPTIONS/       PAYOUTS
        PRINCIPAL POSITION             YEAR(1)    SALARY ($)    BONUS($)    SATION($)(2)        $        SARS (#)(3)        $
        ------------------           -----------  -----------  -----------  -------------  -----------  -------------  -----------
George J. Matthews.................        1997      350,000       --            --            --            --            --
  Chairman of Board of Directors,          1996      350,000       --            --            --            --            --
  CEO and Treasurer (4) (5)                1995      350,000       --            --            --            20,000        --
Robert E. Quinn....................        1997      200,000       15,000        --            --            25,000        --
  President (5)(6)                         1996      173,769       --            --            --            20,000        --
                                           1995      151,673          200        35,000        --            60,000        --
James M. Spiezio...................        1997      131,616       13,250        --            --             8,000        --
  Vice President, Finance &                1996      121,058       --            --            --            10,000        --
  Administration                           1995      113,270       10,930        --            --            12,000        --
William T. Nachtrab................        1997      131,616        9,050        --            --             8,000        --
  Vice President, Engineering and          1996      114,849       --            --            --            --            --
  Technology                               1995      108,703       10,830        --            --            12,000        --
Douglas F. Grotheer................        1997      121,934        6,700        --            --             5,000        --
  President, Starmet CMI                   1996      100,252       --            --            --            --            --
  Corporation                              1995       95,002       10,830        --            --             5,000        --


                                         ALL
                                        OTHER
             NAME AND                  COMPEN-
        PRINCIPAL POSITION            SATION($)
        ------------------           -----------
George J. Matthews.................      --
  Chairman of Board of Directors,        --
  CEO and Treasurer (4) (5)              --
Robert E. Quinn....................      --
  President (5)(6)                       --
                                         --
James M. Spiezio...................      --
  Vice President, Finance &              --
  Administration                         --
William T. Nachtrab................      --
  Vice President, Engineering and        --
  Technology                             --
Douglas F. Grotheer................      --
  President, Starmet CMI                 --
  Corporation                            --

------------------------

(1) The Company's fiscal year ends on September 30 of each year.

(2) Excludes perquisites in amounts less than the threshold level required for reporting.

(3) Options have been adjusted to reflect Company's two-for-one stock dividend paid on April 7, 1997.

(4) Mr. Matthews is a consultant to the Company pursuant to a management agreement between Matthews Associates Limited and the Company. All compensation under the agreement is paid by the Company to Matthews Associates Limited. See "Employment Agreements with Certain Officers."

(5) On January 20, 1998, Mr. Matthews resigned as Chief Executive Officer and Treasurer of the Company and the Company elected Mr. Quinn as Chief Executive Officer and Treasurer.

(6) Mr. Quinn's compensation for fiscal 1997 was determined pursuant to his Employment Agreement. See "Employment Agreements with Certain Officers."

EMPLOYMENT AGREEMENTS WITH CERTAIN OFFICERS

    EMPLOYMENT AGREEMENT WITH MR. QUINN

    In October 1997, the Company entered into an amended employment agreement with Mr. Quinn. Pursuant to the agreement, Mr. Quinn will receive initial compensation at the annual rate of $200,000, subject to such annual increases and bonuses as the Board of Directors may from time to time determine. The agreement shall continue in force until February 28, 2002, unless terminated by either party in accordance with its terms, and is subject to annual renewals as described in the agreement. During the term of the agreement and for a period of two years after its expiration, or after the termination of Mr. Quinn's employment with the Company, whichever occurs later, Mr. Quinn may not compete directly or indirectly with the Company within the continental United States. The Company shall require any successor to a majority of the Company's business activities to assume its obligations under this agreement.

    EMPLOYMENT AGREEMENTS WITH MESSRS. SPIEZIO, NACHTRAB, GROTHEER AND RAFTERY

    In October 1997, the Company entered into employment agreements with Messrs. Spiezio, Nachtrab, Grotheer and Raftery (each an "Executive"). Under the terms of their respective agreements, Messrs. Spiezio, Nachtrab, Grotheer and Raftery are entitled to an annual base salary of $142,000, $136,000, $135,000, and $100,000, respectively, subject to such annual increases and bonuses as the Board of Directors may from time to time determine. Each of the agreements shall continue in force for an initial period of three years, unless such agreement is terminated by the Company or the Executive in accordance with its terms. Annually, the Board of Directors, in its discretion, may extend the term of each agreement for an additional year. During the term of each agreement and for a period of eighteen months after any termination of employment, each Executive may neither compete directly or indirectly with the Company within the continental United States nor solicit any of the Company's customers or employees. Each of the agreements may be terminated by the Company prior to a change in control (as defined in the agreements) and upon twelve months written notice.

    MANAGEMENT AGREEMENT WITH MATTHEWS ASSOCIATES LIMITED

    The Company has entered into a management agreement with Matthews Associates Limited, a Massachusetts corporation ("MAL"), of which George J. Matthews, Director and Chairman of the Board of Directors of the Company, is sole owner. The agreement provides MAL with a minimum compensation of $350,000 per annum for services performed under the agreement, including financial management advice, representation of the Company before government regulatory bodies, Mr. Matthews' service on the Board and such other duties as assigned by the Board of Directors. The agreement expires on February 28, 2002, subject to annual renewals as described in the agreement. In the event of termination of MAL by the Company, the Company is obligated to pay to MAL all of the amounts due under the agreement for the remaining term.

PENSION PLAN

    The following table sets forth the aggregate annual benefit payable upon retirement at normal retirement age for each level of remuneration specified at the listed years of service.

                                                                            YEARS OF SERVICE
                    ANNUAL REMUNERATION                       --------------------------------------------
                    PRIOR TO RETIREMENT                          15         20         25      30 OR MORE
------------------------------------------------------------  ---------  ---------  ---------  -----------
up to $100,000..............................................     23,520     31,360     39,220      47,040
100,001--150,000............................................     38,520     51,360     64,200      77,040
150,001--200,000............................................     53,520     71,360     89,200     107,040
200,001--300,000............................................     83,520    111,360    139,200     167,040
300,001--400,000............................................    113,520    151,360    189,200     227,040
400,000--500,000............................................    143,520    191,360    239,200     287,040

    The Company has a defined benefit plan (the "Pension Plan") designed to provide retirement benefits for employees and ancillary benefits to their beneficiaries, joint annuitants and spouses. All employees of the Company become participants in the Pension Plan after attaining the later of age 21 or one year of service with the Company. The Pension Plan provides retirement benefits based on years of service and compensation. An employee's benefits under the Pension Plan generally become fully vested after five years of service. At normal retirement (the later of age 65 and five years of Pension Plan participation), participants are entitled to a monthly benefit for the remainder of their life in an amount equal to one-twelfth of the sum of their "Annual Credits" for their last 30 years or lesser period of employment with the Company and its predecessors. An employee's "Annual Credit" is 1.25% of the portion of his annual compensation that is subject to Social Security tax and two percent (2%) of the balance of his annual compensation. Participants with five years of service are entitled to retirement at age 55, but the monthly benefit payable under the Pension Plan is reduced by 0.5% for each month that early retirement precedes normal retirement but not to less than $100 per month if the Participant has ten or more years of service. The surviving spouse of a retiree under the Plan is entitled to receive benefits equal to one-half the amount the retiree had been receiving. Alternative benefit payments that are equivalent to the benefit described above are also available to participants. Benefits payable under the plan are not reduced by Social Security payments to the retiree. Amounts shown assume benefits commence at age 65. Benefit amounts shown are straight-life annuities. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: Robert E. Quinn-21 years; James M. Spiezio-11 years; William T. Nachtrab-7 years; and Douglas F. Grotheer-17 years. Mr. Matthews does not participate in the Pension Plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding options granted during fiscal 1997 by the Company to the Named Executive Officers:

                                                                        INDIVIDUAL GRANTS
                                         --------------------------------------------------------------------------------
                                                         PERCENT                                  POTENTIAL REALIZABLE
                                                        OF TOTAL                                    VALUE AT ASSUMED
                                          NUMBER OF      OPTIONS                                  ANNUAL RATES OF STOCK
                                         SECURITIES    GRANTED TO                                PRICE APPRECIATION FOR
                                         UNDERLYING   EMPLOYEES IN   EXERCISE OR                     OPTION TERM(3)
                                           OPTIONS       FISCAL      BASE PRICE    EXPIRATION   -------------------------
NAME                                     GRANTED (#)    YEAR (1)     ($/SHARE)(2)     DATE          5%($)        10%($)
---------------------------------------  -----------  -------------  -----------  ------------  -------------  ----------
George J. Matthews.....................      --            --            --            --            --            --

Robert E. Quinn........................   15,000(4)                   $  15.563       8/5/2007   $   146,812   $  372,051
                                          10,000(5)         20.8%         7.38      11/19/2006        46,412      117,618

James M. Spiezio.......................    4,000(4)                      15.563       8/5/2007        39,150       99,214
                                           4,000(5)          6.7%         7.38      11/19/2006        18,565       47,047

William T. Nachtrab....................    4,000(4)                      15.563       8/5/2007        39,150       99,214
                                           4,000(5)          6.7%         7.38      11/19/2006        18,565       47,047

Douglas F. Grotheer....................    3,000(4)                      15.563       8/5/2007        29,362       74,410
                                           2,000(5)          4.2%         7.38      11/19/2006         9,282       23,524

------------------------

(1) Percentage is total percentage of all options granted to employee in fiscal 1997.

(2) The exercise price per share was based on the market price of the underlying Common Stock on the date of grant. The exercise price reflects the two-for-one stock dividend paid on April 7, 1997.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission of five percent and ten percent compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes of the options exercise price or other expenses associated with the exercise. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the amounts reflected will be achieved.

(4) These options will vest in three equal annual installments on August 5, 1998, 1999 and 2000.

(5) These options will vest in three equal annual installments on November 19, 1997, 1998 and 1999. The number of shares has been adjusted to reflect the Company's two-for-one stock dividend paid on April 7, 1997.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth certain information concerning options exercised during fiscal 1997 by the Named Executive Officers, as well as the aggregate value of unexercised options held by such executive officers on September 30, 1997. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED
                                                                                                           IN-THE-MONEY
                                                                                  NUMBER OF SECURITIES        OPTIONS
                                                                                 UNDERLYING UNEXERCISED        AT
                                                SHARES                           OPTIONS AT FY-END (#)      FY-END(2)
                                              ACQUIRED ON          VALUE       --------------------------  -----------
NAME                                           EXERCISE         REALIZED(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE
-----------------------------------------  -----------------  ---------------  -----------  -------------  -----------
George J. Matthews.......................              0         $       0         13,334         6,666     $ 148,274
Robert E. Quinn..........................              0                 0         46,667        58,333       509,003
James M. Spiezio.........................              0                 0         16,333        18,667       193,679
William T. Nachtrab......................              0                 0         13,000        12,000       157,449
Douglas F. Grotheer......................              0                 0          8,334         6,666        83,324


NAME                                       UNEXERCISABLE
-----------------------------------------  -------------
George J. Matthews.......................   $    74,126
Robert E. Quinn..........................       487,202
James M. Spiezio.........................       162,599
William T. Nachtrab......................        90,129
Douglas F. Grotheer......................        43,327

------------------------

(1) Value realized equals fair market value on the date of exercise, less the exercise price, times the number of shares acquired, without deducting taxes or commissions paid by employee.

(2) Value of unexercised options equals fair market value of the shares underlying in-the-money options on September 30, 1997 (closing price of Common Stock on September 30, 1997 was $17.25 per share), less the exercise price, times the number of options outstanding. All such options were "in the money" as of September 30, 1997.

STOCK OPTION PLANS

    1998 STOCK PLAN

    On February 20, 1998, the Board of Directors adopted the Company's 1998 Stock Plan (the "1998 Stock Plan") and the 1998 Stock Plan was approved by the Company's stockholders at a meeting on March 18, 1998. The Company has reserved 300,000 shares of Common Stock for issuance under the 1998 Stock Plan to employees, officers, directors and consultants of the Company. The Board of Directors believes that the use of long-term stock incentives is the most effective tool to motivate and retain key management, other employees, non-employee directors and consultants of the Company and to provide such persons with an additional incentive to promote the long-term interests and financial success of the Company. The purpose of the 1998 Stock Plan is to benefit the Company through the retention and motivation of its employees by offering such individuals an opportunity to become owners of the Common Stock of the Company with an additional incentive to advance the best interests of the Company by increasing their proprietary interest in the success of the Company. Accordingly, on March 18, 1998 the Company granted options to purchase 200,000 shares of Common Stock at an exercise price of $23.67 per share, based on the market price of the Common Stock at that time, under the 1998 Stock Plan, of which 65,000 were granted to certain Company officers. The remaining options to purchase were distributed to all of the full-time employees of the Company.

    The 1998 Stock Plan provides for the granting of incentive stock options ("ISOs") which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the granting of non-qualified stock options ("Non-Qualified Options") which do not meet the requirements of Section 422 of the Code, opportunities to make direct purchases of the Company's Common Stock ("Purchase Rights") and the making of awards of the Company's Common Stock ("Awards"). If any unexercised option granted pursuant to the 1998 Stock Plan lapses or terminates for any reason, the shares of Common Stock covered thereby are again available for subsequent option grants under the 1998 Stock Plan.

    The 1998 Stock Plan will be administered by the Board of Directors. The Board of Directors may delegate any or all of its powers under the 1998 Stock Plan to a committee appointed by the Board of Directors. Subject to the terms of the 1998 Stock Plan, the Board of Directors determines the recipients to whom options will be granted, the number of shares to be covered by such options and the terms of such options.

    The Board of Directors may, at its discretion, select any eligible person to participate in the 1998 Stock Plan. Non-Qualified Options and Purchase Rights may be granted, and Awards may be made, to any director, officer, employee or consultant of the Company. Only employees of the Company are eligible to receive ISOs. The number of options granted to any eligible person is within the discretion of the Board of Directors, subject to certain conditions concerning ISOs.

    The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to ISOs which first become exercisable in any calendar year by an employee may not exceed $100,000. ISOs may not be granted at less than the fair market value of the Common Stock on the date of grant or 110% of fair market value in the case of ISOs granted to any optionee holding 10% or more of the total combined voting power of all classes of stock of the Company. On April 3, 1998, the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $36.50 per share. In addition, no ISO is exercisable after 10 years from the date on which it is granted, and in the case of ISOs granted to an employee holding 10% or more of the total combined voting power of all classes of stock of the Company, the term shall not exceed 5 years from the date of grant.

    Options issued under the 1998 Stock Plan are exercisable only by the optionee during the life of the optionee and, generally, are not transferable, except by will or the laws of descent and distribution or as determined by the Board of Directors. The Board of Directors shall determine the period of time during which an optionee may exercise an option following the termination of employment or service to the Company subject to certain restrictions set forth below with respect to ISOs. ISOs are generally only exercisable while an optionee is employed by the Company, except that the Board of Directors may determine to permit exercise within up to three months after termination of employment to the extent such option has vested at the time of such termination. If an optionee dies while employed by the Company or within three months of the termination of his or her employment by the Company, such optionee's ISOs may be exercised up to twelve months after his or her death. If an optionee is permanently disabled during his or her employment by the Company, such optionee's options may be exercised up to one year following termination of his or her employment due to such disability.

    The exercise price of options granted under the 1998 Stock Plan is determined by the Board of Directors on the date of grant, subject to the limitation that the exercise price may not be less than par value. However, there are certain pricing restrictions for ISOs as set forth above. The exercise price of options granted under the 1998 Stock Plan must be paid in full upon exercise in cash, by delivery of shares of Common Stock already owned by the optionee, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option, by any other means the Board of Directors deems acceptable, or a combination thereof.

    The Board of Directors may terminate, modify or amend the 1998 Stock Plan except that no amendment or modification for which stockholder approval is required under Section 422 of the Code is permissible without the approval of the stockholders of the Company. With respect to ISOs, the 1998 Stock Plan shall terminate on the earlier of (i) February 19, 2008 or (ii) the date on which all shares available for issuance under the 1998 Stock Plan have been issued pursuant to the exercise or cancellation of options granted under the 1998 Stock Plan.

    1995 DIRECTORS OPTION PLAN

    Non-management members of the Board of Directors of the Company and its subsidiaries participate in the Company's 1995 Directors Plan, which was adopted to promote the interests of the Company and its stockholders in strengthening the Company's ability to attract and retain experienced and knowledgeable non-management directors by enhancing their incentive to work on behalf of the Company and its stockholders and to encourage them to acquire an increased proprietary interest in the Company.

    The Company has reserved 70,000 shares of Common Stock for issuance under the 1995 Directors Plan to the Company's non-management directors. All options granted under the 1995 Directors Plan shall be Non-Qualified Options and have an exercise price equal to the closing price of the Company's Common Stock on the day prior to the date of option grant. The 1995 Directors Plan shall expire on November 20, 2000.

    The Company has granted options to purchase 43,500 shares of Common Stock under the 1995 Directors Plan.

    1990 EMPLOYEE, NON-QUALIFIED AND DIRECTORS OPTION PLANS

    The Company has a 1990 amended and restated employee stock option plan for the granting of ISOs to employees, a 1990 amended non-qualified option plan for the granting of Non-Qualified Options to certain key employees and a 1990 directors plan for the granting of Non-Qualified Options to the Company's directors. No additional options will be granted under these plans; however, 351,420 options are outstanding under these plans, of which 195,061 are currently exercisable.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. Article 6 of the Company's Amended and Restated Articles of Organization provides that the Company shall indemnify directors and officers of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors and officers or by reason of their agreeing to serve, at the request of the Company, as a director or officer with another organization. Under this provision, a director or officer of the Company shall be indemnified by the Company for all costs and expenses (including attorneys' fees), judgments, liabilities, and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. The Board of Directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by any such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Article 6 of the Company's Articles of Organization eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

                              CERTAIN TRANSACTIONS

    In January 1996, the Company sold $500,500 of its 10% Convertible Subordinated Debentures due on June 10, 1997 to Wiaf Investors Co. ($334,000), Melvin Chrein ($83,500), and Kathleen Matthews ($83,000). Such debentures are convertible into shares of Common Stock at an exercise price of $5.945 per share. Wiaf Investors Co. and Mr. Chrein have filed Schedules 13DA identifying themselves as part of an investor group which holds more than five percent of the Company's outstanding Common Stock and Mrs. Matthews is the wife of George Matthews, a director of the Company. In September 1996, the Company, Wiaf Investors Co., Mr. Chrein, and Mrs. Matthews amended the above debentures and extended the due date to December 10, 1998

    In September 1996, the Company sold $350,000 of its 10% Subordinated Debentures due on December 10, 1998 and issued warrants to purchase 42,000 shares of Common Stock to Melvin Chrein ($100,000 and 12,000 shares), Marshall Chrein ($25,000 and 3,000 shares), and Charles Alpert ($225,000 and 27,000 shares). Melvin Chrein, Marshall Chrein and Charles Alpert have filed Schedules 13DA identifying themselves as part of an investor group which holds more than five percent of the Company's outstanding Common Stock.

    In December 1997, the Company sold $900,000 of its 10% Convertible Subordinated Debentures due on December 31, 1999 to Wiaf Investors Co. ($500,000), Melvin Chrein ($150,000), Marshall Chrein ($50,000), George Matthews ($50,000) and $150,000 to an individual not affiliated with the Company. Such debentures are convertible into shares of Common Stock at an exercise price of $21.50 per share. Wiaf Investors Co., Melvin Chrein and Marshall Chrein have filed Schedules 13DA identifying themselves as part of an investor group which holds more than five percent of the Company's outstanding Common Stock and Mr. Matthews is currently a director of the Company.

    The Company has entered into a management agreement with Mr. Matthews, and employment agreements with Messrs. Quinn, Spiezio, Nachtrab, Grotheer and Raftery, as described in "Employment Agreements with Certain Officers" and an employment and consulting agreement with Mr. Tuffin, as described in "Director Compensation."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth as of March 18, 1998, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to be a beneficial owner of more than five percent of the Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, (iv) all directors and executive officers of the Company as a group, and (v) each Selling Stockholder. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock of the Company if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days of March 18, 1998. As used herein "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as otherwise noted, each party included in the table has sole voting and investment power with respect to the shares beneficially owned.

    BENEFICIAL OWNERSHIP PERCENTAGES SET FORTH IN THE FOLLOWING TABLE DO NOT REFLECT ACTUAL VOTING POWER RESULTING FROM THE APPLICATION OF THE MASSACHUSETTS CONTROL SHARE ACQUISITION ACT. SEE "RISK FACTORS-- EFFECTS OF MASSACHUSETTS CONTROL SHARE ACQUISITION ACT," "RISK FACTORS--SUBSTANTIAL INFLUENCE OF PRINCIPAL STOCKHOLDERS" AND "DESCRIPTION OF CAPITAL STOCK--MASSACHUSETTS CORPORATE LAW."

                                                                     PERCENT                      SHARES        PERCENT
                                                                  BENEFICIALLY      NUMBER OF   BENEFICIALLY BENEFICIALLY
                                            AMOUNT AND NATURE      OWNED PRIOR       SHARES     OWNED AFTER   OWNED AFTER
NAME AND ADDRESS                              OF BENEFICIAL          TO THE           BEING         THE           THE
OF BENEFICIAL OWNER                             OWNERSHIP          OFFERING(1)       OFFERED     OFFERING    OFFERING(1)(2)
-----------------------------------------  -------------------  -----------------  -----------  -----------  -------------
Charles Alpert(1)(3)(4)..................      2,495,537               50.57%        450,000    2,045,537
Joseph Alpert
Wiaf Investors Co.
  466 Arbuckle Avenue
  Lawrence, NY 11516

and

Melvin B. Chrein, M.D.
Meryl J. Chrein
Marshall J. Chrein
  21 Copper Beech Lane
  Lawrence, NY 11559

George J. Matthews(5)....................        416,754                8.65%        145,000      271,754
  Chairman of the Board of Directors,
  Director & Consultant
  c/o Matthews Associates Limited
  100 Corporate Place
  Peabody, MA 01960

Wilson B. Tuffin(6)......................        401,982                8.39%        150,000      251,982
  Vice Chairman and Director
  23 Arlington Street
  Acton, MA 01720

Dimensional Fund Advisors, Inc.(7).......        335,500                7.00%          --         335,500
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401

Robert E. Quinn(8).......................         85,479                1.76%          --          85,479
  President, CEO and Treasurer

James M. Spiezio(9)......................         23,665                *              --          23,665
  Vice President, Finance and
  Administration

Eleanor Donelan..........................         19,788                *              5,000       14,788
  27 Beverly Road
  Arlington, MA 02174

                                                                     PERCENT                      SHARES        PERCENT
                                                                  BENEFICIALLY      NUMBER OF   BENEFICIALLY BENEFICIALLY
                                            AMOUNT AND NATURE      OWNED PRIOR       SHARES     OWNED AFTER   OWNED AFTER
NAME AND ADDRESS                              OF BENEFICIAL          TO THE           BEING         THE           THE
OF BENEFICIAL OWNER                             OWNERSHIP          OFFERING(1)       OFFERED     OFFERING    OFFERING(1)(2)
-----------------------------------------  -------------------  -----------------  -----------  -----------  -------------
William T. Nachtrab(10)..................         16,999                *              --          16,999
  Vice President, Engineering &
  Technology

Kenneth A. Smith, Director(11)...........         14,000                *              --          14,000

Frank H. Brenton, Director(11)...........         14,000                *              --          14,000

Douglas F. Grotheer(12)..................         11,075                *              --          11,075
  President of Starmet CMI Corporation

William J. Shea, Director................          --                  --              --           --

All directors and executive officers (13       1,012,918               20.36%        295,000      717,918
persons) as a group(13)..................

------------------------

(1) Does not reflect the effect on voting rights of the Massachusetts Control Share Acquisition Act. The Company is subject to Chapter 110D of the Massachusetts General Laws which governs "control share acquisitions," which are acquisitions of beneficial ownership of shares which would raise the voting power of the acquiring person above any one of three thresholds: one-fifth, one-third or one-half of the total voting power. All shares acquired by the person making the control share acquisition within 90 days before or after any such threshold is crossed obtain voting rights only upon the authorization from a majority of the stockholders other than the person acquiring such shares, officers of the Company and those directors of the Company who also are employees. Based on certain filings made with the Securities and Exchange Commission, the Company believes that certain control share acquisitions have occurred and that the members of the group which effected such control share acquisitions, namely Wiaf Investors Co., Charles Alpert, Joseph Alpert, Melvin B. Chrein, Meryl J. Chrein and Marshall J. Chrein (collectively, the "Investor Group") are the holders of 1,759,255 shares (the "Affected Shares") which were acquired in control share acquisitions (within the meaning of Chapter 110D) and accordingly will have no voting rights unless or until such voting rights are authorized as described in "Description of Capital Stock." Upon the closing of the offering, the Investor Group will beneficially own in the aggregate 2,045,537 shares of Common Stock (assuming full conversion of convertible debentures and including shares issuable upon exercise of all warrants held
    by certain members of the Investor Group), or approximately    % of the
    shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). Of the shares to be beneficially owned by the
    Investor Group, not more than       will be entitled to vote, or
    approximately    % of the total outstanding shares entitled to vote
    (assuming no exercise of the Underwriters' over-allotment option).

(2) Assumes that the Underwriters' over-allotment option is not exercised.

(3) Derived from Schedules 13DA, dated March 28, 1997, Forms 5 and stockholder questionnaires submitted to the Company. The six persons named are described as a group in such Schedules 13DA. The persons named reported ownership of the following shares: Wiaf Investors Co. 1,756,756; Melvin B. Chrein 202,300; Meryl J. Chrein 245,500; Charles Alpert 50,000; Joseph Alpert 50,000; and Marshall J. Chrein 46,200. Each person reported sole voting and dispositive power with respect to the shares owned by such person. Also includes 21,021, 79,435 and 2,325 shares which Melvin B. Chrein, Wiaf Investors Co. and Marshall Chrein, respectively, have the right to acquire upon conversion of outstanding 10% Convertible Subordinated Debentures and 27,000, 12,000 and 3,000 shares which Charles Alpert or nominee, Melvin B. Chrein and Marshall J. Chrein, respectively, have the right to acquire under outstanding warrants.

(4) 300,000 shares will be sold by Wiaf Investors Co. and Melvin B. Chrein and Meryl J. Chrein will each sell 75,000 shares.

(5) Includes (i) 13,334 shares which may be purchased upon the exercise of currently exercisable options, (ii) 2,325 shares which may be acquired upon the conversion of an outstanding 10% Convertible Subordinated Debenture,
    (ii) 13,961 shares which Mr. Matthews' wife has the right to acquire upon the conversion of an outstanding 10% Convertible Subordinated Debenture, and
    (iii) 1,980 shares owned by Mr. Matthews' wife. Mr. Matthews disclaims beneficial ownership of the debenture and shares held by Mrs. Matthews.

(6) Includes 6,666 shares which may be purchased upon the exercise of currently exercisable options.

(7) The officers of Dimensional Fund Advisors, Inc. also serve as officers of DFA Investment Dimensions Group, Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote 126,100 shares which are owned by the Fund and 13,000 shares which are owned by the Trust.

(8) Includes 63,333 shares which may be purchased upon the exercise of currently exercisable options.

(9) Includes 21,665 shares which may be purchased upon the exercise of currently exercisable options.

(10) Includes 14,999 shares which may be purchased upon the exercise of currently exercisable options.

(11) Includes 8,000 shares which may be purchased upon the exercise of currently exercisable options.

(12) Includes 9,001 shares which may be purchased upon the exercise of currently exercisable options.

(13) See notes (5), (6), (8), (9), (10), (11) and (12) above. Also includes an additional 24,664 shares which may be purchased upon the exercise of currently exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of certain provisions of the Company's Articles of Organization, as amended, its By-laws, as amended, and certain provisions of Massachusetts law pertaining to the Company's capital stock does not purport to be complete and the summary of each such document is qualified in its entirety by reference to the full text of such documents, which are included as exhibits to the Registration Statement of which this Prospectus is a part. For information as to how such documents may be obtained, see "Available Information."

    The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $0.10 par value (the "Common Stock"). As of April 3, 1998 there were issued and outstanding 4,790,274 shares of Common Stock, held of record by approximately 300 stockholders, options to purchase 594,920 shares of Common
Stock and warrants to purchase 182,786 shares of Common Stock (      shares upon
the completion of the offering, after taking into account anti-dilution provisions in the First Warrant held by the Company's principal bank lender, and assuming no exercise of the Underwriters' over-allotment option). Additionally, 126,044 shares are issuable upon the conversion of outstanding convertible subordinated debentures.

COMMON STOCK

    Subject to applicable laws, holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and will not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the offering made by this Prospectus will be, when issued and paid for, fully paid and nonassessable.

MASSACHUSETTS CORPORATE LAW

    The Company is subject to Chapter 110D of the Massachusetts General Laws which governs "control share acquisitions," which are certain acquisitions of beneficial ownership of shares which raise the voting power of the acquiring person (which can be a group of persons or entities sharing beneficial ownership) above any one of three thresholds: one-fifth, one-third or one-half of the total voting power. Each time one of these thresholds is crossed, all shares acquired by the person making the control share acquisition within the period beginning 90 days before and ending 90 days after such threshold is crossed ("Affected Shares") obtain voting rights only (i) upon authorization by a majority of the stockholders other than the holder of the Affected Shares, officers of the Company and directors of the Company who also are employees of the Company or (ii) when disposed of in non-control share acquisitions. The Company's stockholders, at a duly-constituted meeting, may, by amendment to the By-Laws or the Articles of Organization, provide that the provisions of Chapter 110D shall not apply to future control share acquisitions of the Company. Management currently has no plans to propose such an amendment. Chapter 110D may have the effect of delaying or preventing a change of control of the Company at a premium price. In addition, because the number of shares of Common Stock entitled to vote is substantially less than the total number of outstanding shares of Common Stock, holders of shares of Common Stock purchased in transactions which are not control share acquisitions, and which occur at a time when there are Affected Shares outstanding, will obtain voting rights which are disproportionate to the number of shares held as a percentage of all outstanding shares (including Affected Shares), which may facilitate the acquisition of shareholdings which may permit the exercise of a controlling influence on the management or policies of the Company.

    Pursuant to Section 7 of Chapter 110D, if the question of voting rights for Affected Shares is, at some later date, presented to the Company's stockholders for their consideration, and voting rights are authorized for the Affected Shares and it is determined that the person making the control share acquisition has acquired beneficial ownership of shares which, when added to all other shares of the Company beneficially owned by such person, entitles such person to vote, or direct voting of, shares of the Company having a majority or more of all voting power in the election of directors, each stockholder of record of the Company, other than the person making such control share acquisition, who does not vote in favor of authorizing voting rights for the shares acquired in such control share acquisition may demand payment for his stock in an appraisal in accordance with the provisions of Section 86 to 98, inclusive, of Chapter 156B of the Massachusetts General Laws. Such appraisal rights would only become operative in the event that the members of the Investor Group were to demand that the stockholders consider authorization of voting rights for the Affected Shares and such authorization were granted. The Investor Group has not requested that the stockholders of the Company consider authorization of such voting rights. See "Risk Factors--Effects of Massachusetts Control Share Acquisition Act."

    Massachusetts General Laws Chapter 156B, Section 50A generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. The Company has elected to opt out of the statute's coverage.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Boston EquiServe
LP.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Company will have         shares of
Common Stock outstanding, (        shares if the Underwriters' over-allotment
option is exercised in full), assuming no exercise of the Company's outstanding options and warrants and no conversion of the Company's convertible debentures. Of these shares, approximately 1,607,548 currently outstanding shares and the shares sold in this offering will be freely tradable, without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, or persons who have been affiliates within the preceding three months.

    The remaining 2,432,726 outstanding shares of Common Stock are owned by existing stockholders and are currently deemed "restricted securities" under Rule 144 and are currently eligible for sale under Rule 144, subject to restrictions on the timing, manner and volume of such shares and the lock-up agreements described below.

    As of April 3, 1998, an aggregate of 721,420 shares of Common Stock have been reserved for issuance upon exercise of options issued or issuable pursuant to the Company's stock option plans for employees and directors. The Company has reserved 126,044 shares of Common Stock for issuance upon conversion of the Company's convertible subordinated debentures and 182,786 shares of Common Stock for issuance upon exercise of outstanding and immediately exercisable warrants. Upon completion of the offering and after giving effect of the offering to the anti-dilution provisions in the First Warrant held by the Company's principal
bank lender,       shares of Common Stock (      shares assuming exercise in
full of the Underwriters' over-allotment option) will be reserved for issuance upon exercise of outstanding and immediately exercisable warrants.

    Pursuant to the agreement related to the issuance to the Company's principal bank lender of certain warrants, the holder of such warrants is entitled to certain piggyback registration rights in the event that the Company registers its securities under the Securities Act for certain transactions (excluding this offering). These rights are generally subject to certain conditions and limitations, among them the right of the managing underwriters of an offering to limit the number of shares included in such registration in certain circumstances. The Company is obligated to pay all expenses of any such registration and to indemnify such holder against certain liabilities, including liabilities under the Securities Act.

    In connection with this offering, certain stockholders of the Company, who
will hold in the aggregate         shares of Common Stock after giving effect to
the offering, are expected to enter into the lock-up agreements. See "--Lock-up Agreements."

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be "affiliates" of the Company, who has beneficially owned his or her shares for at least one year since the later of the date of the acquisition of the securities from the Company or from an affiliate is entitled to sell within any three-month period that number of restricted securities that does not exceed the greater of (i) 1% of the then outstanding shares of securities of the same class or (ii) the average weekly trading volume of such securities during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notices of sale and the availability of the public information concerning the Company. After two years have elapsed since the later of the date the securities were acquired from the Company or from an affiliate of the Company, such shares may be sold without limitation by persons who are not affiliates of the Company and have not been affiliates of the Company for at least three months prior to the sale under Rule 144(k).

    The Company expects to file a registration statement on Form S-8 under the Securities Act registering all 370,000 shares of Common Stock issuable under the Company's 1995 Directors Plan and 1998 Stock Plan. Accordingly, such shares may be immediately sold, except for shares held by affiliates or persons who have been affiliates within the preceding three months, which are subject to the restrictions on the timing, manner and volume of sales under Rule 144, and any shares subject to the lock-up agreements described below.

    No prediction can be made as to the effect, if any, that market sales of additional shares or the availability of such additional shares for sale will have an impact on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have an adverse impact on the market price of the Common Stock.

LOCK-UP AGREEMENTS

    Each of the Company, its directors and executive officers, the Selling Stockholders and certain other significant stockholders of the Company are expected to agree that for a period of 180 days from the date of this Prospectus, he or it will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc., issue, sell, offer or agree to sell, grant any option to purchase, or otherwise transfer or dispose of any Common Stock or any securities substantially similar to the Common Stock, otherwise than in this offering.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives, Bear, Stearns & Co. Inc. and Furman Selz LLC, have severally agreed to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below:

UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Bear, Stearns & Co. Inc....................................................
Furman Selz LLC............................................................

                                                                             -----------------
Total......................................................................
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that, if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares must be so purchased. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company and the Selling Stockholders have been advised that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public
offering price less a concession not to exceed       per share. The selected
dealers may reallow a concession to certain other dealers not to exceed per share. After the offering to the public, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

    The Company has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table.

    In order to facilitate the offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after this offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company and the Selling Stockholders. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of Common Stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Certain persons participating in this offering may also engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriting and selling group members participating in a distribution that are also registered Nasdaq market makers in the security being distributed (or a related security) to engage in limited passive market making transactions during the period when Regulation M would otherwise prohibit such activity. In general, a passive market maker may not bid for or purchase a security at a price that exceeds the highest independent bid for those securities by a person that is not participating in the distribution and must identify its passive market making bids on Nasdaq electronic inter-dealer reporting system. In addition, the net daily purchases made by a passive market maker generally may not exceed 30% of such market maker's average daily trading volume in the security for the two full consecutive calendar months (or any 60 consecutive days ending within 10 days) immediately preceding the date of filing of the Registration Statement of which this Prospectus forms a part.

    Each of the Company, its directors and executive officers, the Selling Stockholders and certain other significant stockholders of the Company has agreed that for a period of 180 days from the date of this Prospectus, he or it will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc., issue, sell, offer or agree to sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock (or any securities convertible into, exercisable for or exchangeable for shares of Common Stock).

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Peabody & Arnold LLP, Boston, Massachusetts. Thomas A. Wooters, Esq., a Partner of Peabody & Arnold LLP, is the Clerk of the Company. Mr. Wooters currently holds 8,200 shares of the Company's Common Stock in an Individual Retirement Account. Mr. Wooters also holds unvested options to purchase 3,000 shares of Common Stock at an exercise price of $15.56 per share and 7,500 shares of Common Stock at an exercise price of $23.67, in each case based on the market price of the Common Stock at the time of the grant. Debevoise & Plimpton is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of the shares of Common Stock offered hereby.

                                    EXPERTS

    The Consolidated Financial Statements and the financial statement schedule included in this Prospectus and elsewhere in the Registration Statement of which the Prospectus is a part, to the extent of and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities of Commission's following Regional Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Certain of such reports, proxy statements and other information concerning the Company are also available on the Commission's Web Site (http://www.sec.gov). In addition, this material may also be inspected at the offices of The Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006, where copies may be obtained at prescribed rates.

    The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-1 (the "Registration Statement") with respect to the shares of Common Stock to be offered and sold hereby. This Prospectus is included as a part of the Registration Statement, but does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit or appendix to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement in full, including the exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Section, Room 1-24, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may also be obtained from the Commission upon payment of prescribed fees by writing to the Commission at the above address.

                              STARMET CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants..............................................        F-2
Consolidated Balance Sheets...........................................................        F-3
Consolidated Statement of Operations..................................................        F-4
Consolidated Statement of Stockholders' Equity........................................        F-5
Consolidated Statement of Cash Flows..................................................        F-6
Notes to Consolidated Financial Statements............................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Starmet Corporation:

    We have audited the accompanying consolidated balance sheets of Starmet Corporation (formerly Nuclear Metals, Inc.) (a Massachusetts corporation) and subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Starmet Corporation and subsidiaries as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 14, 1997
(Except with respect to the matters
discussed in Notes 6 and 11 as to which the date is December 29, 1997)

                              STARMET CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                             SEPTEMBER 30,          DECEMBER 31,
                                                                      ----------------------------  -------------
                                                                          1996           1997           1997
                                                                      -------------  -------------  -------------

                                                                                                     (UNAUDITED)
                                                     ASSETS
Current assets:
    Cash and cash equivalents.......................................  $   1,051,000  $     195,000  $     186,000
    Restricted cash.................................................        250,000         73,000         73,000
    Accounts receivable, net of allowances for doubtful accounts of
      $821,000 and $421,000 as of September 30, 1996 and 1997,
      respectively and $421,000 as of December 31, 1997.............      4,931,000      5,546,000      6,962,000
    Inventories.....................................................     12,025,000     11,440,000     11,610,000
    Other current assets............................................        376,000        619,000        387,000
                                                                      -------------  -------------  -------------
      Total current assets..........................................     18,633,000     17,873,000     19,218,000
                                                                      -------------  -------------  -------------
Property, plant and equipment:
    Land............................................................      2,178,000      2,124,000      2,124,000
    Buildings.......................................................     18,040,000     17,656,000     17,656,000
    Machinery, equipment, and fixtures..............................     26,179,000     18,472,000     18,856,000
    Construction-in-progress........................................        583,000        831,000      1,244,000
                                                                      -------------  -------------  -------------
      Total property, plant and equipment...........................     46,980,000     39,083,000     39,880,000
      Less: accumulated depreciation................................     31,834,000     24,036,000     24,438,000
                                                                      -------------  -------------  -------------
      Net property, plant, and equipment............................     15,146,000     15,047,000     15,442,000
Other assets........................................................      1,339,000      1,784,000      2,156,000
                                                                      -------------  -------------  -------------
                                                                      $  35,118,000  $  34,704,000  $  36,816,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
    Current portion of long-term obligations and notes payable to
      stockholders..................................................  $     510,000  $   1,885,000  $   1,879,000
    Accounts payable................................................      2,143,000      3,123,000      3,875,000
    Accrued payroll and related costs...............................      1,170,000      1,215,000        805,000
    Other accrued expenses..........................................      5,561,000        907,000        933,000
                                                                      -------------  -------------  -------------
      Total current liabilities.....................................      9,384,000      7,130,000      7,492,000
                                                                      -------------  -------------  -------------
  Long-term obligations.............................................        644,000        430,000      3,322,000
                                                                      -------------  -------------  -------------
  Notes payable to stockholders.....................................        720,000      1,048,000      1,140,000
                                                                      -------------  -------------  -------------
Commitments and contingencies (Note 11)

  Stockholders' equity:
    Common stock, par value $0.10; authorized--15,000,000 shares;
      issued and outstanding as of September 30, 1996 and 1997 and
      December 31, 1997; 4,781,928, 4,784,244 and 4,784,244,
      respectively..................................................        478,000        478,000        478,000
    Additional paid-in capital......................................     14,019,000     14,033,000     14,033,000
    Warrants issued.................................................        130,000        360,000        687,000
    Retained earnings...............................................      9,743,000     11,225,000      9,664,000
                                                                      -------------  -------------  -------------
      Total stockholders' equity....................................     24,370,000     26,096,000     24,862,000
                                                                      -------------  -------------  -------------
                                                                      $  35,118,000  $  34,704,000  $  36,816,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                              STARMET CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                     THREE MONTHS ENDED DECEMBER
                                                 YEARS ENDED SEPTEMBER 30,                       31,
                                        -------------------------------------------  ----------------------------
                                            1995           1996           1997           1996           1997
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Net sales and contract revenues.......  $  18,784,000  $  28,694,000  $  28,062,000  $   7,271,000  $   8,079,000
Cost of sales.........................     15,452,000     25,053,000     19,136,000      5,270,000      7,101,000
Selling, general, and administrative
  expenses............................      4,817,000      5,325,000      5,448,000      1,188,000      2,247,000
Research and development expenses.....        439,000        876,000      1,309,000        247,000        158,000
Loss on write-off of fixed assets.....             --             --        358,000             --             --
                                        -------------  -------------  -------------  -------------  -------------
                                           20,708,000     31,253,000     26,251,000      6,705,000      9,506,000
                                        -------------  -------------  -------------  -------------  -------------
Operating income (loss)...............     (1,924,000)    (2,560,000)     1,811,000        566,000     (1,427,000)
Interest and other income (expense),
  net.................................        232,000        (89,000)        (2,000)         9,000          1,000
Interest expense......................       (350,000)      (387,000)      (296,000)       (55,000)      (135,000)
                                        -------------  -------------  -------------  -------------  -------------
Income (loss) before income taxes and
  extraordinary item..................     (2,042,000)    (3,036,000)     1,513,000        520,000     (1,561,000)
Provision (benefit) for income
  taxes...............................     (1,967,000)         1,000         31,000         11,000             --
                                        -------------  -------------  -------------  -------------  -------------
Income (loss) before extraordinary
  item................................        (75,000)    (3,037,000)     1,482,000        509,000     (1,561,000)
Extraordinary gain on extinguishment
  of debt net of taxes of $10,000.....        585,000             --             --             --             --
                                        -------------  -------------  -------------  -------------  -------------
Net income (loss).....................  $     510,000  $  (3,037,000) $   1,482,000  $     509,000  $  (1,561,000)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Per share information (1):
--------------------------------------
Basic income (loss) before
  extraordinary item..................  $       (0.02) $       (0.64) $        0.31  $        0.11  $       (0.33)
Extraordinary gain on extinguishment
  of debt net of taxes of $10,000.....           0.12             --             --             --             --
                                        -------------  -------------  -------------  -------------  -------------
Basic net income (loss) per common
  share...............................  $        0.11  $       (0.64) $        0.31  $        0.11  $       (0.33)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Weighted average number of common
  shares outstanding..................      4,701,000      4,779,000      4,783,000      4,782,000      4,784,000
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Diluted net income (loss) per common
  and dilutive potential common shares
  outstanding.........................  $        0.11  $       (0.64) $        0.30  $        0.10  $       (0.33)
Weighted average number of common and
  dilutive potential common shares
  outstanding.........................      4,706,000      4,779,000      4,959,000      4,883,000      4,784,000
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

(1) Adjusted to reflect the two-for-one stock dividend issued on April 7, 1997.

  The accompanying notes are an integral part of these consolidated financial statements.

                              STARMET CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                     COMMON STOCK
                                         -------------------------------------
                                                                  ADDITIONAL
                                           NUMBER       PAR         PAID-IN                   RETAINED
                                         OF SHARES     VALUE        CAPITAL      WARRANTS     EARNINGS         TOTAL
                                         ----------  ----------  -------------  ----------  -------------  -------------
Balance at September 30, 1994..........   4,614,928  $  460,000  $  13,522,000  $       --  $  12,270,000  $  26,252,000
                                         ----------  ----------  -------------  ----------  -------------  -------------
Stock options exercised................     161,000      18,000        465,000          --             --        483,000
Net income for year....................          --          --             --          --        510,000        510,000
                                         ----------  ----------  -------------  ----------  -------------  -------------
Balance at September 30, 1995..........   4,775,928  $  478,000  $  13,987,000  $       --  $  12,780,000  $  27,245,000
                                         ----------  ----------  -------------  ----------  -------------  -------------
Warrants issued........................          --          --             --     130,000             --        130,000
Stock options exercised................       6,000          --         32,000          --             --         32,000
Net loss for year......................          --          --             --          --     (3,037,000)    (3,037,000)
                                         ----------  ----------  -------------  ----------  -------------  -------------
Balance at September 30, 1996..........   4,781,928  $  478,000  $  14,019,000  $  130,000  $   9,743,000  $  24,370,000
                                         ----------  ----------  -------------  ----------  -------------  -------------
Warrants issued........................          --          --             --     230,000             --        230,000
Stock options exercised................       2,316          --         14,000          --             --         14,000
Net income for year....................          --          --             --          --      1,482,000      1,482,000
                                         ----------  ----------  -------------  ----------  -------------  -------------
Balance at September 30, 1997..........   4,784,244  $  478,000  $  14,033,000  $  360,000  $  11,225,000  $  26,096,000
                                         ----------  ----------  -------------  ----------  -------------  -------------
Warrants issued........................          --          --             --     327,000             --        327,000
Net loss for the quarter...............          --          --             --          --     (1,561,000)    (1,561,000)
                                         ----------  ----------  -------------  ----------  -------------  -------------
Balance at December 31, 1997
  (unaudited)..........................   4,784,244  $  478,000  $  14,033,000  $  687,000  $   9,664,000  $  24,862,000
                                         ----------  ----------  -------------  ----------  -------------  -------------
                                         ----------  ----------  -------------  ----------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                              STARMET CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                               THREE MONTHS ENDED
                                                          YEARS ENDED SEPTEMBER 30,               DECEMBER 31,
                                                    -------------------------------------  --------------------------
                                                       1995         1996         1997          1996          1997
                                                    -----------  -----------  -----------  ------------  ------------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................  $   510,000  $(3,037,000) $ 1,482,000   $  509,000    $(1,561,000)
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities
    Depreciation and amortization.................    1,339,000    1,493,000    1,588,000      384,000       435,000
    Loss on write-off of fixed assets.............           --           --      358,000           --            --
    Changes in assets and liabilities, net
      Decrease (increase) in accounts receivable..      725,000     (201,000)    (616,000)  (2,619,000)   (1,416,000)
      Decrease (increase) in inventories..........   (2,982,000)   2,099,000      585,000    1,117,000      (170,000)
      (Decrease) increase in accounts payable and
        accrued expenses..........................    1,387,000    3,358,000   (3,629,000)    (322,000)      368,000
      (Decrease) increase in other assets.........           --           --           --       11,000      (140,000)
    Gain on sale of building......................     (175,000)     (75,000)          --           --            --
    Changes in accrued and deferred taxes.........       (1,000)          --           --           --            --
    Changes in other long-term liabilities........     (981,000)    (301,000)          --           --            --
    Other.........................................     (100,000)     440,000     (689,000)          --            --
                                                    -----------  -----------  -----------  ------------  ------------
      Net cash provided (used) by operating
        activities................................     (278,000)   3,776,000     (921,000)    (920,000)   (2,484,000)
                                                    -----------  -----------  -----------  ------------  ------------
Cash flows from investing activities:
  Capital expenditures, net.......................     (777,000)  (1,449,000)  (1,788,000)    (406,000)     (797,000)
  Sales of marketable securities, net.............      326,000      170,000           --           --            --
  Proceeds from sale of property, plant &
    equipment.....................................      487,000      172,000           --           --            --
                                                    -----------  -----------  -----------  ------------  ------------
      Net cash (used) provided by investing
        activities................................       36,000   (1,107,000)  (1,788,000)    (406,000)     (797,000)
                                                    -----------  -----------  -----------  ------------  ------------
Cash flows from financing activities:
  Principal payments under long-term obligations..           --           --     (545,000)    (428,000)      (43,000)
  Net proceeds from bank debt.....................     (378,000)  (3,326,000)   1,707,000    1,000,000     2,465,000
  Proceeds from notes payable to stockholders and
    warrants......................................           --      850,000      500,000           --       850,000
  Proceeds from stock issuance....................      483,000       32,000       14,000           --            --
                                                    -----------  -----------  -----------  ------------  ------------
      Net cash (used) provided by financing
        activities................................      105,000   (2,444,000)   1,676,000      572,000     3,272,000
                                                    -----------  -----------  -----------  ------------  ------------
Net increase (decrease) in cash and cash
  equivalents.....................................     (137,000)     225,000   (1,033,000)    (754,000)       (9,000)
  Cash and cash equivalents at beginning of
    period........................................    1,213,000    1,076,000    1,301,000    1,301,000       268,000
                                                    -----------  -----------  -----------  ------------  ------------
  Cash and cash equivalents at end of period......  $ 1,076,000  $ 1,301,000  $   268,000   $  547,000    $  259,000
                                                    -----------  -----------  -----------  ------------  ------------
                                                    -----------  -----------  -----------  ------------  ------------
Supplemental disclosures of cash flow information:
  Cash paid (received) during the period for:
    Interest, net of amounts capitalized..........  $   280,000  $   345,000  $   266,000   $   14,000    $   68,000
    Income taxes..................................  $   978,000  $    11,000  $    14,000   $       --    $       --
Non-cash investing & financing activities:
  Capital lease obligations.......................  $        --  $    75,000  $        --   $       --    $       --

  The accompanying notes are an integral part of these consolidated financial statements.

                              STARMET CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS

    The Company (Starmet Corporation and its subsidiaries) is an innovator in the design, development and processing of specialty metals, a precision manufacturer of technologically sophisticated metal components and products, and a leader in certain advanced materials conversion and recycling technologies. Effective October 1, 1997 the Company changed its name from Nuclear Metals, Inc. to Starmet Corporation. Export sales to foreign unaffiliated customers were 33% of total net sales and contract revenues in fiscal 1995, 28% in fiscal 1996, 25% in fiscal 1997 and 24% in the three months ended December 31, 1997. A significant portion of the Company's sales revenue has been derived from major customers as follows:

                                                                YEARS ENDED                    THREE MONTHS
                                                               SEPTEMBER 30,                ENDED DECEMBER 31,
                                                   -------------------------------------  -----------------------
                                                      1995         1996         1997               1997
                                                      -----        -----        -----     -----------------------
Royal Ordnance...................................           0%          11%          19%                19%
United States Enrichment Corporation.............           0            5           14                  2
Primex Technologies..............................           8           20           12                 14
Lockheed Martin..................................          18           16            7                  6
Lockheed Idaho Falls.............................           9            4            5                  6

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Starmet Corporation and its wholly owned subsidiaries: Starmet Powders, LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation, Starmet CMI Corporation, Starmet Holdings Corporation and NMI Foreign Sales Corporation. All material intercompany transactions and balances have been eliminated in consolidation.

FISCAL YEARS

    References in these financial statements to 1997, 1996 and 1995 are for the fiscal years ended September 30, 1997, September 30, 1996, and September 30, 1995, respectively. The accompanying financial statements and all share and per share information have been restated to reflect the two-for-one stock dividend issued on April 7, 1997.

INTERIM FINANCIAL STATEMENTS

    The financial information at and for the period ending December 31, 1997 and December 31, 1996 has been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and is not subject to audit by independent public accountants. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The information furnished reflects all adjustments, which, in the opinion of management, are necessary for a fair statement of results for the interim periods. It should also be noted that results for the interim periods are not necessarily indicative of the results expected for any other interim period or the full year.

                              STARMET CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    Revenues are recorded when products are shipped, except for revenues on long-term contracts, which are recorded on the percentage-of-completion method. The percentage-of-completion method is used for research and development contracts and for production contracts, which require significant amounts of initial engineering and development costs. The percentage-of-completion is determined by relating the actual number of contract units completed to date to the total units to be completed under the respective contract or by relating total costs incurred to total estimated cost at completion. When the estimated total costs on a contract indicates a loss, the Company's policy is to record the entire loss currently. Performance incentives and penalties incorporated in certain government contracts are recognized when incentives are earned or awarded or when penalties are incurred or assessed. Contract revenues include fees resulting from facilitization contracts with the U.S. Army (contracts to establish production capacity through the purchase and installation of equipment to be owned by the U.S. Army). The consolidated balance sheets do not include the cost of this U.S. Army-owned equipment.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are recorded at cost, which approximates market value. Cash equivalents include certificates of deposit with a maturity of one year or less.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market and include materials, labor, and manufacturing and engineering overhead.

PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are recorded at the lower of cost or net realizable value. For financial reporting purposes, the Company provides depreciation on the straight-line method over the estimated useful lives of the assets, which are as follows:

Buildings......................................................  20-30 years
Machinery, equipment, and fixtures.............................  3-10 years

    Maintenance and repairs are charged to operations as incurred; renewals and betterments are capitalized. When property, plant, and equipment are sold, retired or disposed of, the asset cost and accumulated depreciation are removed from the accounts, and the resulting gain or loss is included in operations.

    In Fiscal 1997, the Company adopted the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed of." This statement requires a review of impairment for long-lived assets and certain identifiable intangibles to be held and used by an entity whether events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows to result from the use and eventual disposition of the asset is less than the carrying amount of the asset. The amount by which the carrying amount of the asset exceeds the fair value less costs to sell, is an impairment loss. The effect of adopting this statement was not material to the Company's financial position or results of operation.

                              STARMET CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In the fourth quarter of fiscal 1996, the Company established a $2,100,000 reserve for estimated losses associated with Starmet CMI's production contracts. The Company was obligated to complete these contracts, which were fixed price. The contracts have been completed and the reserve has been fully utilized as of September 30, 1997.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Accordingly, the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return. The Company records a valuation allowance against any net deferred tax assets whose realizability is uncertain.

    The deferred federal and state income taxes result primarily from using accelerated depreciation on property, plant, and equipment for income tax reporting purposes and from establishing reserves which are not currently deductible for income tax purposes, respectively.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. Research and development incurred under customer contracts are expensed through cost of sales in the period incurred.

INCOME PER SHARE OF COMMON STOCK

    The Company has adopted SFAS No. 128, Earnings per Share, effective December 15, 1997. SFAS No. 128 replaces primary earnings per share with "basic earnings per common share." Basic earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. No dilution for any potentially dilutive securities is included. In addition, SFAS No. 128 replaces fully diluted earnings per common share with "diluted earnings per common share." Dilution for options and warrants under SFAS No. 128 is computed using the average share price of the Company's common stock for the period. In loss periods, potentially dilutive securities are excluded as they would be anti-dilutive. All previously reported amounts for EPS have been restated to conform with SFAS 128.

                              STARMET CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Common share and common share dilutive potential disclosures are:

                                                                                         THREE MONTHS ENDED
                                                       YEARS ENDED SEPTEMBER 30,            DECEMBER 31,
                                                   ----------------------------------  ----------------------
                                                      1995        1996        1997        1996        1997
                                                   ----------  ----------  ----------  ----------  ----------
                                                                                            (UNAUDITED)
Weighted average common shares outstanding.......   4,701,000   4,779,000   4,783,000   4,782,000   4,784,000
Dilutive potential common shares.................       5,000          --     176,000     101,000          --
                                                   ----------  ----------  ----------  ----------  ----------
Diluted common shares............................   4,706,000   4,779,000   4,959,000   4,883,000   4,784,000
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Options and warrants excluded from diluted income
  per common share as their effect would be
  antidilutive...................................      90,000     303,000          --          --     510,000
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

RECLASSIFICATIONS

    Certain amounts previously reported in the consolidated financial statements have been reclassified to conform to the 1997 presentation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist mainly of cash and cash equivalents, restricted cash, accounts receivable, notes receivable from officers, accounts payable and notes payable. The carrying amounts of the Company's cash and equivalents, restricted cash accounts receivable, notes receivable from officers and accounts payable approximate their fair value due to the short-term nature of these instruments. The carrying value of the notes payable also approximates the fair value, based on rates available to the Company for debt with similar terms and remaining maturities.

                              STARMET CORPORATION

3. OTHER ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                        AT SEPTEMBER 30,      AT DECEMBER 31,
                                                    ------------------------  ---------------
                                                        1996         1997          1997
                                                    ------------  ----------  ---------------
                                                                                (UNAUDITED)
Waste burial cost.................................  $  2,884,000  $  404,000    $   523,000
Estimated loss on contracts.......................     2,100,000          --             --
Other.............................................       577,000     503,000        410,000
                                                    ------------  ----------  ---------------
                                                    $  5,561,000  $  907,000    $   933,000
                                                    ------------  ----------  ---------------
                                                    ------------  ----------  ---------------

    During the fiscal year ended September 30, 1997, the Company reduced certain accruals by $1,750,000 for site remediation and waste burial costs which were deemed no longer necessary.

4. ACCOUNTS RECEIVABLE

    The following is an analysis of accounts receivable (net of allowances for doubtful accounts):

                                                        AT SEPTEMBER 30,       AT DECEMBER 31,
                                                   --------------------------  ---------------
                                                       1996          1997           1997
                                                   ------------  ------------  ---------------
                                                                                 (UNAUDITED)
Accounts receivable..............................  $  3,479,000  $  5,460,000   $   6,013,000
Unbilled receivables and retainages due upon
  completion of contracts........................     1,452,000        86,000         949,000
                                                   ------------  ------------  ---------------
                                                   $  4,931,000  $  5,546,000   $   6,962,000
                                                   ------------  ------------  ---------------
                                                   ------------  ------------  ---------------

5. INVENTORIES

    Inventories (net of reserves) were as follows:

                                                      AT SEPTEMBER 30,        AT DECEMBER 31,
                                                ----------------------------  ---------------
                                                    1996           1997            1997
                                                -------------  -------------  ---------------
                                                                                (UNAUDITED)
Work-in-process...............................  $     805,000  $   2,511,000   $   2,472,000
Raw materials.................................     10,512,000      8,271,000       8,461,000
Spare parts...................................        708,000        658,000         677,000
                                                -------------  -------------  ---------------
                                                $  12,025,000  $  11,440,000   $  11,610,000
                                                -------------  -------------  ---------------
                                                -------------  -------------  ---------------

    As of September 30, 1997, approximately $6.9 million of the Company's inventory consisted of DU in various stages of production. This amount consisted of $3.6 million value-added costs to government owned material which is used for U.S. Military contracts and for $3.3 million material which the Company has acquired from other sources. During fiscal 1995, the U.S. Army notified the Company that the Army would provide the DU for production for the most recent penetrator contract. Management strongly believes that the Army is responsible to compensate the Company for the value-added costs of this material and that at a minimum the Army would allow the Company to use this material for non-U.S. military contracts at no additional cost to the Company. Management is pursuing several Department of

                              STARMET CORPORATION

5. INVENTORIES (CONTINUED)
Energy programs that would require more DU over the next several years than the Company currently has on hand. Management believes that the carrying cost of the inventory on hand will be fully realizable through these possible programs or from its ongoing usage for U.S. and foreign military procurements; however, it is uncertain how much of the inventory balance will be utilized in fiscal 1998. During fiscal 1997, the Company reduced inventory reserves by approximately $1,000,000 which were deemed no longer necessary.

6. LONG-TERM OBLIGATIONS AND NOTES PAYABLE

    Long-term obligations and notes payable of the Company are as follows:

                                                                            AT SEPTEMBER 30,       AT DECEMBER 31,
                                                                       --------------------------  ---------------
                                                                           1996          1997           1997
                                                                       ------------  ------------  ---------------
                                                                                                     (UNAUDITED)
Term credit, interest rate of prime plus 0.5% due in monthly
  principal payments through 1996....................................  $    133,000  $         --   $          --
Line of credit, interest rate of prime plus 0.5% (9.0% at September
  30, 1997)..........................................................            --     1,706,000       4,171,000
Industrial development revenue notes, variable interest rates
  (5.6524% at September 30, 1997) due in quarterly principal payments
  through 2000.......................................................       492,000       180,000         160,000
Notes payable to stockholders interest only payments of 10% until
  maturity...........................................................       850,000     1,350,000       2,200,000
Note payable, monthly interest and principal payments through
  November 2000, interest rate of 10.25%.............................       457,000       370,000         346,000
Capital leases.......................................................        72,000        59,000          59,000
                                                                       ------------  ------------  ---------------
                                                                       $  2,004,000  $  3,665,000   $   6,936,000
Less unamortized discount on stockholder debentures and line of
  credit.............................................................       130,000       302,000         595,000
Less current portion of long-term obligations........................       510,000     1,885,000       1,879,000
                                                                       ------------  ------------  ---------------
Total long-term obligations and stockholder debentures...............  $  1,364,000  $  1,478,000   $   4,462,000
                                                                       ------------  ------------  ---------------
                                                                       ------------  ------------  ---------------

                              STARMET CORPORATION

6. LONG-TERM OBLIGATIONS AND NOTES PAYABLE (CONTINUED)

CREDIT FACILITY

    On August 7, 1997, the Company and its principal bank lender, State Street Bank & Trust Company, signed the Third Amendment to the credit agreement dated March 31, 1995 (as amended, the "Credit Agreement"). The Third Amendment increased the Company's credit facilities from $4.25 million to $6.55 million, with a maturity date of February 28, 1998. The $6.55 million consists of $3.55 million of letters of credit and $3.0 million credit line for working capital. Borrowings under the Credit Agreement bear interest at the prime rate plus 1/2 of 1%. The Company also pays a fee of 1/2 of 1% on the unused portion of the credit facilities.

    As of September 30, 1997, the Company was not in compliance with certain financial covenants contained in the Credit Agreement.

    On October 1, 1997, the Company amended and restated the Credit Agreement (the "Amended Credit Agreement") which amended and restated the Credit Agreement dated March 31, 1995. The total amount of the credit available to the Company remained at $6.55 million, and the Company and all its subsidiaries became borrowers under the Amended Credit Agreement. The Amended Credit Agreement is secured by an Amended and Restated Joint Security Agreement, whereby the Company and its subsidiaries granted to the lender a first priority security interest in all accounts, inventory and general intangibles. The Company is subject to certain operating and financial covenants, including minimum tangible capital, as defined and net income requirements in connection with the credit facility.

    The Company has entered into a First Amendment to the Amended Credit Agreement with its lender dated December 9, 1997, which provided for an increase in the credit facility to $8.05 million.

    On December 29, 1997, the Company entered into a Second Amendment to the Amended Credit Agreement which provides for the following: (i) the total amount of credit available to the Company increased from $8.05 million to $9.55 million; (ii) the terms of repayment for the line of credit have been revised as follows, $1.5 million is due July 1, 1998, $1.5 million is due October 1, 1998 and the balance, $3.0 million is due in February 1999; and (iii) all previous events of non-compliance with the Amended Credit Agreement have been waived and certain financial covenants have been amended.

    In consideration of the Second Amendment to the Amended Credit Agreement the Company has issued to the lender a warrant to purchase 25,000 shares of common stock at the ten day average of fair market value as of December 29, 1997. The Company also paid its lender $15,000 upon execution of the Second Amendment.

    As of September 30, 1997 and December 31, 1997, $1.7 million and $4.5 million were outstanding under the Amended Credit Agreement, respectfully. The Company had $3.55 million letters of credit outstanding at December 31, 1997.

    As of December 31, 1997, the Company was out of compliance with certain of its financial covenants pursuant to the Amended Credit Agreement. On February 23, 1998, the Company received a waiver from the bank for this event of non-compliance.

                              STARMET CORPORATION

6. LONG-TERM OBLIGATIONS AND NOTES PAYABLE (CONTINUED)
NOTES PAYABLE TO STOCKHOLDERS

    On January 10, 1996, the Company issued $500,500 in principal amount of its 10% Convertible Subordinated Debentures, the principal amount of which is convertible at the option of the holder into shares of the Company's Common Stock at the rate of $5.945 per share. The original maturity date of these Debentures, June 10, 1997, has been extended by the holders pursuant to certain letter agreements until December 10, 1998. These Debentures were issued to persons who are significant stockholders of the Company or related to such persons.

    On September 16, 1996 the Company issued an additional $350,000 in principal amount pursuant to its 10% Subordinated Debentures due December 10, 1998 which were issued to certain significant stockholders of the Company. In consideration for the Debentures, the holders were issued three-year warrants to purchase an aggregate of 42,000 shares of common stock at an exercise price of $7.50 per share, subject to antidilution adjustments.

    On September 22, 1997 the Company issued an additional $500,000 in principal amount pursuant to its 10% Subordinated Debentures due December 10, 2000 which were issued to a stockholder of the Company. In consideration for the Debentures, the holder was issued three-year warrants to purchase an aggregate of 60,000 shares of common stock at an exercise price of $17.875 per share, subject to antidilution adjustments.

    On December 23, 1997 the Company issued $850,000 in principal amount of its 10% Convertible Subordinated Notes due December 31, 1999 which were issued to certain significant stockholders of the Company. The principal amount of the notes are convertible at the option of the holder into shares of the Company's Common Stock at the rate of $21.50 per share. Subsequent to December 31, 1997, the Company issued an additional $50,000 in principal amount of these Convertible Subordinated Notes on the same terms.

INDUSTRIAL REVENUE BONDS

    The Industrial Revenue Bonds (the "IRBs") outstanding consists of one note issue. The interest rate on this note is 66.5% of the lenders bank's prime interest rate. This note is secured by property, plant and equipment.

    The IRBs contain restrictive covenants including, among others, a requirement to maintain minimum working capital, consolidated net worth and a minimum current ratio. As of September 30, 1997, the Company was not in compliance with certain of these financial covenants. The Company has received a waiver from the trustee for these events of non-compliance.

    Maturities of long-term obligations subsequent to September 30, 1997 are:
1998--$1,885,000, 1999-- $1,052,000; 2000--$655,000; thereafter $73,000.

                              STARMET CORPORATION

7. INCOME TAXES

    The provision (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate due to the following:

                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
Statutory rate................................................      (34.0)%     (34.0)%      34.0%
Increase (reduction) in taxes resulting from:
  State taxes, net of federal effect..........................       (6.0)      (6.0)       6.0
Valuation allowance...........................................       (2.0)      40.0      (38.0)
Tax reserves no longer required...............................      (48.0)        --         --
Other.........................................................       (6.0)        --         --
                                                                ---------  ---------  ---------
                                                                    (96.0)%        --%       2.0%
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    As of September 1997, the Company has a federal net operating loss carryforward of approximately $11.1 million of which $3.2 million expires in 2009 and $1.8 million expires in 2010, $3.0 million expires in 2011, and $3.1 million in 2012. State net operating loss carry forwards of approximately $20.2 million, will expire between 1999 through 2009. These net operating loss carryforwards are fully reserved by valuation allowances due to uncertainty regarding their realizability.

    The components of the provision (benefit) for income taxes are as follows:

                                                       1995           1996           1997
                                                   -------------  -------------  -------------
Current (benefit) provision:
  Federal........................................  $    (766,000) $    (363,000) $    (961,000)
  State..........................................       (135,000)      (112,000)      (299,000)
  Valuation allowance............................        901,000        475,000      1,260,000
                                                   -------------  -------------  -------------
    Total current (benefit) provision............  $          --  $          --  $          --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
Deferred (benefit) provision:
  Federal........................................  $  (1,819,000) $    (592,000) $  (1,310,000)
  State..........................................       (148,000)      (183,000)      (451,000)
  Valuation allowance............................             --        776,000      1,792,000
                                                   -------------  -------------  -------------
    Total deferred (benefit) provision:..........     (1,967,000)         1,000         31,000
                                                   -------------  -------------  -------------
    Total (benefit) provision:...................  $  (1,967,000) $       1,000  $      31,000
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

    During 1995, the Company received $978,000 of Federal income tax refunds. As of September 30, 1994, the Company had established a full valuation allowance for this amount. Accordingly, the Company reduced its valuation allowance by $978,000 upon receipt of this amount.

    The Company has provided a full valuation allowance on the net deferred tax assets as of September 30, 1997, and 1996. The Company's alternative minimum tax credit has an unlimited life. The tax

                              STARMET CORPORATION

7. INCOME TAXES (CONTINUED)
effects of significant items making up the deferred tax liabilities and deferred tax assets, as of the end of the 1997 and 1996 fiscal years are as follows:

                                                                        1996          1997
                                                                    ------------  ------------
Assets:
  Reserves not currently deductable for tax purpose...............  $  2,475,000  $  1,665,000
  Accrued employee health benefits................................        38,000        36,000
  Federal operating loss carryforward.............................     1,850,000     3,344,000
  State operating loss carryforwards and other assets.............     1,438,000     1,903,000
  Other...........................................................     1,867,000       460,000
  Valuation allowance.............................................    (4,653,000)   (4,082,000)
                                                                    ------------  ------------
    Total deferred tax assets.....................................     3,015,000     3,326,000
    Alternative minimum tax credit................................       407,000       407,000
                                                                    ------------  ------------
                                                                    $  3,422,000  $  3,733,000
                                                                    ------------  ------------
                                                                    ------------  ------------
Liabilities:
  Fixed asset basis difference....................................  $  2,549,000  $  2,422,000
  Employee benefits...............................................       715,000       813,000
  Other...........................................................       158,000       498,000
                                                                    ------------  ------------
                                                                    $  3,422,000  $  3,733,000
                                                                    ------------  ------------
                                                                    ------------  ------------

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. STOCK OPTIONS AND WARRANTS

STOCK OPTION PLANS

    As of September 30, 1997, a total of 342,680 shares of common stock have been reserved for issuance upon exercise of options issued or issuable pursuant to the Company's stock option plans for employees and directors. The exercise price of options issued or issuable under such plans may not be less than 100% of the fair market value of the shares purchasable on the date of grant of the options. Information concerning options which have been granted under the plans and the exercise prices thereof is set forth below. Those options with an indicated exercise price of $3.32 expire in 2003, those with an exercise price of $6.75, $7.00, or $8.00 expire in 2004, those with an exercise price of $6.13 expire in 2005, those with an exercise price of $7.38 expire in 2006, and those with an exercise price of $15.56 expire in 2007, in each case on the anniversary of the date of the grant.

                                                                        1996                      1997
                                                1995          ------------------------  ------------------------
                                        --------------------                WEIGHTED                  WEIGHTED
                                                   RANGE OF                  AVERAGE                   AVERAGE
                                         NUMBER    EXERCISE     NUMBER      EXERCISE      NUMBER      EXERCISE
                                        OF SHARES   PRICES     OF SHARES      PRICE      OF SHARES      PRICE
                                        ---------  ---------  -----------  -----------  -----------  -----------
Options outstanding, beginning of
  year................................    197,800  $3.00-8.00     77,000    $    6.25      211,000    $    6.20
  Exercised...........................   (161,000)      3.00          --           --       (2,316)        6.13
  Granted.............................     50,600  6.75-7.00     136,000         6.13      128,000        11.53
  Canceled............................    (10,400) 3.00-3.25      (2,000)        3.32       (3,334)        6.88
                                        ---------  ---------  -----------       -----   -----------  -----------
Options outstanding, end of year......     77,000  3.32-8.00     211,000         6.20      333,350         8.24
                                        ---------  ---------  -----------       -----   -----------  -----------
                                        ---------             -----------               -----------
Options exercisable...................     25,719                100,444                   205,361
                                        ---------             -----------               -----------
                                        ---------             -----------               -----------
Options available for future grants...                                                       9,330
                                                                                        -----------
                                                                                        -----------
Weighted average fair value per share
  of options granted during the
  year................................             $      --                $    4.41                 $    8.18

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The following summarizes certain data for options outstanding at September 30, 1997:

                                                                                         WEIGHTED
                                                                           WEIGHTED       AVERAGE
                                                             RANGE OF       AVERAGE      REMAINING
                                               NUMBER        EXERCISE      EXERCISE     CONTRACTUAL
                                              OF SHARES       PRICES        PRICES         LIFE
                                             -----------  --------------  -----------  -------------
Options outstanding, end of year:..........      15,000   $         3.32   $    3.32          6.21
                                                243,350        6.13-7.00        6.60          8.02
                                                 10,000             8.00        8.00          6.79
                                                 65,000            15.56       15.56          9.85
                                             -----------  --------------  -----------        -----
                                                333,350                    $    8.24          8.26
                                             -----------                  -----------        -----
                                             -----------                  -----------        -----
Options exercisable:.......................      15,000   $         3.32   $    3.32
                                                158,651        6.13-7.00        6.60
                                                 10,000             8.00        8.00
                                                 21,710            15.56       15.56
                                             -----------  --------------  -----------
                                                205,361                    $    7.32
                                             -----------                  -----------
                                             -----------                  -----------

    On February 20, 1998, the Board of Directors adopted the Company's 1998 Stock Plan (the "1998 Stock Plan") and the 1998 Stock Plan was approved by the Company's stockholders at a meeting on March 18, 1998. The Company has reserved 300,000 shares of Common Stock for issuance under the 1998 Stock Plan to employees, officers, directors and consultants of the Company.

    The 1998 Stock Plan provides for the granting of incentive stock options which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the granting of non-qualified stock options which do not meet the requirements of Section 422 of the Code, opportunities to make direct purchases of the Company's Common Stock and the making of awards of the Company's Common Stock. If any unexercised option granted pursuant to the 1998 Stock Plan lapses or terminates for any reason, the shares of Common Stock covered thereby are again available for subsequent option grants under the 1998 Stock Plan.

    The Company has granted options to purchase 200,000 shares of Common Stock at an exercise price of $23.67 per share, based on the market price of the Common Stock at that time, under the 1998 Stock Plan, of which 65,000 were granted to certain Company officers. The remaining options to purchase were granted to all of the full-time employees of the Company.

    During the second fiscal quarter of fiscal 1998, the Company granted to each of its directors options to purchase 7,500 shares of Common Stock at an exercise price of $23.67 per share, based on the market price of the Common Stock at the time of grant.

WARRANT AGREEMENTS

    In consideration of entering into a credit agreement with its principal bank lender in September 1995, the Company issued the lender a warrant (the "First Warrant") to purchase 50,000 shares (subject to adjustment pursuant to anti-dilution provisions contained in the warrant) of the Company's Common Stock for $5.95 per share, which was the approximate market value of the Company's Common Stock at the date of the transaction. The First Warrant expires in 2005. The holder of the First Warrant has the option to exercise a portion of the warrant in a cashless transaction by surrendering the remaining portion of the warrant as defined.

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. STOCK OPTIONS AND WARRANTS (CONTINUED)
    In consideration of the purchase of its 10% Subordinated Notes due December 10, 1998, the Company issued the holders of the notes three-year warrants to purchase 42,000 shares of Common Stock for $7.50 per share, which was the approximate market value of the Company's Common Stock at the date of the transactions. The holders of the warrants have the option to exercise a portion of the warrant in a cashless transaction by surrendering the remaining portion of the warrants.

    In consideration of the purchase of its 10% Subordinated Notes due December 10, 2000, the Company issued the holder of the Notes three-year warrants to purchase 60,000 shares of Common Stock for $17.875 per share, which was the approximate market value of the Company's Common Stock at the date of the transactions.

    In consideration of the Second Amendment to the Amended Credit Agreement the Company issued to the lender a warrant (the "Second Warrant") to purchase 25,000 shares (subject to adjustment pursuant to anti-dilution provisions of the warrant) of Common Stock of the Company at an exercise price of $23.58 per share, based on the average fair market value for the ten days ended December 29, 1997.

    On April 1, 1998, the Company entered into the Facility Restructuring Agreement with its principal bank lender pursuant to which, contingent upon the closing of a public offering, the Company received an option to make a payment of $235,313 whereupon no further adjustments for issuances of Common Stock by the Company will be made under the First Warrant following the closing of the offering and no adjustments for issuances of Common Stock by the Company will be made under the terms of the Second Warrant.

PRO FORMA STOCK-BASED COMPENSATION EXPENSE

    In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1997 and 1996 under the Company's stock-based compensation plans been determined based on fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

                                                                          SEPTEMBER 30,
                                                                   ---------------------------
                                                                       1996           1997
                                                                   -------------  ------------
Net income (loss)................................................  $  (3,037,000) $  1,482,000
  As reported....................................................     (3,100,000)    1,373,000
  Pro forma......................................................
Diluted earnings per share:
  As reported....................................................  $       (0.64) $       0.30
  Pro forma......................................................          (0.65)         0.28

    Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expensed in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore future pro forma compensation expense may be greater as additional options are granted.

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The fair value of each option granted was estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.19% to 6.21% and 5.38% to 6.50% for 1997 and 1996, respectively, expected life of 10 years, expected volatility of 51% and 54% for 1997 and 1996, respectively.

9. PENSION PLAN

    The Company has a defined benefit pension plan designed to provide retirement benefits to all employees. This plan provides pension benefits that are based on the employee's salary and years of service. The Company's policy is to fund the plan at a level within the range required by applicable regulations.

    The Company's net pension cost for 1995, 1996, and 1997 was $165,000, $281,000, and $375,000, respectively. Net pension cost for the Company's defined benefit plan included the following components:

                                                       1995           1996           1997
                                                   -------------  -------------  -------------
Service cost (benefits earned during the
  period)........................................  $     155,000  $     183,000  $     308,000
Interest cost on projected benefit obligation....        954,000      1,022,000      1,056,000
Actual return on plan assets.....................       (985,000)      (932,000)    (1,570,000)
Net amortization and deferral....................         41,000          8,000        581,000
                                                   -------------  -------------  -------------
Net pension cost.................................  $     165,000  $     281,000  $     375,000
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------
Assumptions used in determining the plan's funded
  status:
Discount rate....................................           8.0%           8.0%           8.0%
Expected rate of increase in compensation
  levels.........................................           5.5%           5.5%           5.5%
Expected long-term rate of return on assets......           8.5%           8.5%           8.5%

    The following table sets forth the plan's funded status as of September 30, 1996 and September 30, 1997:

                                                                     1996            1997
                                                                --------------  --------------
Vested benefit obligation.....................................  $  (11,869,000) $  (12,421,000)
Accumulated benefit obligation................................     (11,884,000)    (12,456,000)
Projected benefit obligation..................................     (13,654,000)    (14,164,000)
Plan assets at fair value.....................................      12,517,000      14,418,000
Funded status.................................................      (1,137,000)        254,000
Unrecognized prior service costs..............................          98,000          89,000
Unrecognized net loss.........................................       2,392,000       1,698,000
                                                                --------------  --------------
Prepaid pension cost..........................................  $    1,353,000  $    2,041,000
                                                                --------------  --------------
                                                                --------------  --------------

    Plan assets are invested under the provision of a trust agreement with a bank in common trust funds.

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. POST RETIREMENT BENEFITS

    Effective the beginning of fiscal 1994 the Company adopted Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Post Retirement Benefits Other Than Pensions." The statement requires companies to accrue the cost of post retirement health care and life insurance benefits within the employees' active service periods.

    The Company provides employees who retired from the Company prior to January 1, 1993, with at least ten years of service and under the age of 65, with Group Health Insurance on a cost-sharing basis. Coverage for an employee's spouse or dependents will also continue under this plan until the employee has reached age 65 at which time, the coverage ceases. In addition, the Company provides the same employees who are at least 62 years of age with life insurance equal to their ending annual salary up to a maximum of $50,000.

    For employees who retire after January 1, 1993, the post-retirement benefits do not include health insurance. In addition, the life insurance benefit, up to a maximum of $50,000, is provided for one year after retirement.

    The accumulated benefit obligation of these benefits as of September 30, 1997, is approximately $767,000 ($5,000 for medical insurance and $762,000 for life insurance). Plan assets of $401,000 in cash reserves are on hand with an insurance company to partially cover the cost of the life insurance benefits. The Company adopted the new standard prospectively as of October 1, 1993, and is amortizing the transition obligation of $456,000, over three years for the medical insurance benefits and fifteen years for the life insurance benefits.

    Post retirement benefit expense for fiscal 1995, 1996 and 1997 are as follows:

                                                               1995        1996        1997
                                                            ----------  ----------  ----------
Service cost of benefits earned...........................  $    1,000  $    1,000  $    1,000
Interest cost on liability................................      57,000      58,000      59,000
Return on plan assets.....................................     (10,000)    (12,000)    (12,000)
Amortization of transition obligation.....................      48,000      24,000      24,000
                                                            ----------  ----------  ----------
Net postretirement benefit cost...........................  $   96,000  $   71,000  $   72,000
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    The following table sets forth the Benefit Plan's funded status as of September 30, 1996 and September 30, 1997:

                                                                         1996         1997
                                                                      -----------  -----------
Accumulated post retirement benefit obligation......................  $  (758,000) $  (767,000)
Plan asset at fair value............................................      401,000      401,000
                                                                      -----------  -----------
Funded status.......................................................     (357,000)    (366,000)
Transition obligation...............................................      266,000      267,000
                                                                      -----------  -----------
Accrued post retirement benefit cost................................  $   (91,000) $   (99,000)
                                                                      -----------  -----------
                                                                      -----------  -----------

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. POST RETIREMENT BENEFITS (CONTINUED)
    The following actuarial assumptions were used:

                                                          1995         1996         1997
                                                      ------------  -----------  -----------
Salary increase.....................................      5.5%         5.5%         5.5%
Discount rate.......................................      7.0%         8.0%         8.0%
Return on assets....................................      3.0%         3.0%         3.0%
Medical inflation...................................     10.0%         4-9%         4-9%

11. COMMITMENTS AND CONTINGENCIES

WASTE DISPOSAL

    In the process of manufacturing depleted uranium products, the Company generates low-level radioactive waste (LLRW) that must be disposed of at sites licensed by federal, state, and local governments. At present, there is one licensed commercial repository in the United States available for use by the Company. For LLRW originating in Concord, no site currently exists and provisions have been made to accommodate interim storage. State government has the responsibility to implement the provisions of the federal Low-Level Waste Policy Amendments Act and provide a state solution for Massachusetts companies that generate this type of waste. Management is of the opinion that an extended period of storage can be accommodated within existing buildings and in an environmentally safe manner acceptable to all regulatory agencies until such time as an acceptable site is identified.

CONCORD SITE REMEDIATION AND DECOMMISSIONING PLANNING REQUIREMENTS

    For a number of years, ending in 1985, the Company disposed of manufacturing-related depleted uranium waste and the associated spent acid and other residual materials by neutralizing with lime and discharging the neutralized mixture to a holding basin on its premises in Concord, Massachusetts. In 1986 the holding basin was covered with hypalon, an impervious material used to prevent rain and surface run-off water from leaking through the holding basin. The Company now uses a proprietary "closed loop" process that it developed to discontinue such discharges. The Company believes that both practices were and are in compliance with all applicable regulations.

    The Company is required to maintain certain licenses issued by the Massachusetts Department of Public Health ("DPH") and the South Carolina Department of Health and Environmental Control ("DHEC") in order to possess and process depleted uranium materials at its facilities in Massachusetts and South Carolina, respectively. Under applicable licensing regulations pertaining to decommissioning and disposal of certain hazardous materials ("D&D") at licensed sites, the Company submitted to the Nuclear Regulatory Commission ("NRC") and the applicable state agencies a Decommissioning Funding Plan ("DFP") to provide for possible future decommissioning of its facilities. The Concord Facility DFP estimated cost is $11.7 million and the Barnwell Facility DFP estimates is $2.9 million. The Company is required to provide financial assurance for such decommissioning pursuant to applicable regulations. The Company has satisfied these requirements and as a result, the site licenses for both locations have been renewed.

    Substantially all of the depleted uranium materials to which the DFP requirements apply were processed by the Company for the United States Government. Based on the terms of certain contracts that the Company entered into with the United States Government to process such depleted uranium

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) materials, the Company believes that such materials continue to be owned by the United States Government and that the United States Government is obligated, under applicable law, to pay for its percentage of eventual D&D. The Company's DFP reflect its position that it is obligated to provide financial assurance only with respect to the portion of the materials which are attributable to the Company's commercial production for parties other than the United States Government and that this obligation has been satisfied by a letter of credit to each geographic locations regulatory agency.

    The United States Army, in a memorandum of Decision dated September 13, 1996, determined pursuant to Public Law 85-804, that it should fund remediation of the Concord holding basin site as well as D&D related to the Concord facility, based in part on the Army's determination that the Company's activities are essential to the national defense. This work is expected to continue into the first half of fiscal 1998. The Company's contract with the contractor is fixed price based on a specified volume of waste to be removed from the basin and delivered to a burial site. If the volume of the material removed exceeds the specified level then the Company is obligated to pay an additional fee per cubic yard of excess material removed. At September 30, 1997, based on current estimates, management believed that the amount of material to be removed would not exceed the specified amount and that the fixed price contract issued by the United States Army would be adequate to fully fund the remediation of the basin. The Army has provided written assurances (subject to funding appropriations) of its intention to provide funding for D&D costs at the Concord facility in addition to the Basin under future contracts or, in the event that no future contracts were awarded (which the Army has indicated is unlikely in view of its current plans) under an existing contract. D&D costs for the Company's CMI facility are adequately covered by the existing letter of credit, which is currently in place to assure funding for potential D&D obligations to date. The Company has no written assurance that the Army will accept responsibility for the share of the estimated cost of D&D at its South Carolina facility which directly resulted from production work under U.S. government contracts on government supplied materials. However, based on the advice of legal counsel, management believes that the Army is responsible for its estimated share of D&D.

    The Company is currently remediating the holding basin site at its Concord facility and may incur costs in excess of its fixed price contract with the United States Army for remediation of the holding basin. The Company's management believes that any additional remediation costs would not be material in part because the United States Army has agreed to recognize additional costs to remediate the holding basin as allowable and recoverable costs through the Company's overhead structure on government contracts.

LEGAL PROCEEDINGS

    On December 9, 1997, Brush Wellman, Inc. ("Brush Wellman") filed a patent infringement suit against the Company in the United States District Court for the District of Massachusetts (the "Massachusetts District Court") alleging that the Company is infringing on a process patent (the "Brush Wellman Patent") awarded to Brush Wellman for the investment casting of beryllium aluminum alloys. Brush Wellman is seeking an injunction against the Company's alleged patent infringement, monetary damages (including treble damages) and attorney fees.

    On March 28, 1998 the U.S. Patent and Trademark Office (the "PTO") granted the Company's request (filed January 22, 1998) for re-examination (the "Request") of the Brush Wellman Patent. In the Request, the Company contended, among other things, that there was sufficient "prior art" in the field of investment castings and castings of beryllium aluminum alloys such that the Brush Wellman Patent should not have been issued. In granting the Request, the patent examiner agreed that the Company's cited

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) examples of prior art raised substantial new issues of patentability which were not decided in the prior examination which led to granting the Brush Wellman Patent. The PTO will undertake a process of re-examination of the validity of the Brush Wellman Patent that, the Company anticipates, could last for an extended period. There can be no assurance that the PTO will find the Brush Wellman Patent to be invalid. On January 27, 1998, the Company filed in the Massachusetts District Court a motion to stay the court case pending the outcome of the re-examination proceeding. If the Massachusetts District Court were to grant the motion to stay, the court case would not proceed until the conclusion of the PTO's re-examination of the Brush Wellman Patent. Although the Company believes that its motion to stay has merit, no assurance can be given that the Massachusetts District Court will grant the motion.

    Even though the Company has been advised by patent counsel that Brush Wellman's claims are without merit because the Brush Wellman Patent is invalid as a matter of law due to "prior art" and due to the Company's sales of investment cast beryllium aluminum products more than one year prior to the Brush Wellman Patent application, no assurance can be given as to the ultimate outcome of the lawsuit. Even if the lawsuit were not to proceed to trial, the litigation could result in substantial costs to the Company, and an unfavorable settlement of the lawsuit could place the Company at a competitive disadvantage. An adverse judgment or settlement could subject the Company to significant liabilities and expenses (E.G., reasonable royalties, lost profits, attorneys' fees and trebling of damages for willfulness). An adverse outcome also could cause the Company to incur substantial costs in redesigning the investment casting process for its Beralcast products and components. Moreover, there can be no assurance that redesign alternatives would be available to the Company, and if available, that any redesign alternative would not place the Company at a competitive disadvantage. The Company could be required to license the disputed patent rights from Brush Wellman or to cease using the patented technology. Any such license, if required, may not be available on terms acceptable or favorable to the Company, or at all. Any of these results could have a material adverse effect on the Company's business, financial condition and results of operations. Even in the event of a successful outcome, the Company may incur significant legal expenses in its defense.

12. TRANSACTIONS WITH RELATED PARTIES

    Under the terms of a management agreement, Matthews Associates Limited ("MAL") is entitled to an annual management fee. George J. Matthews, Chairman of the Board of Directors, and a significant stockholder, is sole owner of MAL. These fees, as well as certain expenses of MAL that were reimbursed by the Company, have been included in selling, general, and administrative expenses. Management fees were $350,000 in 1997, 1996, and 1995. Mr. Matthews does not receive any other salary or fee for services as Chairman of the Board of Directors. The agreement expires on February 28, 2002, subject to annual renewals as described in the agreement. In the event of termination of MAL by the Company, the Company is obligated to pay to MAL all of the amounts due under the agreement for the remaining term. Also see Note 6 concerning Notes Payable to Shareholders.

    Wilson B. Tuffin, Vice Chairman of the Board of Directors, and a significant stockholder, entered into an employment and consulting agreement with the Company in November 1994, which shall continue in force until February 1999. Pursuant to such agreement, Mr. Tuffin receives annual compensation of $105,000 for his services as a consultant to the Company. Mr. Tuffin's duties include his service as a director and Vice Chairman of the Board of Directors of the Company. During the term of the agreement

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. TRANSACTIONS WITH RELATED PARTIES (CONTINUED) and for a period of two years after its expiration, Mr. Tuffin may not compete directly or indirectly with the Company within the continental United States.

13. MAINTENANCE AND REPAIRS

    Maintenance and repair expenditures, which are charged to cost and expense as incurred, amounted to $854,000 in 1995, $1,092,000 in 1996, and $1,536,000 in
1997.

14. INDUSTRY SEGMENT INFORMATION

    The Company is engaged in the manufacture and sale of various specialty metal products. The Company currently operates and reports its business in three industry segments: Uranium Services and Recycle, Specialty Metal Products, and Depleted Uranium Penetrators.

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. INDUSTRY SEGMENT INFORMATION (CONTINUED)
    Information relating to the Company's operations for the industry segments described above for each of the three years in the period ended September 30 is as follows:

                                                      1995           1996           1997
                                                  -------------  -------------  -------------
Net sales and contract revenues:
  Specialty Metal Products......................  $  12,102,000  $  13,730,000  $  13,170,000
  Depleted Uranium Penetrators..................      1,713,000      8,775,000      9,927,000
  Uranium Services & Recycle....................      4,969,000      6,189,000      4,965,000
                                                  -------------  -------------  -------------
    Total.......................................  $  18,784,000  $  28,694,000  $  28,062,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Operating income (loss):
  Specialty Metal Products......................  $    (341,000) $   1,432,000  $  (2,085,000)
  Depleted Uranium Penetrators..................       (237,000)      (942,000)      (415,000)
  Uranium Services & Recycle....................       (996,000)    (2,700,000)     4,661,000
                                                  -------------  -------------  -------------
    Subtotal....................................     (1,574,000)    (2,210,000)     2,161,000
General corporate expenses                              350,000        350,000        350,000
                                                  -------------  -------------  -------------
Net operating income (loss).....................     (1,924,000)    (2,560,000)     1,811,000
                                                  -------------  -------------  -------------
Other expense, net..............................        118,000        476,000        298,000
                                                  -------------  -------------  -------------
Income (loss) before taxes......................  $  (2,042,000) $  (3,036,000) $   1,513,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Identifiable assets:
  Specialty Metal Products......................  $   5,140,000  $   6,195,000  $   6,155,000
  Depleted Uranium Penetrators..................     12,158,000      8,441,000      7,965,000
  Uranium Services & Recycle....................     16,609,000     13,749,000     14,849,000
  Corporate.....................................      6,979,000      6,733,000      5,735,000
                                                  -------------  -------------  -------------
    Total.......................................  $  40,886,000  $  35,118,000  $  34,704,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Depreciation and amortization expenses:
  Specialty Metal Products......................  $     251,000  $     291,000  $     275,000
  Depleted Uranium Penetrators..................        443,000        519,000        498,000
  Uranium Services & Recycle....................        404,000        430,000        492,000
  Corporate.....................................        241,000        254,000        323,000
                                                  -------------  -------------  -------------
    Total.......................................  $   1,339,000  $   1,494,000  $   1,588,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Capital expenditures:
  Specialty Metal Products......................  $      85,000  $     436,000  $     746,000
  Depleted Uranium Penetrators..................          6,000         77,000          6,000
  Uranium Services & Recycle....................        325,000        379,000        627,000
  Corporate.....................................        361,000        557,000        409,000
                                                  -------------  -------------  -------------
    Total.......................................  $     777,000  $   1,449,000  $   1,788,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    The Specialty Metal Products segment includes a large assortment of metal products fabricated using foundry, extrusion, and machining capabilities including commercial depleted uranium products and involves the production and sale of various metal powders manufactured by the Company's patented Rotating Electrode Process. Operations in the Depleted Uranium Penetrator industry segment include the

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. INDUSTRY SEGMENT INFORMATION (CONTINUED) production of various penetrators (a component of armor-piercing ammunition used in certain U.S. military gun systems) which are sold to the DOD, to prime contractors manufacturing such ammunition for the DOD or to foreign military operations. Revenues derived from contract research and development activities have been included in the above segments based on the nature of the product. The Uranium Services and Recycle segment includes the manufacture of depleted uranium products (non-penetrator) and the recycle of low level radioactive metal.

    Net sales and contract revenues by industry segment include sales to unaffiliated customers (intersegment sales are not significant). A significant portion of the Company's revenues has been derived from five major customers (see Note 1). Sales to USEC are included in the Uranium Services & Recycle industry segment. Sales to Royal Ordnance and Primex Technologies are included in the Depleted Uranium Penetrators industry segment. Sales to Lockheed Martin and Lockheed Idaho Falls are included in the Speciality Metal Products industry segment.

    Due to the utilization among segments of common production facilities and equipment and the involvement of a single management organization in all phases of the Company's operations, necessary allocations have been made based on estimates which management believes to be reasonable.

    Operating income includes net sales and contract revenues less operating expenses allocated to the individual segments. General corporate expenses represent expenses which are not of an operating nature and, therefore, are not allocable to industry segments.

    Identifiable assets shown include accounts receivable, inventory, and plant and equipment that have been allocated to each of the Company's industry segments. Corporate assets consist primarily of cash and other assets.

15. QUARTERLY RESULTS (UNAUDITED)

    Financial results by quarter for 1997 and 1996 are summarized below:

                                                          FIRST      SECOND       THIRD      FOURTH
                                                         QUARTER     QUARTER     QUARTER     QUARTER
                                                       -----------  ---------  -----------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997:
Net sales............................................   $   7,271   $   5,342   $   7,013   $   8,436
Operating income.....................................         566         173         399         673
Net income...........................................         509         109         293         571
Basic net income per share...........................   $    0.11   $    0.02   $    0.06   $    0.12
Diluted net income per share.........................        0.10        0.02        0.06        0.11

1996:
Net sales............................................   $   6,671   $  10,021   $   6,434   $   5,568
Operating income (loss)..............................         198         287         523      (3,568)
Net income (loss)....................................         109         238         249      (3,633)
Basic net income (loss) per share....................   $    0.02   $    0.05   $    0.05   $   (0.76)
Diluted net income (loss) per share..................        0.02        0.05        0.05       (0.76)

                              STARMET CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. QUARTERLY RESULTS (UNAUDITED) (CONTINUED)
    During 1997 the Company reduced certain accruals by $1,750,000 for site remediation and waste burial costs, consisting of $670,000 in the second quarter and $1,080,000 in the fourth quarter. Also during 1997 the Company had reduced inventory reserves by $1,000,000, consisting of $90,000 in the first quarter, $650,000 in the second quarter and $260,000 in the fourth quarter.

[Appears on upper left:]
AVLIS FEED RODS FOR LASER ENRICHMENT
[Picture of AVLIS feed rods.]


[Appears on upper right:]
D.U. ANTI-TANK PENETRATOR ROUNDS
[Picture of D.U. penetrator. There is an arrow pointing down.]



[Appears on middle right:]
U.S. ARMY M1-A2 MAIN BATTLE TANK
[Picture of M1 - A2 Main Battle Tank. There is an arrow pointing to the picture.]

[Appears on lower left:]
AIRCRAFT CONTROL SURFACE COUNTERWEIGHTS
[Picture of aircraft counterweights. There is an arrow pointing to the right.]



[Appears on lower center:]
[Picture of tail section of DC-10. There is an arrow pointing to the picture.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                 --------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                       -----
Prospectus Summary................................           3
Risk Factors......................................           9
The Company.......................................          19
Use of Proceeds...................................          20
Dividend Policy...................................          20
Price Range of Common Stock.......................          21
Capitalization....................................          22
Selected Financial Data...........................          23
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............          24
Business..........................................          36
Management........................................          56
Certain Transactions..............................          66
Principal and Selling Stockholders................          67
Description of Capital Stock......................          69
Shares Eligible for Future Sale...................          70
Underwriting......................................          72
Legal Matters.....................................          73
Experts...........................................          73
Available Information.............................          73
Index to Financial Statements.....................         F-1

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                            BEAR, STEARNS & CO. INC.

                                  FURMAN SELZ

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered:

Securities and Exchange Commission Registration Fee................  $  23,600
NASD Filing Fee....................................................      8,500
Printing and Engraving.............................................          *
Legal Fees and Expenses............................................          *
Accounting Fees....................................................          *
Blue Sky Qualification Fees and Expenses...........................          *
Transfer Agent and Registration Fees...............................          *
Miscellaneous......................................................          *
                                                                     ---------
  Total............................................................          *
                                                                     ---------
                                                                     ---------

------------------------

(*) To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. Article 6 of the Company's Amended and Restated Articles of Organization provides that the Company shall indemnify directors and officers of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors and officers or by reason of their agreeing to serve, at the request of the Company, as a director or officer with another organization. Under this provision, a director or officer of the Company shall be indemnified by the Company for all costs and expenses (including attorneys' fees), judgments, liabilities, and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. The Board of Directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by any such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Article 6 of the Company's Articles of Organization eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

    The underwriting agreement, a form of which is filed as exhibit 1(a) to this Registration Statement on Form S-1 (the "Underwriting Agreement"), provides that the Underwriters are obligated under certain circumstances to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement.

    The Company has obtained directors and officers liability insurance for the benefit of its directors and certain officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In September 1995, the Company issued a warrant to purchase 50,000 shares of Common Stock (adjusted for the Company's two-for-one stock dividend paid on April 7, 1997) to its lender in partial consideration for an increase in a line of credit, without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from such registration provided by Section 4(2) thereof.

    In January 1996, the Company raised net proceeds of approximately $500,500 through the sale of convertible subordinated debentures to private investors, two of whom are participating as Selling Stockholders in this offering, without registration under the Securities Act in reliance upon the exemption from such registration provided by Section 4(2) thereof.

    In September 1996, the Company raised net proceeds of approximately $350,000 through the sale of subordinated debentures and the issuance of warrants to purchase 42,000 shares of Common Stock (adjusted for the Company's two-for-one stock dividend paid on April 7, 1997) to private investors who are participating as Selling Stockholders in this offering, without registration under the Securities Act in reliance upon the exemption from such registration provided by
Section 4(2) thereof.

    In September 1997, the Company raised net proceeds of approximately $500,000 through the sale of a subordinated debenture and a warrant to purchase 60,000 shares of Common Stock to a private investor, without registration under the Securities Act in reliance upon the exemption from such registration provided by
Section 4(2) thereof.

    In December 1997, the Company issued a warrant to purchase 25,000 shares of Common Stock to its lender in consideration for an aggregate $3,000,000 increase in the Company's line of credit and certain amendments to the Company's credit agreement, without registration under the Securities Act in reliance upon the exemption from such registration provided by Section 4(2) thereof.

    In December 1997 and January 1998, the Company raised net proceeds of approximately $900,000 through the sale of convertible subordinated debentures to several private investors, certain of whom are participating as Selling Stockholders in this offering, without registration under the Securities Act in reliance upon the exemption from such registration provided by Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.                                                 DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------

        1(a)   Form of Underwriting Agreement **

          2    Plan of Reorganization, dated June 24, 1997. (12)

        3(a)   Articles of Organization, as amended, of the Company. (13)

        3(b)   By-laws, as amended, of the Company. **

        4(a)   Financing Agreement, dated September 27, 1984 among Barnwell County, South Carolina, Company and
               Carolina Metals, Inc. (a wholly owned-subsidiary) relating to Barnwell County, South Carolina
               Industrial Development Revenue Bond (Nuclear Metals, Inc. project) 1984, incorporated by reference to File No. 0-8836, Part II, Exhibit 4(e).

        4(b)   Nuclear Metals, Inc. Non-Qualified Stock Option Plan as amended. (1)

        4(c)   Nuclear Metals, Inc. Restated Employees' Stock Option Plan as amended. (1)

        4(d)   Nuclear Metals, Inc. Directors' Stock Option Plan as amended. (6)

EXHIBIT NO.                                                 DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------
        4(e)   Warrant to Purchase 25,000 shares of the Company's Common Stock issued to State Street Bank & Trust
               Company. (6)

        4(f)   Common Stock Purchase Warrant dated September 16, 1996 issued to Melvin B. Chrein and schedule of similar warrants. (7)

        4(g)   Common Stock Purchase Warrant dated September 22, 1997 issued to Roger M. Marino for 60,000 shares.
               (13)

        5(a)   Legal opinion of Peabody & Arnold LLP counsel to the Company. **

       10(a)   Agreement, effective March 1, 1993, between the Company and Matthews Associates Limited. (2)

       10(b)   Agreement, effective March 1, 1993, between the Company and Wilson B. Tuffin, as amended November
               17, 1994. (2)

       10(c)   Employment Agreement, effective February 8, 1995 between the Company and Robert E. Quinn. (7)

       10(d)   Agreement with Olin Corporation regarding large caliber penetrators. (Confidential treatment has been granted for certain portions of this Exhibit). (3)

       10(e)   Credit Agreement dated March 31, 1995 among the Company, Carolina Metals, Inc. and State Street
               Bank & Trust Company. (4)

       10(f)   First Amendment to Credit Agreement dated as of June 30, 1995 among the Company, Carolina Metals,
               Inc. and State Street Bank & Trust Company. (5)

       10(g)   Amended and Restated Revolving Credit Note dated March 31, 1995 (as amended December 24, 1996 ) of the Company and Carolina Metals, Inc. (7)

       10(h)   Second Amendment to Credit Agreement dated as of December 24, 1996 among the Company, Carolina
               Metals, Inc. and State Street Bank & Trust Company. (7)

       10(i)   10% Convertible Subordinated Debenture dated January 10, 1996 payable to Wiaf Investors Co. in amount of $334,000 and schedule of similar debentures. (7)

       10(j)   10% Subordinated Debenture dated September 16, 1996 payable to Melvin B. Chrein in the amount of
               $100,000 and schedule of similar debentures. (7)

       10(k)   Letter Agreement dated as of September 16, 1996 with Kathleen Matthews and schedule similar letter agreements. (7)

       10(l)   Joint Security Agreement dated as of March 31, 1995 among the Company, Carolina Metals, Inc. and
               State Street Bank & Trust Company. (6)

       10(m)   First Amendment to Joint Security Agreement dated September 26, 1995 among the Company, Carolina
               Metals, Inc. and State Street Bank & Trust Company. (6)

       10(n)   Patent Assignment of Security dated September 26, 1995 between the Company and State Street Bank &
               Trust Company. (6)

       10(o)   Trademark Assignment of Security dated September 26, 1995 between the Company and State Street Bank
               & Trust Company. (6)

       10(p)   Purchase order dated August 23, 1995 between the Company and Olin Corporation. (Confidential treatment requested as to certain portions) (6)

EXHIBIT NO.                                                 DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------
       10(q)   Forbearance and Amendment Agreement dated as of January 11, 1996 between the Company, Carolina
               Metals, Inc. and State Street Bank & Trust Company. (6)

       10(r)   Waiver of Breach of Covenant, by and among the Company, Carolina Metals, Inc. and State Street Bank
               & Trust Company. (7)

       10(s)   Envirocare of Utah Inc. Low-Activity Radioactive Waste Disposal Agreement. (Confidential treatment has been granted for certain portions of this Exhibit). (9)

       10(t)   Amendment of Solicitation/Modification of Contract dated March 10, 1997 issued by Department of the
               Army. (10)

       10(u)   Securities Pledge Agreement dated July 3, 1997 between Khosrow B. Semnoni and Nuclear Metals, Inc.
               (11)

       10(v)   Employment Agreement, effective October 1, 1997 between the Company and James M. Spiezio. (13)

       10(w)   Amended and Restated Revolving Credit Note dated October 1, 1997 among the Company, Starmet
               Powders, LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation,
               Starmet CMI Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State
               Street Bank & Trust Company. (13)

       10(x)   Amended and Restated Credit Agreement dated October 1, 1997 among the Company, Starmet Powders,
               LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation, Starmet CMI
               Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State Street Bank &
               Trust Company. (13)

       10(y)   Amended and Restated Joint Security Agreement dated October 1, 1997 among the Company, Starmet
               Powders, LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation,
               Starmet CMI Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State
               Street Bank & Trust Company. (13)

       10(z)   Patent Assignment of Security dated October 1, 1997 between the Company and State Street Bank &
               Trust. (13)

      10(aa)   Employment Agreement, effective October 1, 1997 between the Company and William T. Nachtrab. (13)

      10(bb)   Employment Agreement, effective October 1, 1997 between the Company and Douglas F. Grotheer. (13)

      10(cc)   Employment Agreement, effective October 1, 1997 between the Company and Kevin R. Raftery. (13)

      10(dd)   First Amendment to Credit Agreement dated as of December 9, 1997 among the Company, Starmet
               Powders, LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation,
               Starmet CMI Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State
               Street Bank & Trust Company. (13)

      10(ee)   Third Amendment to Credit Agreement dated August 7, 1997 among Nuclear Metals, Inc., Carolina
               Metals, Inc. and State Street Bank & Trust Company. (13)

EXHIBIT NO.                                                 DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------
      10(ff)   Amendment to Employment Agreement dated October 1, 1997 between the Company and Robert E. Quinn.
               (13)

      10(gg)   Letter agreement with Roger M. Marino dated September 22, 1997 between the registrant and Roger M.
               Marino. (13)

      10(hh)   10% Subordinated Debenture dated September 22, 1997 payable to Roger M. Marino in the amount of
               $500,000. (13)

      10(ii)   Letter agreement dated December 23, 1997 regarding issuance of subordinated convertible debentures among the Company Melvin Chrein, Wiaf Investors Co., Marshall Chrein, Joshua Feibusch and George J.
               Matthews. (13)

      10(jj)   10% Convertible Subordinated Debenture dated December 23, 1997 payable to Wiaf Investors Co. in amount of $500,000 and schedule of similar debentures. (13)

      10(kk)   Second Amendment to Credit Agreement dated as of December 29, 1997 among the Company, Starmet
               Powders, LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation,
               Starmet CMI Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State
               Street Bank & Trust Company. (13)

      10(ll)   Second Additional Revolving Credit Note dated December 29, 1997 among the Company, Starmet Powders,
               LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation, Starmet CMI
               Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State Street Bank &
               Trust Company. (13)

      10(mm)   Operating Agreement for Trio Star LLC dated December 31, 1997 among Starmet Commercial Castings,
               LLC, Advanced Products Labs, Inc. and R-Cubed Composites, Inc. (Confidential treatment requested as to certain portions) (14)

      10(nn)   Warrant Agreement dated as of December 29, 1997 between the Company and SSB Investments, Inc.*

      10(oo)   Common Stock Purchase Warrant dated as of December 29, 1997 issued to SSB Investments, Inc.*

      10(pp)   Promissory Note dated March 20, 1998 payable to Palmetto Federal Savings Bank of South Carolina from Starmet CMI Corporation in the amount of $495,000.*

      10(qq)   Promissory Note dated March 20, 1998 payable to Lower Savannah Regional Development Corporation from Starmet CMI Corporation in the amount of $500,000.*

      10(rr)   Mortgage, Security Agreement and Financing Statement dated March 20, 1998 from Starmet CMI
               Corporation to Palmetto Federal Savings Bank of South Carolina.*

      10(ss)   Mortgage, Security Agreement and Financing Statement dated March 20, 1998 from Starmet CMI
               Corporation to Lower Savannah Regional Development Corporation.*

      10(tt)   Letter Agreement between Starmet CMI Corporation, Palmetto Federal Savings Bank of South Carolina
               and Lower Savannah Regional Development Corporation dated March 20, 1998.*

      10(uu)   Guaranty by the Company in favor of Palmetto Federal Savings Bank of South Carolina dated March 20,
               1998.*

EXHIBIT NO.                                                 DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------
      10(vv)   Guaranty by the Company in favor of Lower Savannah Regional Development Corporation dated March 20,
               1998.*

      10(ww)   Letter Agreement dated April 1, 1998 between the Company, State Street Bank & Trust Company and SSB
               Investment, Inc. regarding the First and Second Warrants.*

       11(a)   Computation re: per share earnings. **

         21    Subsidiaries of the Company. *

       23(a)   Consent of Independent Public Accountants. *

       23(b)   Consent of Peabody & Arnold LLP **

       24(a)   Power of Attorney (included on page II-8)

       99(a)   Memorandum of Decision dated September 13, 1996 from the United States Army Contract Adjustment
               Board. (8)

------------------------

*   Filed as exhibit herewith.

**  To be filed by amendment.

(1) Incorporated by reference to the similarly numbered Exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1992.

(2) Incorporated by reference to the similarly numbered Exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992.

(3) Incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.

(4) Incorporated by reference to Exhibit 10A to the Company's Form 10-Q for the Quarter ended March 31, 1995.

(5) Incorporated by reference to Exhibit 10(c) to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

(6) Incorporated by reference to the similarly numbered Exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

(7) Incorporated by reference to the similarly numbered Exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

(8) Incorporated by reference to Exhibit 99 filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

(9) Incorporated by reference to Exhibit 10A to Company's Form 10-Q for the quarter ended March 31, 1997.

(10) Incorporated by reference to Exhibit 10B to Company's Form 10-Q for the quarter ended March 31, 1997.

(11) Incorporated by reference to Exhibit 10 to Company's Form 10-Q for the quarter ended June 30, 1997.

(12) Incorporated by reference to Annex A to Company's proxy statement for special meeting held on September 29, 1997.

(13) Incorporated by reference to similarly numbered Exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

(14) Incorporated by reference to similarly numbered Exhibit filed with the Company's Form 10-Q for the quarter ended December 31, 1997.

    (b) Financial Statement Schedules.

Report of Independent Auditors on Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Company hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective. (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 7th day of April, 1998.

                                STARMET CORPORATION

                                BY:             /S/ ROBERT E. QUINN
                                     -----------------------------------------
                                                  Robert E. Quinn,
                                                   President, CEO
                                                   and Treasurer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Quinn and Thomas A. Wooters, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ ROBERT E. QUINN        President, CEO, Treasurer
------------------------------    and Director                  April 7, 1998
       Robert E. Quinn

     /s/ JAMES M. SPIEZIO       Vice President Finance and
------------------------------    Administration                April 7, 1998
       James M. Spiezio

     /s/ THEODORE CROWELL       Controller
------------------------------                                  April 7, 1998
       Theodore Crowell

    /s/ GEORGE J. MATTHEWS      Chairman of the Board of
------------------------------    Directors                     April 7, 1998
      George J. Matthews

     /s/ WILSON B. TUFFIN       Vice Chairman
------------------------------                                  April 7, 1998
       Wilson B. Tuffin

     /s/ FRANK H. BRENTON       Director
------------------------------                                  April 7, 1998
       Frank H. Brenton

     /s/ KENNETH A. SMITH       Director
------------------------------                                  April 7, 1998
       Kenneth A. Smith

     /s/ WILLIAM J. SHEA        Director
------------------------------                                  April 7, 1998
       William J. Shea

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Starmet Corporation:

    We have audited in accordance with generally accepted auditing standards, the financial statements included in this registration statement, and have issued our report thereon dated November 14, 1997 (except with respect to the matters discussed in Notes 6 and 11 as to which the date is December 29, 1997). Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the index of the financial statements is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                             ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 14, 1997

                      STARMET CORPORATION AND SUBSIDIARIES
                    SCHEDULE II -- VALUATION AND QUALIFYING
             ACCOUNTS FOR THE THREE YEARS ENDED SEPTEMBER 30, 1997

                                                                          ADDITIONS
                                                            BALANCE AT    CHARGED TO
                                                            BEGINNING     COSTS AND                      END
CLASSIFICATION                                               OF YEAR       EXPENSES     DEDUCTIONS     OF YEAR
---------------------------------------------------------  ------------  ------------  ------------  ------------
YEAR ENDED SEPTEMBER 30, 1997:
Allowance for doubtful accounts..........................  $    821,000  $    --       $    400,000  $    421,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Inventory Reserves.......................................  $  4,862,000  $    --       $  1,002,000  $  3,860,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
YEAR ENDED SEPTEMBER 30, 1996:
Allowance for doubtful accounts..........................  $    883,000  $    100,000  $    162,000  $    821,000
                                                           ------------  ------------  ------------  ------------
Inventory Reserves.......................................  $  1,522,000  $  3,340,000  $    --       $  4,862,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
YEAR ENDED SEPTEMBER 30, 1995:
Allowance for doubtful accounts..........................  $  1,290,000  $    400,000  $    807,000  $    883,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Inventory Reserves.......................................  $  2,000,000  $    --       $    --       $  1,522,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                                 EXHIBIT INDEX

EXHIBIT NO.                                                 DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------

        1(a)   Form of Underwriting Agreement **

          2    Plan of Reorganization, dated June 24, 1997. (12)

        3(a)   Articles of Organization, as amended, of the Company. (13)

        3(b)   By-laws, as amended, of the Company. **

        4(a)   Financing Agreement, dated September 27, 1984 among Barnwell County, South Carolina, Company and
               Carolina Metals, Inc. (a wholly owned-subsidiary) relating to Barnwell County, South Carolina
               Industrial Development Revenue Bond (Nuclear Metals, Inc. project) 1984, incorporated by reference to File No. 0-8836, Part II, Exhibit 4(e).

        4(b)   Nuclear Metals, Inc. Non-Qualified Stock Option Plan as amended. (1)

        4(c)   Nuclear Metals, Inc. Restated Employees' Stock Option Plan as amended. (1)

        4(d)   Nuclear Metals, Inc. Directors' Stock Option Plan as amended. (6)

        4(e)   Warrant to Purchase 25,000 shares of the Company's Common Stock issued to State Street Bank & Trust
               Company. (6)

        4(f)   Common Stock Purchase Warrant dated September 16, 1996 issued to Melvin B. Chrein and schedule of similar warrants. (7)

        4(g)   Common Stock Purchase Warrant dated September 22, 1997 issued to Roger M. Marino for 60,000 shares.
               (13)

        5(a)   Legal opinion of Peabody & Arnold LLP counsel to the Company. **

       10(a)   Agreement, effective March 1, 1993, between the Company and Matthews Associates Limited. (2)

       10(b)   Agreement, effective March 1, 1993, between the Company and Wilson B. Tuffin, as amended November
               17, 1994. (2)

       10(c)   Employment Agreement, effective February 8, 1995 between the Company and Robert E. Quinn. (7)

       10(d)   Agreement with Olin Corporation regarding large caliber penetrators. (Confidential treatment has been granted for certain portions of this Exhibit). (3)

       10(e)   Credit Agreement dated March 31, 1995 among the Company, Carolina Metals, Inc. and State Street
               Bank & Trust Company. (4)

       10(f)   First Amendment to Credit Agreement dated as of June 30, 1995 among the Company, Carolina Metals,
               Inc. and State Street Bank & Trust Company. (5)

       10(g)   Amended and Restated Revolving Credit Note dated March 31, 1995 (as amended December 24, 1996 ) of the Company and Carolina Metals, Inc. (7)

       10(h)   Second Amendment to Credit Agreement dated as of December 24, 1996 among the Company, Carolina
               Metals, Inc. and State Street Bank & Trust Company. (7)

       10(i)   10% Convertible Subordinated Debenture dated January 10, 1996 payable to Wiaf Investors Co. in amount of $334,000 and schedule of similar debentures. (7)

       10(j)   10% Subordinated Debenture dated September 16, 1996 payable to Melvin B. Chrein in the amount of
               $100,000 and schedule of similar debentures. (7)

EXHIBIT NO.                                                 DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------
       10(k)   Letter Agreement dated as of September 16, 1996 with Kathleen Matthews and schedule similar letter agreements. (7)

       10(l)   Joint Security Agreement dated as of March 31, 1995 among the Company, Carolina Metals, Inc. and
               State Street Bank & Trust Company. (6)

       10(m)   First Amendment to Joint Security Agreement dated September 26, 1995 among the Company, Carolina
               Metals, Inc. and State Street Bank & Trust Company. (6)

       10(n)   Patent Assignment of Security dated September 26, 1995 between the Company and State Street Bank &
               Trust Company. (6)

       10(o)   Trademark Assignment of Security dated September 26, 1995 between the Company and State Street Bank
               & Trust Company. (6)

       10(p)   Purchase order dated August 23, 1995 between the Company and Olin Corporation. (Confidential treatment requested as to certain portions) (6)

       10(q)   Forbearance and Amendment Agreement dated as of January 11, 1996 between the Company, Carolina
               Metals, Inc. and State Street Bank & Trust Company. (6)

       10(r)   Waiver of Breach of Covenant, by and among the Company, Carolina Metals, Inc. and State Street Bank
               & Trust Company. (7)

       10(s)   Envirocare of Utah Inc. Low-Activity Radioactive Waste Disposal Agreement. (Confidential treatment has been granted for certain portions of this Exhibit). (9)

       10(t)   Amendment of Solicitation/Modification of Contract dated March 10, 1997 issued by Department of the
               Army. (10)

       10(u)   Securities Pledge Agreement dated July 3, 1997 between Khosrow B. Semnoni and Nuclear Metals, Inc.
               (11)

       10(v)   Employment Agreement, effective October 1, 1997 between the Company and James M. Spiezio. (13)

       10(w)   Amended and Restated Revolving Credit Note dated October 1, 1997 among the Company, Starmet
               Powders, LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation,
               Starmet CMI Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State
               Street Bank & Trust Company. (13)

       10(x)   Amended and Restated Credit Agreement dated October 1, 1997 among the Company, Starmet Powders,
               LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation, Starmet CMI
               Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State Street Bank &
               Trust Company. (13)

       10(y)   Amended and Restated Joint Security Agreement dated October 1, 1997 among the Company, Starmet
               Powders, LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation,
               Starmet CMI Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State
               Street Bank & Trust Company. (13)

       10(z)   Patent Assignment of Security dated October 1, 1997 between the Company and State Street Bank &
               Trust. (13)

      10(aa)   Employment Agreement, effective October 1, 1997 between the Company and William T. Nachtrab. (13)

      10(bb)   Employment Agreement, effective October 1, 1997 between the Company and Douglas F. Grotheer. (13)

EXHIBIT NO.                                                 DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------
      10(cc)   Employment Agreement, effective October 1, 1997 between the Company and Kevin R. Raftery. (13)

      10(dd)   First Amendment to Credit Agreement dated as of December 9, 1997 among the Company, Starmet
               Powders, LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation,
               Starmet CMI Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State
               Street Bank & Trust Company. (13)

      10(ee)   Third Amendment to Credit Agreement dated August 7, 1997 among Nuclear Metals, Inc., Carolina
               Metals, Inc. and State Street Bank & Trust Company. (13)

      10(ff)   Amendment to Employment Agreement dated October 1, 1997 between the Company and Robert E. Quinn.
               (13)

      10(gg)   Letter agreement with Roger M. Marino dated September 22, 1997 between the registrant and Roger M.
               Marino. (13)

      10(hh)   10% Subordinated Debenture dated September 22, 1997 payable to Roger Marino in the amount of
               $500,000. (13)

      10(ii)   Letter agreement dated December 23, 1997 regarding issuance of subordinated convertible debentures among the Company Melvin Chrein, WIAF Investors Co., Marshall Chrein, Joshua Feibusch and George J.
               Matthews. (13)

      10(jj)   10% Convertible Subordinated Debenture dated December 23, 1997 payable to Wiaf Investors Co. in amount of $500,000 and schedule of similar debentures. (13)

      10(kk)   Second Amendment to Credit Agreement dated as of December 29, 1997 among the Company, Starmet
               Powders, LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation,
               Starmet CMI Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State
               Street Bank & Trust Company. (13)

      10(ll)   Second Additional Revolving Credit Note dated December 29, 1997 among the Company, Starmet Powders,
               LLC, Starmet Aerocast, LLC, Starmet Commercial Castings, LLC, Starmet NMI Corporation, Starmet CMI
               Corporation, Starmet Holdings Corporation, NMI Foreign Sales Corporation and State Street Bank &
               Trust Company. (13)

      10(mm)   Operating Agreement for Trio Star LLC dated December 31, 1997 among Starmet Commercial Castings
               Corp., Advanced Products Labs, Inc. and R-Cubed Composites, Inc. (Confidential treatment requested as to certain portions) (14)

      10(nn)   Warrant Agreement dated as of December 29, 1997 between the Company and SSB Investments, Inc.*

      10(oo)   Common Stock Purchase Warrant dated as of December 29, 1997 issued to SSB Investments, Inc.*

      10(pp)   Promissory Note dated March 20, 1998 payable to Palmetto Federal Savings Bank of South Carolina from Starmet CMI Corporation in the amount of $495,000.*

      10(qq)   Promissory Note dated March 20, 1998 payable to Lower Savannah Regional Development Corporation from Starmet CMI Corporation in the amount of $500,000.*

      10(rr)   Mortgage, Security Agreement and Financing Statement dated March 20, 1998 from Starmet CMI
               Corporation to Palmetto Federal Savings Bank of South Carolina.*

      10(ss)   Mortgage, Security Agreement and Financing Statement dated March 20, 1998 from Starmet CMI
               Corporation to Lower Savannah Regional Development Corporation.*

EXHIBIT NO.                                                 DOCUMENT
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
      10(tt)   Letter Agreement between Starmet CMI Corporation, Palmetto Federal Savings Bank of South Carolina
               and Lower Savannah Regional Development Corporation dated March 20, 1998.*

      10(uu)   Guaranty by the Company in favor of Palmetto Federal Savings Bank of South Carolina dated March 20,
               1998.*

      10(vv)   Guaranty by the Company in favor of Lower Savannah Regional Development Corporation dated March 20,
               1998.*

      10(ww)   Letter Agreement dated April 1, 1998 between the Company, State Street Bank & Trust Company and SSB
               Investment, Inc. regarding the First and Second Warrants.*

       11(a)   Computation re: per share earnings. **

         21    Subsidiaries of the Company. *

       23(a)   Consent of Independent Public Accountants. *

       23(b)   Consent of Peabody & Arnold LLP **

       24(a)   Power of Attorney (included on page II-8)

       99(a)   Memorandum of Decision dated September 13, 1996 from the United States Army Contract Adjustment
               Board. (8)

------------------------

*   Filed as exhibit herewith.

**  To be filed by amendment.

(1) Incorporated by reference to the similarly numbered Exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1992.

(2) Incorporated by reference to the similarly numbered Exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992.

(3) Incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.

(4) Incorporated by reference to Exhibit 10A to the Company's Form 10-Q for the Quarter ended March 31, 1995.

(5) Incorporated by reference to Exhibit 10(c) to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

(6) Incorporated by reference to the similarly numbered Exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

(7) Incorporated by reference to the similarly numbered Exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

(8) Incorporated by reference to Exhibit 99 filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

(9) Incorporated by reference to Exhibit 10A to Company's Form 10-Q for the quarter ended March 31, 1997.

(10) Incorporated by reference to Exhibit 10B to Company's Form 10-Q for the quarter ended March 31, 1997.

(11) Incorporated by reference to Exhibit 10 to Company's Form 10-Q for the quarter ended June 30, 1997.

(12) Incorporated by reference to Annex A to Company's proxy statement for special meeting held on September 29, 1997.

(13) Incorporated by reference to similarly numbered Exhibit filed with the Company's Annual Report on
    Form 10-K for the fiscal year ended September 30, 1997.

(14) Incorporated by reference to similarly numbered Exhibit filed with the Company's Form 10-Q for the quarter ended December 31, 1997.